    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001

                                                      REGISTRATION NO. 333-53280

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             THE MEDICINES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            2834                           04-3324394
    (STATE OF INCORPORATION)        (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
                                        CLASSIFICATION CODE)             IDENTIFICATION NUMBER)

                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 225-9099
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               CLIVE A. MEANWELL
                            CHIEF EXECUTIVE OFFICER
                             THE MEDICINES COMPANY
                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 225-9099
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OR AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             STEVEN D. SINGER, ESQ.                            GERALD S. TANENBAUM, ESQ.
             STUART M. FALBER, ESQ.                             MICHAEL E. WEISS, ESQ.
                HALE AND DORR LLP                               CAHILL GORDON & REINDEL
                 60 STATE STREET                                    80 PINE STREET
           BOSTON, MASSACHUSETTS 02109                       NEW YORK, NEW YORK 10005-1702
                 (617) 526-6000                                     (212) 701-3000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

================================================================================

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                             DATED JANUARY 26, 2001


PROSPECTUS

4,000,000 Shares

[THE MEDICINES COMPANY LOGO]

COMMON STOCK


The Medicines Company is offering all of the shares of common stock. Our common stock is listed on the Nasdaq National Market under the symbol "MDCO". On January 24, 2001, the closing price of our common stock on the Nasdaq National Market was $16.13 per share.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                      PRICE TO           UNDERWRITING          PROCEEDS TO
                                                       PUBLIC              DISCOUNT       THE MEDICINES COMPANY
---------------------------------------------------------------------------------------------------------------
Per Share                                       $                    $                    $
---------------------------------------------------------------------------------------------------------------
Total                                           $                    $                    $
---------------------------------------------------------------------------------------------------------------

We have granted the underwriters the right to purchase up to an additional 600,000 shares of common stock to cover over-allotments.

J.P. MORGAN & CO.                                             ROBERTSON STEPHENS

CIBC WORLD MARKETS                                    U.S. BANCORP PIPER JAFFRAY

January   , 2001

                               TABLE OF CONTENTS

                                             PAGE
Prospectus Summary.........................    3
Risk Factors...............................    7
Special Note Regarding Forward-Looking
  Statements...............................   14
Use of Proceeds............................   15
Price Range of Common Stock and Dividend
  Policy...................................   15
Capitalization.............................   16
Dilution...................................   17
Selected Consolidated Financial Data.......   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   20
Business...................................   24

                                             PAGE
Management.................................   42
Transactions With Executive Officers,
  Directors and Five Percent
  Stockholders.............................   52
Principal Stockholders.....................   57
Description of Capital Stock...............   60
Shares Eligible for Future Sale............   63
Underwriting...............................   64
Legal Matters..............................   66
Experts....................................   66
Where You Can Find More Information........   66
Index to Financial Statements..............  F-1

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully.

                             THE MEDICINES COMPANY


We acquire, develop and commercialize biopharmaceutical products that are in late stages of development or have been approved for marketing. In December 2000, we received marketing approval from the U.S. Food and Drug Administration, or FDA, for Angiomax, our lead product, for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. Coronary angioplasty is a procedure used to restore normal blood flow in an obstructed artery in the heart. We began selling Angiomax in the United States in January 2001.



We are also developing Angiomax for additional potential applications for use in the treatment of ischemic heart disease, a condition which occurs when organs receive an inadequate supply of oxygen as a result of decreased blood flow. To date, clinical investigators have administered Angiomax to over 11,400 patients in clinical trials for the treatment and prevention of blood clots in a wide range of hospital applications. We believe that Angiomax will become the leading replacement for heparin in hospital care. In the United States, heparin is the most widely-used acute care anticoagulant, a type of drug used to prevent or slow the formation of blood clots, and is used to treat approximately five million hospitalized patients per year.


ANGIOMAX

Angiomax directly blocks or inhibits the actions of thrombin, a key component in the formation and growth of blood clots. By blocking thrombin directly, rather than indirectly like heparin, Angiomax inhibits the actions of thrombin both in the clot and in the blood. Angiomax's inhibition of thrombin is reversible, which means that its thrombin blocking effect wears off over time, allowing thrombin to again work in the clotting process. This reversibility is associated with a reduced risk of bleeding.

In the clinical trials in angioplasty, Angiomax has:

- reduced the frequency of life-threatening coronary events including heart attack and the need for emergency coronary procedures;

- reduced the likelihood of major bleeding and the need for blood transfusion;

- demonstrated a predictable anticoagulant response to a specific Angiomax dose, which enables simplified dosing; and

- been used in combination with GP IIb/IIIa inhibitors and demonstrated no evidence of significant interactions.

Our development programs are designed to expand the applications of Angiomax for the treatment of ischemic heart disease. We have:

- a randomized, open-label Phase 3b trial program in angioplasty underway comparing Angiomax to heparin, with and without GP IIb/IIIa inhibitors;

- a 17,000 patient Phase 3 trial program underway studying the use of Angiomax for the treatment of patients who have suffered a heart attack;

- a Phase 3 trial program underway studying the use of Angiomax for the treatment of patients undergoing angioplasty who experience reduced platelet count and clotting due to an allergic, or immunological, reaction to heparin;

- a Phase 2 trial program underway studying the use of Angiomax as an anticoagulant in patients undergoing coronary artery bypass graft surgery without the use of a bypass pump; and

- plans to commence a Phase 3 trial program to evaluate the use of Angiomax in patients with unstable angina, a coronary condition in which patients experience the new onset of severe chest pain, increasingly frequent chest pain or chest pain that occurs while they are at rest.

STRATEGY

Our strategy is to build a commercial biopharmaceutical operation by acquiring, developing and commercializing products in late-stage clinical development, which we refer to as our product candidates, and approved products. We will actively manage the development and commercialization of these product candidates and approved products. We expect our first product, Angiomax, to become the cornerstone product of an acute hospital product franchise that we plan to build. We market Angiomax in the United States using a 52 person sales force contracted from Innovex, Inc., which we manage.


We are also focused on specialty anti-infectives and are developing a second product candidate, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections. We are currently studying CTV-05 in a double-blind placebo controlled Phase 2 trial program examining the safety and effectiveness of the compound as an adjunct to antibiotic therapy in the treatment of bacterial vaginosis, the most common gynecological infection in women of childbearing age. We intend to market CTV-05 and our other products in the United States by supplementing our existing commercial organization, contracting with external organizations, which we would manage, or collaborating with other biopharmaceutical companies.

Our principal objectives include:

- launching Angiomax for use in patients with unstable angina undergoing angioplasty;

- developing and commercializing Angiomax as the leading replacement for heparin for use in the treatment of ischemic heart disease;

- acquiring additional products with (1) existing clinical data which provides reasonable evidence of safety and efficacy, (2) an anticipated time to market of four years or less and (3) potential cost savings to payors or improved efficiency of patient care; and

- making the best use of our resources through our relationships with contract development, manufacturing and sales companies.

CORPORATE INFORMATION

The Medicines Company was incorporated in Delaware in July 1996. Our corporate website is located at www.themedicinescompany.com. We do not intend for information found on our website to be part of this prospectus. We own or have rights to various trademarks and trade names used in our business, including The Medicines Company name and logo and Angiomax(TM).

Our executive offices are located at One Cambridge Center, Cambridge, Massachusetts 02142, and our telephone number is (617) 225-9099.

                                  THE OFFERING

The following information reflects 30,320,450 shares of common stock outstanding as of December 31, 2000. The number of outstanding shares of common stock does not include:


- 3,215,154 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2000 at a weighted average exercise price of $9.43 per share;


- 3,269,564 shares of common stock issuable upon the exercise of common stock purchase warrants outstanding as of December 31, 2000 at an exercise price of $5.92 per share; and

- an additional 1,432,083 shares of common stock that we could issue under our stock plans.

Unless otherwise indicated, information in this prospectus gives effect to the following:

- no exercise of the underwriters' over-allotment option; and


- an assumed public offering price of $16.13 per share.


COMMON STOCK OFFERED...................  4,000,000 shares

COMMON STOCK TO BE OUTSTANDING AFTER
THIS OFFERING..........................  34,320,450 shares

USE OF PROCEEDS........................  We expect to use the net proceeds to:

                                         - fund additional clinical trials of
                                           Angiomax and other product
                                           development activities;

                                         - fund further commercialization
                                           activities of Angiomax for use in
                                           patients undergoing angioplasty;

                                         - fund the acquisition of additional
                                           product candidates and approved
                                           products; and

                                         - fund working capital, capital
                                           expenditures and other general
                                           corporate purposes.

                                         Please read "Use of Proceeds".

NASDAQ NATIONAL MARKET SYMBOL..........  "MDCO"

                      SUMMARY CONSOLIDATED FINANCIAL DATA


In the table below, we provide you with our summary consolidated financial data. We have prepared this information using our audited consolidated financial statements for the period July 31, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997, 1998 and 1999 and our unaudited consolidated financial statements for the nine months ended September 30, 1999 and 2000. The pro forma net loss per share data reflects the conversion of our convertible notes and accrued interest, and the conversion of our outstanding convertible preferred stock and accrued dividends into common stock upon the closing of our initial public offering in August 2000. The as adjusted balance sheet data reflects the sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $16.13 per share after deducting underwriting discounts and estimated offering expenses. The pro forma net loss per share data and the as adjusted balance sheet data do not include the effect of any options or warrants outstanding. The following data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                            -----------------------------------------------------------------------------------
                                              PERIOD FROM
                                               INCEPTION
                                            (JULY 31, 1996)                                               NINE MONTHS ENDED
                                                THROUGH                YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             DECEMBER 31,     -------------------------------------   -------------------------
                                                 1996               1997         1998          1999          1999          2000
                                            ---------------         ----         ----          ----          ----          ----
In thousands, except share and per share
  data
STATEMENTS OF OPERATIONS DATA
Operating expenses
  Research and development................           $  827     $ 16,044     $ 24,005      $ 30,345      $ 25,116      $ 23,503
  General and administrative..............              702        2,421        6,248         5,008         4,082         7,340
                                                     ------      -------      -------       -------       -------       -------
    Total operating expenses..............            1,529       18,465       30,253        35,353        29,198        30,843
                                                     ------      -------      -------       -------       -------       -------
Loss from operations......................           (1,529)     (18,465)     (30,253)      (35,353)      (29,198)      (30,843)
Interest income (expense), net............               62          659        1,302           640           815       (18,266)
                                                     ------      -------      -------       -------       -------       -------
Net loss..................................           (1,467)     (17,806)     (28,951)      (34,713)      (28,383)      (49,109)
Dividends and accretion to redemption
  value of redeemable convertible
  preferred stock.........................             (118)      (2,018)      (3,959)       (5,893)       (4,371)      (30,343)
                                                     ------      -------      -------       -------       -------       -------
Net loss attributable to common
  stockholders............................          $(1,585)    $(19,824)    $(32,910)     $(40,606)     $(32,754)     $(79,452)
                                                    =======     ========     ========      ========      ========      ========
Net loss attributable to common
  stockholders per common share, basic and
  diluted.................................          $ (2.85)    $  (4.06)    $  (6.03)     $ (80.08)     $ (66.99)     $ (13.32)
                                                    =======     ========     ========      ========      ========      ========
Shares used in computing net loss
  attributable to common stockholders per
  common share, basic and diluted.........          557,178    4,887,230    5,454,653       507,065       488,973     5,964,852

Unaudited pro forma net loss attributable
  to common stockholders per common share,
  basic and diluted.......................                                                 $  (1.94)      $ (1.64)     $  (1.28)
Shares used in computing unaudited pro
  forma net loss attributable to common
  stockholders per common share, basic and
  diluted.................................                                               17,799,876    17,336,229    23,222,614


                                                              -------------------------
                                                               AS OF SEPTEMBER 30, 2000
                                                              -------------------------
                                                                 ACTUAL     AS ADJUSTED
                                                              ---------     -----------
In thousands
BALANCE SHEET DATA
Cash, cash equivalents and marketable securities............  $  97,291      $ 157,344
Working capital.............................................     88,060        148,113
Total assets................................................     99,664        159,717
Deficit accumulated during the development stage............   (174,377)      (174,377)
Total stockholders' equity..................................     89,018        149,071

                                  RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk and you may lose all or part of your investment. Please read "Special Note Regarding Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES, AND WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY


We are a development stage company with no revenues through December 31, 2000. We have incurred net losses since our inception, including net losses of approximately $34.7 million for the year ended December 31, 1999 and approximately $49.1 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of approximately $174.4 million. We expect to make substantial expenditures to further develop and commercialize our products and expect that our rate of spending will accelerate as the result of costs and expenses associated with increased clinical trials, regulatory approval and commercialization of products. As a result, we are unsure when we will become profitable, if at all.


OUR BUSINESS WILL BE VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF ANGIOMAX

Other than Angiomax, our products are in clinical phases of development and, even if approved by the FDA, are a number of years away from entering the market. As a result, Angiomax will account for almost all of our revenues for the foreseeable future. The commercial success of Angiomax will depend upon its acceptance by physicians, patients and other key decision-makers as a therapeutic and cost-effective alternative to heparin and other products used in current practice. If Angiomax is not commercially successful, we will have to find additional sources of revenues or curtail or cease operations.

FAILURE TO RAISE ADDITIONAL FUNDS IN THE FUTURE MAY AFFECT THE DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS

Our operations to date have generated substantial and increasing needs for cash. Our negative cash flow from operations is expected to continue into the foreseeable future. The clinical development of Angiomax for additional indications, the development of our other product candidates and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Our future capital requirements are dependent upon many factors and may be significantly greater than we expect.

We anticipate that our existing capital resources, together with the net proceeds from this offering, and interest earned on such proceeds, will enable us to maintain our current operations for at least the next 18 months. If our existing resources and the proceeds of this offering are insufficient to satisfy our liquidity requirements, if this offering is not completed or if we acquire any additional product candidates, we may be required to seek additional financing prior to that time. We intend to seek additional funding through collaborative arrangements and private or public financings, including equity financings. Such additional funding may not be available on acceptable terms, if at all. If additional funds are not available to us, we may need to delay or significantly curtail our acquisition, development or commercialization activities.

WE CANNOT EXPAND THE INDICATIONS FOR ANGIOMAX UNLESS WE RECEIVE FDA APPROVAL FOR EACH ADDITIONAL INDICATION. FAILURE TO EXPAND THESE INDICATIONS WILL LIMIT THE SIZE OF THE COMMERCIAL MARKET FOR ANGIOMAX

We received in December 2000 approval from the FDA of the use of Angiomax as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. One of our key objectives is to expand the indications for which the FDA will approve Angiomax. In order to do this, we will need to conduct additional clinical trials and obtain FDA approval for each proposed indication. If we are unsuccessful in expanding the approved indication for the use of Angiomax, the size of the commercial market for Angiomax will be limited.

FAILURE TO OBTAIN REGULATORY APPROVAL IN FOREIGN JURISDICTIONS WILL PREVENT US FROM MARKETING ANGIOMAX ABROAD

We intend to market our products in international markets, including Europe. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals. In February 1998, we submitted a Marketing Authorization Application, or MAA, to the European Agency for the Evaluation of Medicinal Products, or EMEA, for use in unstable angina patients undergoing angioplasty. Following extended interaction with European regulatory authorities, the Committee of Proprietary Medicinal Products, or CPMP, of the EMEA voted in October 1999 not to recommend Angiomax for approval in angioplasty. The United Kingdom and Ireland dissented from this decision. We have withdrawn our application to the EMEA and are in active dialog with European regulators to determine our course of action including seeking approval of Angiomax in Europe on a country-by-country basis. We may not be able to obtain approval from any or all of the jurisdictions in which we seek approval to market Angiomax. Obtaining foreign approvals may require additional trials and additional expense.

THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS MAY BE TERMINATED OR DELAYED, AND THE COSTS OF DEVELOPMENT AND COMMERCIALIZATION MAY INCREASE, IF THIRD PARTIES WHO WE RELY ON TO MANUFACTURE AND SUPPORT THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS DO NOT FULFILL THEIR OBLIGATIONS

Our development and commercialization strategy entails entering into arrangements with corporate and academic collaborators, contract research organizations, contract sales organizations, distributors, third-party manufacturers, licensors, licensees and others to conduct development work, manage our clinical trials and manufacture, market and sell our products. Although we manage these services, we do not have the expertise or the resources to conduct such activities on our own and, as a result, are particularly dependent on third parties in most areas.

We may not be able to maintain our existing arrangements with respect to the commercialization of Angiomax or establish and maintain arrangements to develop and commercialize any additional products on terms that are acceptable to us. Any current or future arrangements for the development and commercialization of our products may not be successful. If we are not able to establish or maintain our agreements relating to Angiomax or any additional products on terms which we deem favorable, our financial condition would be materially adversely effected.

Third parties may not perform their obligations as expected. The amount and timing of resources that third parties devote to developing, manufacturing and commercializing our products may not be within our control. Furthermore, our interests may differ from those of third parties that manufacture or commercialize our products. Disagreements that may arise with these third parties could delay or lead to the termination of the development or commercialization of our product candidates, or result in litigation or arbitration, which would be time consuming and expensive. If any third party that manufactures or supports the development or commercialization of our products breaches or terminates its agreement with us, or fails to conduct its activities in a timely manner, such breach, termination or failure could:

- delay the development or commercialization of Angiomax, our other product candidates or any additional product candidates that we may acquire or develop;

- require us to undertake unforeseen additional responsibilities or devote unforeseen additional resources to the development or commercialization of our products; or

- result in the termination of the development or commercialization of our products.

WE ARE CURRENTLY DEPENDENT ON A SINGLE SUPPLIER FOR THE PRODUCTION OF ANGIOMAX BULK DRUG SUBSTANCE AND A DIFFERENT SINGLE SUPPLIER TO CARRY OUT ALL FILL-FINISH ACTIVITIES FOR ANGIOMAX

Currently, we obtain all of our Angiomax bulk drug substance from one manufacturer, UCB Bioproducts S.A., and rely on another manufacturer, Ben Venue Laboratories, Inc., to carry out all fill-finish activities for Angiomax, which includes final formulation and transfer of the drug into vials where it is then freeze-dried and sealed. The FDA requires that all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. There are a limited number of manufacturers that operate under cGMP regulations capable of manufacturing Angiomax. The FDA has inspected Ben Venue Laboratories for cGMP compliance for the manufacture of Angiomax and UCB Bioproducts for cGMP compliance in the manufacture of pharmaceutical ingredients generally. Ben Venue Laboratories and UCB Bioproducts have informed us that they have no material deficiencies in cGMP compliance. We do not currently have alternative sources for production of Angiomax bulk drug substance or to carry out fill-finish activities. In the event that either of our current manufacturers is unable to carry out its respective manufacturing obligations to our satisfaction, we may be unable to obtain alternative manufacturing, or obtain such manufacturing on commercially reasonable terms or on a timely basis.

Any delays in the manufacturing process may adversely impact our ability to meet commercial demands for Angiomax on a timely basis and supply product for clinical trials of Angiomax.

IF WE DO NOT SUCCEED IN DEVELOPING A SECOND GENERATION PROCESS FOR THE PRODUCTION OF BULK ANGIOMAX DRUG SUBSTANCE, OUR GROSS MARGINS MAY BE BELOW INDUSTRY AVERAGES

We are currently developing with UCB Bioproducts a second generation process for the production of bulk Angiomax drug substance. This process involves limited changes to the early manufacturing steps of our current process in order to improve our gross margins on the future sales of Angiomax. If we cannot develop the process successfully or regulatory approval of the process is not obtained or is delayed, then our ability to improve our gross margins on future sales of Angiomax may be limited.

CLINICAL TRIALS OF OUR PRODUCT CANDIDATES ARE EXPENSIVE AND TIME CONSUMING, AND THE RESULTS OF THESE TRIALS ARE UNCERTAIN

Before we can obtain regulatory approvals for the commercial sale of any product which we wish to develop, we will be required to complete pre-clinical studies and extensive clinical trials in humans to demonstrate the safety and efficacy of such product. We are currently conducting four clinical trials of Angiomax for use in the treatment of ischemic heart disease. There are numerous factors which could delay our clinical trials or prevent us from completing these trials successfully. We or the FDA may suspend a clinical trial at any time on various grounds, including a finding that patients are being exposed to unacceptable health risks.

The rate of completion of clinical trials depends in part upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments. In particular, the patient population targeted by some of our clinical trials may be small. Delays in future planned patient enrollment may result in increased costs and program delays.

In addition, clinical trials, if completed, may not show any potential product to be safe or effective. Results obtained in pre-clinical studies or early clinical trials are not always indicative of results that will be obtained in later clinical trials. Moreover, data obtained from pre-clinical studies and clinical trials may be subject to varying interpretations. As a result, the FDA or other applicable regulatory authorities may not approve a product in a timely fashion, or at all.

OUR FAILURE TO ACQUIRE AND DEVELOP ADDITIONAL PRODUCT CANDIDATES OR APPROVED PRODUCTS WILL IMPAIR OUR ABILITY TO GROW

As part of our growth strategy, we intend to acquire and develop additional pharmaceutical product candidates or approved products. The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical products in late-stage development or that have been approved that meet the criteria we have established. Because we do not have, nor intend to establish, internal scientific research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license product candidates to us.

Identifying suitable product candidates and approved products and proposing, negotiating and implementing an economically viable acquisition is a lengthy and complex process. In addition, other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all.

IF WE BREACH ANY OF THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION RIGHTS TO PRODUCTS OR TECHNOLOGY FROM OTHERS, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS

We license commercialization rights to products and technology that are important to our business, and we expect to enter into additional licenses in the future. For instance, we acquired our first three products through exclusive licensing arrangements. See "Business -- License Agreements" for a description of the terms of these licenses. Under these licenses we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach these license agreements, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. In addition, upon the termination of the license we may be required to license to the licensor the intellectual property that we developed.

OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY COULD BE HAMPERED IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS

The biopharmaceutical industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on our ability to attract and retain qualified personnel for the acquisition, development and commercialization activities we conduct or sponsor. If we lose one or more of the members of our senior management, including our chief executive officer, Dr. Clive A. Meanwell, or other key employees or consultants, our business and operating results could be seriously harmed. Our ability to replace these key employees may be difficult and may take an extended period of time because of the limited number of individuals in the biotechnology industry with the breadth of skills and experience required to develop and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate such additional personnel.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING COMPETING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

The biopharmaceutical industry is highly competitive. Our success will depend on our ability to develop products and apply technology and our ability to establish and maintain a market for our products. Potential competitors in the United States and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that have been competing or are being developed by us or may obtain FDA approval for products more rapidly than we are able. Technological development by others may render our products or product candidates noncompetitive. We may not be successful in establishing or maintaining technological competitiveness.

BECAUSE THE MARKET FOR THROMBIN INHIBITORS IS COMPETITIVE, OUR PRODUCT MAY NOT OBTAIN WIDESPREAD USE

We plan to position Angiomax as a replacement to heparin, which is widely-used and inexpensive, for use in patients with ischemic heart disease. Because heparin is inexpensive and has been widely used for many years, medical decision-makers may be hesitant to adopt our alternative treatment. In addition, due to the high incidence and severity of cardiovascular diseases, the market for thrombin inhibitors is large and competition is intense and growing. There are a number of thrombin inhibitors currently on the market, awaiting regulatory approval and in development, including orally administered agents.

THE LIMITED RESOURCES OF THIRD-PARTY PAYORS MAY LIMIT THE USE OF OUR PRODUCTS

In general, anticoagulant drugs may be classified in three groups: drugs that directly or indirectly target and inhibit thrombin, drugs that target and inhibit platelets and drugs that break down fibrin. Because each group of anticoagulants acts on different components of the clotting process, we believe that there will be continued clinical work to determine the best combination of drugs for clinical use. We expect Angiomax to be used with aspirin alone or in conjunction with other therapies. Although we do not plan to position Angiomax as a direct competitor to platelet inhibitors or fibrinolytic drugs, platelet inhibitors and fibrinolytic drugs may compete with Angiomax for the use of hospital financial resources. Many U.S. hospitals receive a fixed reimbursement amount per procedure for the angioplasties and other treatment therapies they perform. Because this amount is not based on the actual expenses the hospital incurs, U.S. hospitals may have to choose among Angiomax, platelet inhibitors and fibrinolytic drugs.

FLUCTUATIONS IN OUR OPERATING RESULTS COULD AFFECT THE PRICE OF OUR COMMON STOCK

Our operating results may vary from period to period based on the amount and timing of sales of Angiomax to customers in the United States, the availability and timely delivery of a sufficient supply of Angiomax, the timing and expenses of clinical trials, the availability and timing of third-party reimbursement and the timing of approval for our product candidates. If our operating results do not match the expectations of securities analysts and investors as a result of these and other factors, the trading price of our common stock may fluctuate.

RISKS RELATED TO OUR INDUSTRY

IF WE DO NOT OBTAIN FDA APPROVALS FOR OUR PRODUCTS OR COMPLY WITH GOVERNMENT REGULATIONS, WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS AND MAY BE SUBJECT TO STRINGENT PENALTIES

Except for Angiomax, which has been approved for sale in the United States and New Zealand, we do not have a product approved for sale in the United States or any foreign market. We must obtain approval from the FDA in order to sell our product candidates in the United States and from foreign regulatory authorities in order to sell our product candidates in other countries. We must successfully complete our clinical trials and demonstrate manufacturing capability before we can file with the FDA for approval to sell our products. The FDA could require us to repeat clinical trials as part of the regulatory review process. Delays in obtaining or failure to obtain regulatory approvals may:

- delay or prevent the successful commercialization of any of our product candidates;

- diminish our competitive advantage; and

- defer or decrease our receipt of revenues or royalties.

The regulatory review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical data, clinical data and supporting information must be submitted to the FDA for each additional indication to obtain such approvals, and we cannot be certain when we will receive these regulatory approvals, if ever.

In addition to initial regulatory approval, our products and product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation, as we discuss in more detail in "Business--Government Regulation." Any approvals, once obtained, may be withdrawn if compliance with regulatory requirements is not maintained or safety problems are identified. Failure to comply with these requirements may also subject us to stringent penalties.

WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN PATENT PROTECTION FOR OUR PRODUCTS, AND WE MAY INFRINGE THE PATENT RIGHTS OF OTHERS

The patent positions of pharmaceutical and biotechnology companies like us are generally uncertain and involve complex legal, scientific and factual issues. Our success depends significantly on our ability to:

- obtain patents;

- protect trade secrets;

- operate without infringing the proprietary rights of others; and

- prevent others from infringing our proprietary rights.

We may not have any patents issued from any patent applications that we own or license. If patents are granted, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, others may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications. In all, we exclusively license 10 issued United States patents and a broadly filed portfolio of corresponding foreign patents and patent applications. We have not yet filed any independent patent applications.

We may not hold proprietary rights to some patents related to our product candidates. In some cases, others may own or control these patents. As a result, we may be required to obtain licenses under third-party patents to market some of our product candidates. If licenses are not available to us on acceptable terms, we will not be able to market these products.

We may become a party to patent litigation or other proceedings regarding intellectual property rights. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. If any patent litigation or other intellectual property proceeding in which we are involved is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products and services without a license from the other party, and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms, or at all.

IF WE ARE NOT ABLE TO KEEP OUR TRADE SECRETS CONFIDENTIAL, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US

We rely significantly upon unpatented proprietary technology, information, processes and know how. We seek to protect this information by confidentiality agreements with our employees, consultants and other third-party contractors, as well as through other security measures. We may not have adequate remedies for any breach by a party to these confidentiality agreements. In addition, our competitors may learn or independently develop our trade secrets.

WE COULD BE EXPOSED TO SIGNIFICANT LIABILITY CLAIMS IF WE ARE UNABLE TO OBTAIN INSURANCE AT ACCEPTABLE COSTS AND ADEQUATE LEVELS OR OTHERWISE PROTECT OURSELVES AGAINST POTENTIAL PRODUCT LIABILITY CLAIMS

Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human healthcare products. Product liability claims might be made by consumers, health care providers or pharmaceutical companies or others that sell our products. These claims may be made even with respect to those products that are manufactured in licensed and regulated facilities or that otherwise possess regulatory approval for commercial sale.

These claims could expose us to significant liabilities that could prevent or interfere with the development or commercialization of our products. Product liability claims could require us to spend significant time and money in litigation or pay significant damages. We are currently covered, with respect to our commercial sales in the United States and New Zealand and our clinical trials, by primary product liability insurance in the amount of $20.0 million per occurrence and $20.0 million annually in the aggregate on a claims-made basis. This coverage may not be adequate to cover any product liability claims. As we commence commercial sales of our products, we may wish to increase our product liability insurance, and we will need to extend the coverage of our product liability insurance to cover our commercial sales of Angiomax in the United States. Product liability coverage is expensive. In the future, we may not be able to maintain or obtain such product liability insurance on reasonable terms, at a reasonable cost or in sufficient amounts to protect us against losses due to product liability claims.

RISKS RELATING TO THE OFFERING

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

The market price of our common stock, like that of the common stock of many other biotechnology companies, has been and may continue to be highly volatile. The stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated, or disproportionate, to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Factors that may have a significant effect on the market price of our common stock include announcements of technological innovations or new commercial products by us or our competitors, disclosure of results of clinical testing or regulatory proceedings, developments in patent or other proprietary rights, including as a result of any public policy concerns and public concern as to the safety of products developed by us.


OUR OFFICERS AND DIRECTORS, AND CERTAIN ENTITIES WITH WHICH THEY ARE AFFILIATED, MAY BE ABLE TO CONTROL THE OUTCOME OF MOST CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL



After this offering, our directors and executive officers, and certain entities with which they are affiliated, will beneficially own, in the aggregate, approximately 37.2% of our outstanding common stock. Due to this concentration of ownership, these stockholders as a group will be able to elect the directors and officers of our company, control the management and affairs of our company and control most matters requiring a stockholder vote, including:


- the amendment of our organizational documents; or

- the approval of any merger, consolidation, sale or assets or other major corporate transaction.

WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

Provisions of our certificate of incorporation and bylaws and of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and may not call special meetings of stockholders, and our stockholders are limited in their ability to introduce proposals at stockholder meetings.

THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING. THIS MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK

Sales of a substantial number of our common stock in the public market following this offering could adversely effect the market price of our common stock by causing the market price of our common stock to decline. This could impair our ability to raise capital in the future through the issuance of common stock.


Prior to our initial public offering, stockholders held in the aggregate approximately 23,397,532 shares of our common stock. Of these shares, 34,356 shares are currently eligible for sale in the public market, and an additional 23,363,176 shares will become eligible for sale in the public market on February 3, 2001 upon expiration of lock-up agreements entered into in connection with our initial public offering, in each case subject to the restrictions of Rules 144 and 701. We and our executive officers, directors and other stockholders holding a total of approximately 20,328,355 shares of common stock have agreed, with limited exceptions, not to sell shares of common stock without the prior written consent of J.P. Morgan Securities Inc. during the period commencing on the date of the final prospectus relating to this offering and continuing to and including the date 90 days after the date of such prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify these statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks and uncertainties outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.
                            ------------------------

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock.

                                USE OF PROCEEDS


Our net proceeds from the sale of the 4,000,000 shares of common stock we are offering, at an assumed public offering price of $16.13 per share, will be approximately $60.1 million after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, the net proceeds will be approximately $69.2 million. We expect to use the net proceeds to:


- fund additional clinical trials of Angiomax and other product development activities;

- fund further commercialization activities of Angiomax for use in patients undergoing angioplasty;

- fund the acquisition of additional product candidates and approved products;
  and

- fund working capital, capital expenditures and other general corporate purposes.

The amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development and commercialization efforts, the amount of proceeds actually raised in this offering, the amount of cash generated by our operations, competition and sales and marketing activities. We may also use a portion of the proceeds for the acquisition of, or investment in, companies, technologies or assets that complement our business. However, we have no present understandings, commitments or agreements to enter into any potential acquisitions or investments. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has been quoted on the Nasdaq National Market under the symbol "MDCO" since August 7, 2000. The following table sets forth, for the periods indicated, the high and low intraday sales prices per share of our common stock as reported on the Nasdaq National Market.


                                                                ----------------
2000                                                             HIGH      LOW
----                                                            ------    ------
Third Quarter (since August 7, 2000)........................    $35.38    $16.50
Fourth Quarter..............................................    $34.75    $17.13
2001

First Quarter (through January 24, 2001)....................    $20.48    $12.69



On January 24, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $16.13 per share. As of the close of business on January 2, 2001 we had 73 holders of record of our common stock.


We have never declared or paid cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors.

                                 CAPITALIZATION

The following table summarizes as of September 30, 2000 our cash, cash equivalents and marketable securities and our capitalization:

- on an actual basis; and


- on an as adjusted basis to reflect the sale of 4,000,000 shares of common stock in this offering at an assumed offering price of $16.13 per share, less estimated underwriting discounts and estimated offering expenses.


This table does not include:

- 2,595,069 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2000 at a weighted average exercise price of $4.71 per share or any stock options issued subsequent to September 30, 2000;

- 3,269,564 shares of common stock issuable upon exercise of common stock purchase warrants outstanding as of September 30, 2000 at an exercise price of $5.92 per share; or

- 2,072,043 additional shares of common stock that we could issue under our stock plans as of September 30, 2000 or any additional shares available for grants subsequent to September 30, 2000 under our stock plans.

This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.


                                                                ------------------------
                                                                   SEPTEMBER 30, 2000
                                                                ------------------------
                                                                 ACTUAL      AS ADJUSTED
In thousands, except share data                                 ---------    -----------
Cash, cash equivalents and marketable securities............    $  97,291     $ 157,344
                                                                =========     =========
Preferred stock, $1.00 par value, 5,000,000 shares
  authorized; none issued actual and as adjusted............           --            --
Stockholders' equity:
Common Stock, $0.001 par value, 75,000,000 shares
  authorized, actual and as adjusted; 30,297,532 shares
  issued and outstanding, actual and 34,297,532 shares
  issued and outstanding, as adjusted.......................           30            34
Additional paid-in capital..................................      279,133       339,182
Deferred stock compensation.................................      (15,740)      (15,740)
Deficit accumulated during the development stage............     (174,377)     (174,377)
Accumulated other comprehensive income, principally foreign
  currency translation......................................          (28)          (28)
                                                                ---------     ---------
     Total stockholders' equity.............................       89,018       149,071
                                                                ---------     ---------
     Total capitalization...................................    $  89,018     $ 149,071
                                                                =========     =========

                                    DILUTION


The net tangible book value of our common stock on September 30, 2000 was $89.0 million. Net tangible book value per share was $2.94 and represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 4,000,000 shares of our common stock offered by this prospectus at an assumed public offering price of $16.13 per share, and after deducting estimated underwriting discounts and estimated offering expenses, our adjusted net tangible book value at September 30, 2000 would have been approximately $149.1 million or approximately $4.35 per share. This represents an immediate decrease in net tangible book value of $11.78 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis.



                                                                ---------------
Assumed public offering price per share.....................             $16.13
  Net tangible book value per share as of September 30,
     2000...................................................    $2.94
  Increase per share attributable to new investors..........     1.41
Adjusted net tangible book value per share after the
  offering..................................................               4.35
                                                                         ------
Dilution per share to new investors.........................             $11.78
                                                                         ======



The foregoing discussion and table assume no exercise of any outstanding stock options or warrants. The exercise of all options and warrants outstanding as of September 30, 2000 having an exercise price less than the public offering price would decrease the dilutive effect to new investors to $11.69 per share.



The following table summarizes as of September 30, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares in this offering. We have assumed a public offering price of $16.13 per share, and we have not deducted estimated underwriting discounts and estimated offering expenses in our calculations.



                                                -------------------------------------------------------------
                                                  SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                                ---------------------    -----------------------        PRICE
                                                    NUMBER    PERCENT          AMOUNT    PERCENT    PER SHARE
                                                ----------    -------    ------------    -------    ---------
Existing stockholders.........................  30,297,532      88.3%    $261,883,000      80.2%     $ 8.64
New investors.................................   4,000,000      11.7%      64,500,000      19.8%     $16.13
                                                ----------     -----     ------------     -----
Total.........................................  34,297,532     100.0%    $326,383,000     100.0%
                                                ==========     =====     ============     =====


The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of September 30, 2000 and excludes:

  - 2,595,069 shares of common stock issuable upon exercise of options outstanding as of September 30, 2000 at a weighted average exercise price of $4.71 per share; and

  - 3,269,564 shares of common stock issuable upon exercise of warrants at an exercise price of $5.92 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

In the table below, we provide you with our selected consolidated financial data. We have prepared this information using our audited consolidated financial statements for the period July 31, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997, 1998 and 1999 and our unaudited consolidated financial statements for the nine months ended September 30, 1999 and 2000. The consolidated financial statements for each of the three years in the period ended December 31, 1999 which are included in this prospectus have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the period July 31, 1996 (date of inception) to December 31, 1996 which are not included in this prospectus have been audited by Ernst & Young LLP, independent auditors. The consolidated statements of operations data for the nine months ended September 30, 1999 and 2000 and the consolidated balance sheet data as of September 30, 2000 have been derived from our unaudited consolidated financial statements that appear elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

The pro forma net loss per share data reflects the conversion of our convertible notes and accrued interest and the conversion of our outstanding convertible preferred stock and accrued dividends into common stock upon the closing of our initial public offering in August 2000. The pro forma net loss per share data does not include the effect of any options or warrants outstanding.

The following data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                   -------------------------------------------------------------------------------------
                                       PERIOD FROM
                                         INCEPTION
                                   (JULY 31, 1996)                                                NINE MONTHS ENDED
                                           THROUGH          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      DECEMBER 31,   -------------------------------------    --------------------------
                                              1996      1997         1998         1999           1999           2000
                                   ---------------   ----------   ----------   -----------    -----------    -----------
In thousands, except share and per share data
STATEMENTS OF OPERATIONS DATA
Operating expenses
  Research and development.......      $   827         $ 16,044     $ 24,005      $ 30,345       $ 25,116       $ 23,503
  General and administrative.....          702            2,421        6,248         5,008          4,082          7,340
                                   -----------         --------     --------      --------       --------       --------
         Total operating
           expenses..............        1,529           18,465       30,253        35,353         29,198         30,843
                                   -----------         --------     --------      --------       --------       --------
Loss from operations.............       (1,529)         (18,465)     (30,253)      (35,353)       (29,198)       (30,843)
Interest income (expense), net...           62              659        1,302           640            815        (18,266)
                                   -----------         --------     --------      --------       --------       --------
Net loss.........................       (1,467)         (17,806)     (28,951)      (34,713)       (28,383)       (49,109)
Dividends and accretion to
  redemption value of redeemable
  convertible preferred stock....         (118)          (2,018)      (3,959)       (5,893)        (4,371)       (30,343)
                                   -----------         --------     --------      --------       --------       --------
Net loss attributable to common
  stockholders...................      $(1,585)        $(19,824)    $(32,910)     $(40,606)      $(32,754)      $(79,452)
                                   ===========         ========     ========      ========       ========       ========
Net loss attributable to common
  stockholders per common share,
  basic and diluted..............      $ (2.85)        $  (4.06)    $  (6.03)     $ (80.08)      $ (66.99)      $ (13.32)
                                   ===========         ========     ========      ========       ========       ========
Shares used in computing net loss
  attributable to common
  stockholders per common share,
  basic and diluted..............      557,178        4,887,230    5,454,653       507,065        488,973      5,964,852

Unaudited pro forma net loss
  attributable to common
  stockholders per common share,
  basic and diluted..............                                                 $  (1.94)      $  (1.64)      $  (1.28)
Shares used in computing
  unaudited pro forma net loss
  attributable to common
  stockholders per common share,
  basic and diluted..............                                               17,799,876     17,336,229     23,222,614

                                                         -----------------------------------------------------------
                                                                     AS OF DECEMBER 31,                        AS OF
                                                         -------------------------------------------   SEPTEMBER 30,
                                                          1996        1997        1998        1999        2000
                                                         -------    --------    --------    --------   -------------
In thousands
BALANCE SHEET DATA
Cash, cash equivalents and marketable securities.......  $ 3,421    $ 25,376    $ 28,341    $  7,183      $ 97,291
Working capital (deficit)..............................    3,174      18,779      24,570      (4,103)       88,060
Total assets...........................................    3,473      25,595      29,831       7,991        99,664
Convertible notes......................................       --          --          --       5,776            --
Redeemable convertible preferred stock.................    4,793      40,306      79,384      85,277            --
Deficit accumulated during the development stage.......   (1,585)    (21,409)    (54,319)    (94,925)     (174,377)
Total stockholders' (deficit) equity...................   (1,582)    (21,387)    (54,266)    (94,558)       89,018

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read with "Selected Consolidated Financial Data" and our consolidated financial statements and notes included elsewhere in this prospectus.

OVERVIEW


We acquire, develop and commercialize biopharmaceutical products that are in late stages of development or have been approved for marketing. In December 2000, we received marketing approval from the FDA for Angiomax, our lead product, for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. Coronary angioplasty is a procedure used to restore normal blood flow in an obstructed artery in the heart. We began selling Angiomax in the United States in January 2001. In August and September 2000, we consummated our initial public offering resulting in $101.4 million in net proceeds.


Since our inception, we have incurred significant losses and, as of September 30, 2000, had a deficit accumulated during the development stage of $174.4 million. Most of our expenditures to date have been for research and development activities, general and administrative expenses and interest expense. Research and development expenses represent costs incurred for product acquisition, clinical trials, activities relating to regulatory filings and manufacturing development efforts. We generally outsource our clinical and manufacturing development activities to independent organizations to maximize efficiency and minimize our internal overhead. We expense our research and development costs as they are incurred. General and administrative expenses consist primarily of salaries and related expenses, general corporate activities and costs associated with initial product marketing activities. Interest expense consists of costs associated with convertible notes which were issued to fund our business activities.


We expect to continue to incur operating losses for the foreseeable future as a result of research and development activities attributable to new and existing products and costs associated with the commercialization and launch of our products. In the fourth quarter of 2000, we expect increased cash outlays for research and development costs associated with our ongoing clinical trials and manufacturing development activities. We also expect increased outlays during the fourth quarter of 2000 for sales, general and administrative costs related to the commercial launch in the United States of Angiomax. We will need to generate significant revenues to achieve and maintain profitability. Through December 31, 2000, we have had no revenues from any product sales, and we have not achieved profitability on a quarterly or annual basis.


In March 1997, we acquired exclusive worldwide commercial rights from Biogen, Inc. to the technology, patents, trademarks, inventories, know-how and all regulatory and clinical information related to Angiomax. Under the Biogen license, we paid $2.0 million upon execution of the license agreement and are obligated to pay up to an additional $8.0 million upon reaching certain Angiomax sales milestones, including the first sale of Angiomax for certain indications. In addition, we will pay royalties on future sales of Angiomax and on any sublicense royalties earned.

In August 1999, we acquired exclusive worldwide rights from GyneLogix, Inc. to the patents and know-how related to the biotherapeutic agent CTV-05. Under the GyneLogix license, we have paid $400,000 and are obligated to pay up to an additional $100,000 upon reaching certain development and regulatory milestones and to fund agreed-upon operational costs of GyneLogix related to the development of CTV-05 on a monthly basis subject to a limitation of $50,000 per month. In addition, we will pay royalties on future sales of CTV-05 and on any sublicense royalties earned.

In July 1998, we acquired from Immunotech S.A., a wholly-owned subsidiary of Beckman Coulter, Inc., exclusive worldwide rights to IS-159, which is under clinical investigation for the treatment of acute migraine headache. Under the Immunotech license, we paid $1.0 million upon execution of the license agreement and are obligated to pay up to an additional $4.5 million upon reaching certain development and regulatory milestones. In addition, we will pay royalties on future sales of IS-159 and on any sublicense royalties earned. We are seeking a collaborator to develop IS-159 and do not intend to initiate further studies of IS-159 until we enter into a collaborative agreement.

During the nine months ended September 30, 2000, we recorded deferred stock compensation on the grant of stock options of approximately $17.3 million, representing the difference between the exercise price of such options and the fair market value of our common stock at the date of grant of such options. The exercise prices of these options were below the estimated fair market value of our common stock as of the date of grant based on the estimated initial public offering price of our common stock.

We amortize deferred stock compensation over the respective vesting periods of the individual stock options. We recorded amortization expense for deferred compensation of approximately $1.5 million for the nine months ended September 30, 2000. We expect to record an amortization expense for deferred compensation as follows: approximately $2.0 million for the last quarter of 2000, approximately $4.3 million for 2001, approximately $4.0 million for 2002, approximately $3.9 million for 2003 and approximately $1.5 million for 2004.

In May 2000, we sold shares of series IV convertible preferred stock. These shares contained a beneficial conversion feature based on the estimated fair market value as of the date of such sale of the common stock into which such shares were convertible. The total amount of such beneficial conversion was approximately $25.5 million and has been reflected as a dividend in the period of issuance, the second quarter of 2000. In the nine months ended September 30, 2000, we also recorded approximately $19.4 million as interest expense, including the discount on our convertible notes issued in October 1999 and March 2000.


Through December 31, 2000 we have not generated taxable income. At December 31, 1999, net operating losses available to offset future taxable income for federal income tax purposes were approximately $77.9 million. If not utilized, federal net operating loss carryforwards will expire at various dates beginning in 2011 and ending 2019. We have not recognized the potential tax benefit of our net operating losses in our statements of operations. The future utilization of our net operating loss carryforwards may be limited pursuant to regulations promulgated under the Internal Revenue Code of 1986, as amended.


RESULTS OF OPERATIONS

Nine Months Ended September 30, 2000 and 1999

Research and Development Expenses. Research and development expenses decreased 6% from $25.1 million for the nine months ended September 30, 1999 to $23.5 million for the nine months ended September 30, 2000. The decrease of $1.6 million was primarily due to reduced development expenses reflecting our termination of the semilog manufacturing development program with Lonza AG in the fourth quarter of 1999 and to a reduction in development activity for IS-159 in 2000. This reduction in costs was partly offset by the recognition of $6.5 million of research and development costs in connection with the completion of UCB Bioproduct's manufacture of Angiomax bulk drug substance in March 2000, the increased development costs of CTV-05 and the increased enrollment rate of our Angiomax HERO-2 Phase 3 clinical trial in AMI during the period.

General and Administrative Expenses. General and administrative expenses increased 80% from $4.1 million for the nine months ended September 30, 1999 to $7.3 million for the nine months ended September 30, 2000. The increase of $3.2 million was primarily due to an increase in marketing and selling expenses and corporate infrastructure costs arising from an increase in activity relating to the planned commercial launch of Angiomax.

Interest Income and Interest Expense. Interest income increased 38% from $815,000 for the nine months ended September 30, 1999 to $1.1 million for the nine months ended September 30, 2000. The increase of $309,000 was primarily due to interest income arising from investment of the proceeds of our initial public offering during the three months ended September 30, 2000.

Interest expense was $19.4 million for the nine months ended September 30, 2000 and related to interest charges and the amortization of the discount on our convertible notes issued in October 1999 and March 2000. The notes were converted into series IV convertible preferred stock in May 2000, accelerating the remaining unamortized discount.

Years Ended December 31, 1999 and 1998

Research and Development Expenses. Research and development expenses increased 26% from $24.0 million in 1998 to $30.3 million in 1999. The increase of $6.3 million was due to the expansion in 1999 of our clinical development programs, primarily those relating to our Angiomax HERO-2 Phase 3 clinical trial in AMI which commenced in late 1998, our IS-159 development program and our Angiomax trials in angioplasty.

General and Administrative Expenses. General and administrative expenses decreased 20% from $6.2 million in 1998 to $5.0 million in 1999. The decrease of $1.2 million was primarily due to a decrease in Angiomax-related marketing expenses.

Interest Income and Interest Expense. Interest income decreased 36% from $1.3 million in 1998 to $837,839 in 1999 due to a lower level of cash and marketable securities available for investment during 1999 as compared to 1998. Interest expense was $197,455 in 1999 and related to interest expense and amortization of the discount on our convertible notes issued in the aggregate principal amount of $6.0 million in October 1999.

Years Ended December 31, 1998 and 1997

Research and Development Expenses. Research and development expenses increased 50% from $16.0 million in 1997 to $24.0 million in 1998. The increase of $8.0 million was due to increased activity under our Angiomax manufacturing development programs, the expansion of our clinical programs, primarily resulting from the establishment and initiation of our Angiomax HERO-2 Phase 3 clinical trial in AMI which commenced in late 1998, and initiation of our IS-159 development program.

General and Administrative Expenses. General and administrative expenses increased 158% from $2.4 million in 1997 to $6.2 million in 1998. The increase of $3.8 million was due to the commencement of Angiomax-related marketing activities.

Interest Income. Interest income increased 89% from $688,049 in 1997 to $1.3 million in 1998 due to a higher level of cash and marketable securities available for investment during 1998 as compared to 1997.

LIQUIDITY AND CAPITAL RESOURCES

In August and September 2000, we received $101.4 million in net proceeds from the sale of common stock in our initial public offering at a price of $16.00 per share. Prior to our initial public offering, we had financed our operations primarily through the private placement of equity, convertible debt securities and warrants. Until our initial public offering, we had received net proceeds of $79.4 million from the private placement of equity securities, primarily redeemable convertible preferred stock, and $19.4 million from the issuance of convertible notes and warrants.

As of September 30, 2000, we had $97.3 million in cash, cash equivalents and marketable securities, as compared to $28.3 million and $7.2 million as of December 31, 1998 and 1999, respectively.

For the nine months ended September 30, 2000, we used net cash of $29.5 million in operating activities. This consisted of a net loss for the period of $49.1 million, combined with a decrease in accounts payable of $3.9 million, partly offset by an increase in accrued expenses of $3.3 million, non-cash amortization of discount on convertible notes of $19.0 million and deferred compensation of $1.5 million. We spent $29.9 million for investing activities, which consisted principally of purchases of marketable securities with net proceeds from our initial public offering. We received $120.9 million from financing activities, primarily from our initial public offering, which resulted in net proceeds of $101.4 million, and from the issuance of convertible notes and preferred stock, which resulted in proceeds of $19.4 million during the nine months ended September 30, 2000.

During 1999, we placed an order with UCB Bioproducts for the manufacture of Angiomax bulk drug substance. Under the terms of this purchase order, we are scheduled to take title to material and become obligated to make payments totaling $13.0 million in fiscal 2000. Manufacture of $6.5 million of this material was completed in the nine months ended September 30, 2000 and was expensed during that period. The manufacture and delivery of the remaining material as well as some additional material was completed in the fourth quarter of 2000. All costs associated with the manufacture of Angiomax bulk drug substance and finished products to which title has transferred to us prior to the date of FDA approval of Angiomax will be expensed as research and development. We will record any Angiomax bulk drug substance to which we take title after the date of FDA approval of Angiomax as inventory, which will increase our cost of sales in fiscal 2001 and possibly the following year. In November 2000, we placed additional orders with UCB Bioproducts for the manufacture of Angiomax bulk drug substance. Under the terms of these purchase orders, we are scheduled to take title to material and become obligated to make payments totaling approximately $24.0 million in fiscal 2001 and early fiscal 2002.

We expect to devote substantial resources to continue our research and development efforts and to expand our sales, marketing and manufacturing programs associated with the commercialization and launch of our products. Our funding requirements will depend on numerous factors, including whether Angiomax is commercially successful, the progress, level and timing of our research and development activities, the cost and outcomes of regulatory reviews, the establishment, continuation or termination of third party manufacturing or sales and marketing arrangements, the cost and effectiveness of our sales and marketing programs, the status of competitive products, our ability to defend and enforce our intellectual property rights and the establishment of additional strategic or licensing arrangements with other companies or acquisitions.

We anticipate that our existing capital resources, together with the net proceeds from this offering and interest earned on such proceeds, will enable us to maintain our current operations for at least the next 18 months. If our existing resources and the proceeds of this offering are insufficient to satisfy our liquidity requirements, if this offering is not completed or if we acquire additional product candidates or approved products, we may be required to seek additional financing prior to that time. The sale of additional equity and debt securities may result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

DISCLOSURE ABOUT MARKET RISK

Our exposure to market risk is confined to our cash, cash equivalents and marketable securities. We place our investments in high-quality financial instruments, primarily money market funds and corporate debt securities with maturities or auction dates of less than one year, which we believe are subject to limited credit risk. We currently do not hedge interest rate exposure. Due to the short term nature of our investments, we do not believe that we have any material exposure to interest rate risk arising from our investments.

Most of our transactions are conducted in U.S. dollars. We do have certain development and commercialization agreements with vendors located outside the United States. Transactions under certain of these agreements are conducted in U.S. dollars, subject to adjustment based on significant fluctuations in currency exchange rates. Transactions under certain other of these agreements are conducted in the local foreign currency. If the exchange rate undergoes a change of 10%, we do not believe that it would have a material impact on our results of operations or cash flows.

                                    BUSINESS

OVERVIEW


We acquire, develop and commercialize biopharmaceutical products that are in late stages of development or have been approved for marketing. In December 2000, we received marketing approval from the FDA for Angiomax, our lead product, for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. Coronary angioplasty is a procedure used to restore normal blood flow in an obstructed artery in the heart. We began selling Angiomax in the United States in January 2001.



We are also developing Angiomax for additional potential applications for use in the treatment of ischemic heart disease. To date, clinical investigators have administered Angiomax to over 11,400 patients in clinical trials in the treatment and prevention of blood clots in a wide range of hospital applications. We believe that Angiomax will become the leading replacement for heparin in hospital care. In the United States, heparin is the most widely-used acute care anticoagulant and is used to treat approximately five million hospitalized patients per year.


Angiomax directly blocks or inhibits the actions of thrombin, a key component in the formation and growth of blood clots. By blocking thrombin directly, rather than indirectly like heparin, Angiomax inhibits the actions of thrombin both in the clot and in the blood. Angiomax's inhibition of thrombin is reversible, which means that its thrombin-blocking effect wears off over time, allowing thrombin to again work in the clotting process. This reversibility is associated with a reduced risk of bleeding.

In the clinical trials in angioplasty, Angiomax has:

- reduced the frequency of life-threatening coronary events including heart attack and the need for emergency coronary procedures;

- reduced the likelihood of major bleeding and the need for blood transfusion;

- demonstrated a predictable anticoagulant response to a specific Angiomax dose, which enables simplified dosing; and

- been used in combination with GP IIb/IIIa inhibitors and demonstrated no evidence of significant interactions.

Our strategy is to build a commercial biopharmaceutical operation by acquiring, developing and commercializing product candidates. We will actively manage the development and commercialization of these product candidates. Our principal objectives include:

- launching Angiomax for use in patients with unstable angina undergoing angioplasty;

- developing and commercializing Angiomax as the leading replacement for heparin for use in the treatment of ischemic heart disease;

- acquiring additional products with (1) existing clinical data which provides reasonable evidence of safety and efficacy, (2) an anticipated time to market of four years or less and (3) potential cost savings to payors or improved efficiency of patient care; and

- making the best use of our resources through our relationships with contract development, manufacturing and sales companies.

We intend to market Angiomax in the United States using a 52 person sales force contracted from Innovex, Inc., which we will manage. We intend to market our other products in the United States by contracting with external organizations, which we would manage, or by collaborating with other biopharmaceutical companies.

ANGIOMAX


In December 2000, we received marketing approval from the FDA for Angiomax for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. We began selling Angiomax in the United States in January 2001. In September 1999, Angiomax was approved in New Zealand for use in the treatment of patients undergoing coronary balloon angioplasty.


We believe Angiomax will be a valuable replacement to heparin, an anticoagulant used in almost all angioplasty procedures performed in the United States and administered to a majority of patients treated in hospitals in the United States for acute coronary syndromes, including heart attack. To date, clinical investigators have administered Angiomax to over 11,400 patients in clinical trials for the treatment and prevention of blood clots in a wide range of hospital applications. In clinical trials in angioplasty, use of Angiomax has resulted in fewer life-threatening coronary events and fewer bleeding events, including the need for blood transfusion. The therapeutic effect of Angiomax is more predictable than heparin, which enables simplified dosing. Angiomax's therapeutic benefit is strongest in high-risk patients who have previously experienced a heart attack or unstable angina.


We believe that Angiomax has additional potential applications for the treatment of ischemic heart disease. We currently:

- have a randomized, open-label Phase 3b trial program in angioplasty underway comparing Angiomax to heparin, with and without GP IIb/IIIa inhibitors;

- have a 17,000 patient Phase 3 trial program underway studying the use of Angiomax for the treatment of patients who have suffered a heart attack, otherwise known as AMI;

- have a Phase 3 trial program underway studying the use of Angiomax in the treatment of patients undergoing angioplasty who experience reduced platelet count and clotting due to an immunological reaction to heparin, known as heparin-induced thrombocytopenia and heparin-induced thrombocytopenia and thrombosis syndrome, or HIT/HITTS;

- have a Phase 2 trial program underway studying the use of Angiomax as an anticoagulant in patients undergoing coronary artery bypass graft surgery, or CABG, without the use of a bypass pump; and

- plan to commence a Phase 3 trial program to study the use of Angiomax in patients with unstable angina, a condition in which patients experience the new onset of severe chest pain, increasingly frequent chest pain or chest pain that occurs while they are at rest.

Background

Clotting. Normally, blood loss at the site of an injury is limited by the formation of blood clots. In general, clotting serves a life-saving function by reducing bleeding, but sometimes unwanted clots in arteries can lead to heart attack, stroke or organ failure. A blood clot is a collection of cross-linked strands of a protein called fibrin that forms a mesh around activated platelets and red blood cells. Blood clots are formed through precisely regulated interactions among the blood vessel wall, plasma clotting factors, including thrombin and fibrinogen, and platelets.

The trigger for the clotting process in an artery is typically a tearing or spontaneous rupture which exposes cholesterol and fat deposited on a blood vessel wall to the bloodstream. This may happen without an apparent cause or may be caused as a direct result of, for example, an angioplasty procedure. In parallel, the clotting factor, thrombin, is activated, and a thin protective layer of platelets is deposited at the rupture site. Thrombin and platelets interact, and thrombin formation, fibrin formation and platelet clumping take place. A full-blown clot may form rapidly as clot blocks the blood vessel and may then cut off blood supply to the heart muscle. If this occurs, the muscle stops working either in part, which is a heart attack, or myocardial infarction, or completely, which may lead to cardiac arrest as the heart stops beating. This may result in irreversible damage to the heart or death.

During medical procedures such as coronary angioplasty, the blood clotting process must be slowed to avoid unwanted clotting in the coronary artery, and the potential growth or movement of a clot along blood vessels to new sites.

The trigger for clotting in veins is usually slower than that in arteries. In general, venous clots are caused by slow blood flow, which typically occurs when patients are immobilized, such as after surgery and during pregnancy, or when patients experience changes in the blood as a result of diseases such as cancer. When a clot develops in large, deep veins, which return blood to the heart by way of the lungs, this condition is referred to as deep vein thrombosis. In some cases of deep vein thrombosis, part of the clot may break off and move to the lungs with potentially fatal results.

Anticoagulation Therapy. Anticoagulation therapy attempts to modify actions of the components in the blood system that cause clot-forming factors leading to blood clots. The most important approach to the prevention and management of arterial and venous clots is diet and exercise. When the risks of clot formation cannot be avoided, or when medical procedures such as angioplasty almost guarantee some degree of increased risk of clots, anticoagulation therapy is indicated. Anticoagulation therapy involves the use of drugs to inhibit one or more components of the clotting process, thereby reducing the risk of clots. Anticoagulation therapy is usually started immediately after a diagnosis of blood clots or after risk factors for clotting are identified. Because anticoagulation therapy reduces clotting, it also may cause excessive bleeding.

          THE CLOTTING PROCESS AND TARGETS FOR ANTICOAGULATION THERAPY

                    [CHART SHOWING BLOOD CLOTTING MECHANISM]

To date, three principal components of the clotting process, thrombin, fibrin and platelets, have been targeted for anticoagulation therapy:

- The actions of thrombin in the clotting process may be inhibited by indirect thrombin inhibitors, such as heparin, which act to turn off coagulation factors and turn on natural anti-clotting factors such as antithrombin-III, or AT-III. The actions of thrombin in the clotting process also may be inhibited by direct thrombin inhibitors, which act directly on thrombin.

- Fibrin may be dissolved after clotting has occurred by products called fibrinolytics.

- The aggregation of platelets in the clotting process may be inhibited by products called platelet inhibitors, which act on different pathways, including specific enzyme pathways like the cyclo-oxygenase and the adenosine diphosphate, or ADP, pathways and surface sites like the glycoprotein IIb/IIIa, or GP IIb/IIIa, receptor.

Drugs are currently used alone or in combination with other anticoagulant drugs to target one or more components of the clotting process. These drugs have anticoagulant effects but also increase the patient's risk of bleeding. Excess bleeding is often a risk associated with these drugs due to the high doses needed to produce anticoagulant effects. In order to reduce this risk, physicians increasingly use combinations of drugs targeted at different components of the clotting process at lower doses, which reduce the risk of thrombosis while minimizing the risk of bleeding.

Indirect Thrombin Inhibitors. In the hospital environment, most patients undergoing anticoagulation therapy for the prevention and treatment of arterial and venous thrombosis receive heparin or low molecular weight heparin. In the United States, approximately five million patients annually receive heparin. Heparin is a standard component of acute anticoagulation therapy because of the central role of thrombin in clotting and heparin's rapid anticoagulant effect.

Heparin's properties as an anticoagulant were discovered in 1916. It is prepared from the intestines of pigs or cows. Heparin is a complex mixture of animal-derived sugars with variable anticoagulant potencies. The anticoagulant effects of heparin on any given patient are difficult to predict because heparin binds non-specifically to human cells and circulating substances in the blood. For these and other reasons, heparin, as a non-specific, indirect thrombin inhibitor, presents a variety of clinical challenges including:

- Weak effect in clots. Because it is an indirect thrombin inhibitor, heparin is ineffective on thrombin when clots have formed.

- Risk of bleeding. Patients who receive heparin have a high incidence of bleeding. This is particularly the case with patients who are elderly, female or underweight. Recent clinical trials have shown that bleeding risk may also be increased when heparin is used in combination with intravenous platelet inhibitors.

- Unpredictability. The anticoagulant effect of a given dose of heparin is unpredictable and therefore requires close monitoring.

- Adverse reaction risk. Heparin can cause HIT/HITTS, a dangerous immunological reaction.

- Diminished effect in sick patients. Heparin's effect may be reduced in the presence of blood factors found in patients stressed by disease, such as heart attack patients.

- Requires other factors for effect. Heparin can only bind to thrombin by first binding to a blood factor called antithrombin-III, which may be absent or present in insufficient amounts in some patients.

Physicians are increasingly using low molecular weight heparins as an alternative to heparin, especially as chronic therapy. In contrast to heparin, low molecular weight heparins tend to be more specific in their effect and may be administered once or twice daily by subcutaneous injection on an outpatient basis. Despite these advantages, low molecular weight heparins exhibit similar clinical challenges to those of heparin, including a weak effect in clot that has already formed and a comparable risk of bleeding. In addition, clinicians are currently unable to monitor the anticoagulant effects of low molecular weight heparins, making their use in angioplasty problematic.

Angiomax Potential Advantages

Angiomax is a peptide of 20 amino acids that is a quick-acting, direct and specific inhibitor of thrombin and is administered by intravenous injection. Angiomax is specific in that it only binds to thrombin and does not bind to any other blood factors or cells.

Angiomax was engineered based on the biochemical structure of hirudin, a natural 65-amino acid protein anticoagulant. However, Angiomax is reversible while hirudin is not. This reversibility is associated with a reduced risk of bleeding.

Angiomax has numerous clinical advantages over heparin including:

- Effective in clots. Angiomax, as a direct thrombin inhibitor, is equally effective on thrombin in the clot as well as thrombin circulating in the blood;

- Reduced bleeding risk. As a reversible thrombin inhibitor, Angiomax has consistently shown clinically meaningful reductions in bleeding as compared to heparin;

- Predictability. A specified dose of Angiomax results in a predictable level of anticoagulation;

- Diminished adverse reaction risk. To date, Angiomax has not caused dangerous immunological reactions in clinical trials;

- Effective in sick patients. Angiomax is effective even in the presence of blood factors found in patients stressed by disease, for example heart attack patients; and

- Independent of other factors for effect. Unlike heparin, Angiomax's effect does not require the presence of antithrombin-III or any other factors to act on thrombin.

Angiomax Potential Applications

We believe that Angiomax will become the leading replacement for heparin in acute cardiovascular care. We plan to commercialize Angiomax first for use in patients undergoing coronary angioplasty. In addition, we are developing Angiomax for use as an alternative to heparin for the treatment of acute coronary syndromes, with a Phase 3b trial called REPLACE underway in angioplasty, a Phase 3 trial underway in AMI, a Phase 3 trial underway in HIT/HITTS, a Phase 2 trial underway in CABG without the use of a bypass pump and a Phase 3 trial planned in patients with unstable angina. Our development plan is designed to highlight the clinical benefits of Angiomax initially in broad patient populations treated with heparin at high risk of clots or bleeding. We are also investigating other applications of Angiomax as an acute care product.

                         ANGIOMAX DEVELOPMENT PROGRAMS

                           [GRAPH DEPICTING CLINICAL
               STATUS OF OUR PRODUCTS AND POTENTIAL INDICATIONS]

Use of Angiomax in Angioplasty

Angioplasty. Angioplasty is a procedure involving the inflation of a balloon or deployment of a stent or other device inside an obstructed artery to restore normal blood flow. The coronary angioplasty procedure itself increases the risk of coronary clotting potentially leading to myocardial infarction, or MI, urgent revascularization through repeat angioplasty or CABG, or death.

Based on the most recently available hospital discharge data, in the United States, there were approximately 686,000 inpatient angioplasty procedures performed in 1997 and approximately 55,000 outpatient angioplasty procedures performed in 1996. We believe approximately one half of patients undergoing angioplasty in an inpatient hospital setting were admitted through the emergency room and may be categorized as high risk. Many of these high-risk patients have previously experienced a heart attack or have unstable angina.

To prevent clotting, anticoagulation therapy is routinely administered to patients undergoing angioplasty. Heparin is currently used as an anticoagulant in virtually all patients undergoing angioplasty. In addition, platelet inhibitors such as aspirin, an ADP inhibitor or a GP IIb/IIIa inhibitor are often administered.

A segment of patients undergoing angioplasty and receiving anticoagulation therapy are at risk of significant bleeding. For example, the risk is greater for patients who are elderly, female or underweight.


Angiomax Clinical Experience in Angioplasty. To date, we and the licensor of Angiomax, Biogen, have conducted clinical trials of Angiomax in over 5,500 patients undergoing angioplasty. These trials have shown that Angiomax is a predictable anticoagulant, which can be used in combination with other therapies and which results in fewer adverse clinical events when compared to heparin.

--------------------------------------------------------------------------------------------------------
                                     ANGIOPLASTY TRIALS OF ANGIOMAX
--------------------------------------------------------------------------------------------------------
     LEAD INVESTIGATORS         COMPLETED    PATIENTS    PHASE           TRIAL/STUDY DESCRIPTION
--------------------------------------------------------------------------------------------------------
  E. Topol                        1992          291        2      Angiomax dose-ranging trial
--------------------------------------------------------------------------------------------------------
  J. Bittl                        1994        4,312        3      Pivotal angioplasty trials comparing
                                                                  Angiomax with high dose heparin in
                                                                  unstable angina patients
--------------------------------------------------------------------------------------------------------
  M. Abernathy,                   1999           30        3      Interaction study of Angiomax with
     P. Aylward                                                   Ticlid
--------------------------------------------------------------------------------------------------------
  L. Wallentin                    1999           40        3      Trial comparing Angiomax with heparin
                                                                  in patients switched from low
                                                                  molecular weight heparin
--------------------------------------------------------------------------------------------------------
  H. White, P. Aylward            2000           26        3      Trial of Angiomax dosing in patients
                                                                  with normal to moderately impaired
                                                                  kidney function
--------------------------------------------------------------------------------------------------------
  N. Kleiman                      2000           42       3b      Interaction study of Angiomax with
                                                                  Integrilin
--------------------------------------------------------------------------------------------------------
  E. Topol, N. Kleiman,           1999           60        3      CACHET-A trial comparing Angiomax with
     A.M. Lincoff,                                                heparin in full-dose ReoPro patients
     R. Harrington
--------------------------------------------------------------------------------------------------------
  E. Topol, N. Kleiman,           2000          210        3      CACHET-B/C trial comparing Angiomax
     A. M. Lincoff,                                               with ReoPro plus heparin in broad
     R. Harrington                                                patient group
--------------------------------------------------------------------------------------------------------
  R. Califf, K. Mahaffey        Ongoing          18        3      Study of Angiomax in HIT/HITTS
                                                                  patients
--------------------------------------------------------------------------------------------------------
  J. Ormiston                     2000           49       3b      Angiomax single intravenous dose trial
--------------------------------------------------------------------------------------------------------
  J. Ormiston                     2000           33       3b      Interaction study of Angiomax with
                                                                  Aggrastat
--------------------------------------------------------------------------------------------------------
  A.M. Lincoff                  Ongoing         486       3b      REPLACE trial comparing Angiomax to
                                                                  heparin, with and without GP IIb/IIIa
                                                                  inhibitors
--------------------------------------------------------------------------------------------------------

Phase 3 Pivotal Trials in Angioplasty. Two similar, randomized double blind clinical trials compared the use of Angiomax to heparin in a total of 4,312 patients with unstable angina undergoing coronary balloon angioplasty. High doses of heparin were used in the trials. When measured seven days after treatment in the hospital, in comparison to heparin-treated patients in the trials, Angiomax-treated patients experienced:

- 43% fewer clinical events as measured by death, MI, revascularization procedures or major bleeding;

- 22% fewer ischemic events as measured by death, revascularization or MI; and

- 62% or 65% less bleeding, as measured by a protocol-defined end point of major bleeding or the transfusion of two or more units of blood, respectively.

The following table summarizes the combined clinical results for all unstable angina patients in the pivotal Phase 3 angioplasty trials.

                                                             --------------------------------------------------
                                                                                      PERCENTAGE
                                                                                       REDUCTION
                                                                                      IN ADVERSE
                                                             ANGIOMAX    HEPARIN    CLINICAL EVENTS    P-VALUE*
                                                             --------    -------    ---------------    --------
Number of patients.........................................   2,161       2,151
In hospital up to 7 days
  Death, MI, revascularization or major bleeding...........     8.3%       14.5%          43%           <0.001
  Death, MI or revascularization...........................     6.2%        7.9%          22%            0.039
  Major bleeding...........................................     3.5%        9.3%          62%           <0.001
  Transfusion..............................................     2.0%        5.7%          65%           <0.001
At 90 days
  Death, MI or revascularization...........................    15.7%       18.5%          15%            0.012

---------------
* The statistical significance of clinical results is determined by a widely-used statistical method that establishes the p-value of clinical results. For example, a p-value of less than 0.01 (p<0.01) means that the chance of the clinical results occurring by accident is less than 1 in 100.

The trials included a prospectively defined and separately stratified group of 741 patients, who had experienced an MI during the two weeks prior to angioplasty. The benefits of Angiomax as a direct thrombin inhibitor, compared to heparin as an indirect thrombin inhibitor, were more pronounced for this group of 741 patients who had experienced an MI during the two weeks prior to angioplasty. When measured seven days after treatment in the hospital, the Angiomax-treated patients experienced the following benefits:

- 64% fewer clinical events as measured by death, MI, revascularization procedures or major bleeding;

- 51% fewer ischemic events as measured by death, revascularization or MI; and

- 76% or 80% less bleeding, as measured by a protocol-defined major bleeding or as measured by a transfusion of two or more units of blood.

The following table summarizes the combined clinical results of the group of patients who had experienced a heart attack or MI during the two weeks prior to angioplasty in the pivotal Phase 3 angioplasty trials.

                                                             --------------------------------------------------
                                                                                      PERCENTAGE
                                                                                       REDUCTION
                                                                                      IN ADVERSE
                                                             ANGIOMAX    HEPARIN    CLINICAL EVENTS    P-VALUE
                                                             --------    -------    ---------------    --------
Number of patients.........................................     369         372
In hospital up to 7 days
  Death, MI, revascularization or major bleeding...........     6.5%       18.3%          64%           <0.001
  Death, MI or revascularization...........................     4.9%        9.9%          51%            0.009
  Major bleeding...........................................     2.4%       11.8%          80%           <0.001
  Transfusion..............................................     1.6%        6.7%          76%           <0.001
At 90 days
  Death, MI or revascularization...........................    11.7%       20.2%          42%           <0.003

Recent trends in interventional cardiology have resulted in heparin doses lower than those used in the Angiomax pivotal Phase 3 trials in angioplasty. We believe that this trend has been encouraged by the increasing combined use of platelet inhibitors and heparin in angioplasty. In most recent major angioplasty trials with GP IIb/IIIa inhibitors, lower heparin doses were used than in the Angiomax pivotal Phase 3 trials.

Heparin Dosing in Pivotal Phase 3 Angioplasty Trial. Analyses of data from a wide array of recent angioplasty trials show that the bleeding rates for the heparin patients in our trials were not higher than the bleeding rates for other trials where lower doses of heparin were used. Ischemic event rates for patients in the Angiomax pivotal Phase 3 trials were lower than for patients receiving lower doses of heparin without a GP IIb/IIIa inhibitor in other clinical studies.

CACHET-B/C Trials in Angioplasty. In February 2000, we completed the CACHET-B/C study, a 210 patient randomized, multicenter study, in angioplasty. The trial analyzed the use of Angiomax versus low-dose heparin. All heparin patients also received ReoPro. Although Angiomax patients could receive ReoPro under certain circumstances, physicians in the trial opted not to use ReoPro in 76% of the Angiomax patients.

The CACHET-B/C patient study population was broader than in earlier Angiomax trials, targeting lower risk patients undergoing angioplasty with expected stenting. Heparin and Angiomax doses were designed to achieve similar levels of anticoagulation. Aspirin with Ticlid or Plavix was used in most patients. As in previous trials, Angiomax provided predictable levels of dose response anticoagulation.

The combined incidence of death, MI, revascularization or major bleeding reported within seven days was 3.5% in Angiomax patients and 14.3% in heparin and ReoPro patients with a p-value of 0.013.

Low platelet count, or thrombocytopenia, was significantly less frequent among Angiomax patients than among heparin/ ReoPro patients with a p-value of 0.012. Other adverse events occurred with similar frequency in both groups. Angiomax showed no apparent pharmacological interaction with ReoPro.

The results of the CACHET-B/C study provides more support for the use of Angiomax as a foundation anticoagulant for angioplasty. In this study, Angiomax demonstrated predictable reversible anticoagulation and improved net clinical benefit over heparin. In addition, by decreasing major bleeds and reducing the need for revascularization and drug costs, we believe substantial cost savings are possible for hospitals on average for patients treated with Angiomax.

Interaction Studies. Specific interaction studies of Angiomax with GP IIb/IIIa inhibitors ReoPro, Integrilin and Aggrastat have not revealed any drug-drug interactions.

REPLACE Trial in Angioplasty. In November 2000, we began a randomized, open-label two-part Phase 3b trial of the use of Angiomax in angioplasty. We expect that the trial will be conducted at approximately 200 sites in the United States. The first part of the trial, which will include up to 1,000 patients, is designed to assess the clinical outcomes and health economics of Angiomax compared to heparin, with and without GP IIb/IIIa inhibitors. The second part of the trial, which will include up to 6,000 patients who have been referred for angioplasty, will include three randomized arms:

  - heparin with a GP IIb/IIIa inhibitor;

  - Angiomax with the provisional use of a GP IIb/IIIa inhibitor at the choice of the physician; and

  - Angiomax with a GP IIb/IIIa inhibitor.

Angiomax Commercialization Plans for Angioplasty. We plan to launch Angiomax in the United States in January 2001 using a 52 person sales force contracted from Innovex, Inc., which we will manage. In December 2000, we signed a master services agreement and a work order with Innovex under which Innovex agreed to provide the sales force, a sales territory management system and operational support for the launch of Angiomax.

We plan to focus our Angiomax marketing efforts on interventional cardiologists and other key clinical decision-makers for Angiomax. Our 52 person sales force has been configured to target the relatively small number of cardiac catheterization laboratories in which most of the angioplasty procedures in the United States are performed.

We expect Angiomax to provide cost savings to medical decision-makers using Angiomax as part of a safe and effective anticoagulant therapy. Many United States hospitals receive a fixed reimbursement amount for the angioplasties they perform. Because this amount is not based on the actual expenses the hospital incurs, the use of Angiomax has the potential to reduce a hospital's cost of treating an angioplasty patient by reducing bleeding and ischemic events and reducing the need for other treatment therapies. From 1995 to 1997, the incremental costs to a hospital averaged the following: approximately $12,000 for an angioplasty patient receiving a 2-unit transfusion; approximately $4,000 for revascularization in the form of a repeat angioplasty; and approximately $17,000 for an angioplasty patient revascularized by means of coronary artery bypass graft surgery. Our pricing structure for Angiomax is designed to provide hospitals with cost savings based on reductions in clinical events and reductions in drug costs.

If Angiomax is approved for use in other indications, such as AMI or unstable angina, we intend to market Angiomax for these indications in the United States by supplementing our commercial organization, or by collaborating with other biopharmaceutical companies.

Acute Myocardial Infarction

Acute myocardial infarction is a leading cause of death. AMI occurs when coronary arteries, which supply blood to the heart, become completely blocked with clot. AMI patients are routinely treated with heparin, with and without fibrinolytics. Heart attack patients are increasingly undergoing angioplasty as a primary treatment to unblock clotted arteries.

Based on the most recently available hospital discharge data, in 1997, there were approximately 871,000 AMI patients in the United States who were treated in a hospital.

Angiomax Clinical Experience in AMI. To date, we and Biogen have conducted clinical trials comparing Angiomax and heparin in over 14,000 AMI patients.


         LEAD INVESTIGATORS            COMPLETED    PATIENTS    PHASE             TRIAL DESCRIPTION
         ------------------            ---------    --------    -----   -------------------------------------
P. Theroux...........................      1992          45       2     Dose-ranging trial comparing Angiomax
                                                                        with heparin administered prior to a
                                                                        fibrinolytic
P. Theroux...........................      1993          68       2     Dose-ranging trial comparing Angiomax
                                                                        with heparin administered prior to a
                                                                        fibrinolytic
H. White.............................      1996         412       2     HERO-1: Dose-ranging trial comparing
                                                                        Angiomax with heparin administered
                                                                        following a fibrinolytic
H. White, R. Califf,
F. Van de Werf,
P. Aylward...........................   Ongoing      14,458       3     HERO-2: Mortality trial comparing
                                                                        Angiomax with heparin administered
                                                                        prior to a fibrinolytic in up to
                                                                        17,000 patients


---------------

The first two trials compared the effect of two doses of Angiomax with heparin as therapy administered in advance of streptokinase, a fibrinolytic, in heart attack patients. The trials were designed to compare the difference in rates of blood flow following therapy. The third trial, the Hirulog Early Reperfusion/Occlusion-1 trial, or the HERO-1 trial, was a multi-center, randomized, double blind comparison involving 412 patients. In this trial, patients with AMI were administered heparin or one of two doses of Angiomax as therapy following the administration of streptokinase and aspirin. Blood flow rates after therapy were evaluated using a standard measure of coronary artery blood flow.

The three Phase 2 trials demonstrated that use of Angiomax:

- resulted in normal blood flow in at least 34% more patients than heparin; and

- resulted in substantially less bleeding and the need for fewer transfusions than heparin.

The following table summarizes the clinical results for AMI patients in the Phase 2 clinical trials comparing Angiomax to heparin as combined with a fibrinolytic:

                                                              ----------------------------------------------
                                                              ANGIOMAX    HEPARIN     PERCENTAGE
                                                              PATIENTS    PATIENTS    IMPROVEMENT    P-VALUE
                                                              --------    --------    -----------    -------
Theroux Montreal Heart Institute Study 1 (45 patients)
  Full blood flow at 90 minutes.............................     67%         40%           67%         0.08
Theroux Montreal Heart Institute Study 2 (68 patients)
  Full blood flow at 90 minutes.............................     71%         31%          129%        0.006
  Transfusion...............................................      5%         31%           84%        <0.02
HERO-1 Trial (412 patients)
  Full blood flow at 90 minutes.............................     47%         35%           34%        0.024
  Major bleeding............................................     17%         28%           39%        <0.01

---------------

Based on the results of these Phase 2 trials, we are conducting a worldwide 17,000 patient Phase 3 clinical trial in AMI. In this HERO-2 Phase 3 trial, AMI patients receive Angiomax or heparin prior to treatment with a fibrinolytic. All patients receive aspirin and Streptase, a fibrinolytic. This trial is designed to demonstrate statistically significant improvement in 30-day cumulative mortality among patients receiving Angiomax, thus establishing Angiomax as the only direct thrombin inhibitor with mortality benefit compared to heparin in the management of AMI.


We are coordinating the HERO-2 trial with the Virtual Coordinating Center for Global Collaborative Cardiovascular Research Organization, commonly referred to as VIGOUR, an academic consortium of leading cardiologists and their affiliated institutions established to coordinate the efforts of large global clinical trials in cardiology. The trial has been approved in 43 countries, has over 500 active sites and is enrolling approximately 800 patients per month. To date, approximately 14,400 patients have been enrolled in the trial. We expect the trial to complete enrollment by the first half of 2001.


Following enrollment of approximately 2,000, 5,000 and 8,000 patients, an independent panel, the Drug Safety Monitoring Board, reviewed safety data from the trial to determine whether there were safety issues that would warrant modification or early termination of the trial. The Board completed the third planned review in August 2000, and the trial is proceeding without modification. In contrast, two previous trials using high doses of hirudin in patients including heart attack patients were stopped early because of excessive bleeding in the hirudin patients.

Acute Coronary Syndromes/Unstable Angina

Unstable angina is a condition in which patients experience the new onset of severe chest pain, increasingly frequent chest pain or chest pain that occurs while they are resting. Unstable angina is caused most often by a rupture of plaque on an arterial wall that ultimately decreases coronary blood flow but does not cause complete blockage of the artery. There are approximately 948,000 cases of unstable angina in the United States reported each year. Unstable angina is often treated in hospitals with anticoagulation therapy that may include aspirin, indirect thrombin inhibitors such as heparin or low molecular weight heparin and GP IIb/IIIa inhibitors. Many unstable angina patients undergo angioplasty or CABG.

Angiomax Clinical Experience in Unstable Angina. To date, we and Biogen have completed five Phase 2 trials of Angiomax in patients with unstable angina or who had experienced a less serious form of MI known as non Q-wave MI. These trials enrolled a total of 630 patients, of whom 553 received various doses of Angiomax. These studies have demonstrated that Angiomax is an anticoagulant which can be administered safely in patients with unstable angina.

The largest of these Phase 2 trials was a multicenter, double blind, placebo-controlled and randomized study in 410 patients with unstable angina or who had experienced non Q-wave MI. The trial compared the effect of three active dose levels and one placebo dose level of Angiomax with respect to death, MI, recurrent angina and major bleeding. Angiomax demonstrated a significant correlation between dose and anticoagulant effect.

In comparison to 160 patients treated with placebo doses in the trial, 250 patients treated with active doses of Angiomax experienced:

- a 68% reduction in death or MI in hospital with a p-value equal to 0.009; and

- a 59% reduction in death or MI after six weeks with a p-value equal to 0.014.

Other Indications

We and Biogen have conducted a number of additional clinical trials of Angiomax for other indications.

HIT/HITTS. Approximately one to three percent of patients who have received heparin for seven to 14 days experience a condition known as HIT/HITTS. The underlying mechanism for the condition appears to be an immunological response to a complex formed by heparin and another factor, resulting in the lowering of platelet counts, commonly referred to as thrombocytopenia, and in some cases in arterial or venous clotting, which may result in the need for limb amputation, or death. Because further administration of heparin is not possible, an alternative anticoagulant is necessary.

Prior to 1997, Angiomax was administered to a total of 39 HIT/HITTS patients undergoing angioplasty requiring anticoagulation for invasive coronary procedures or treatment of thrombosis. For those patients undergoing angioplasty and other procedures, Angiomax provided adequate anticoagulation, was well-tolerated and rarely resulted in bleeding complications.


Based upon the encouraging data in 39 patients, we are currently enrolling patients in a trial designed to evaluate the use of Angiomax for treatment of HIT/HITTS patients undergoing angioplasty. The trial has enrolled 18 patients to date and plans to enroll 50 patients in total.


Deep Venous Thrombosis. Thirty-one patients with clots in the veins in their legs and 222 patients undergoing orthopedic surgical procedures were treated with Angiomax in two open-label, dose-ranging Phase 2 trials in 1990. Both studies established that Angiomax was an active and well-tolerated anticoagulant and that the anticoagulant effects correlated with the dose of Angiomax.


CABG. We have initiated a 100 patient Phase 2 trial of Angiomax comparing Angiomax to heparin in patients undergoing off pump CABG. The trial was initiated in November 2000 and 9 patients have been enrolled in the trial to date.


We are actively considering further development plans to expand the uses of Angiomax in venous thrombosis and other indications.

Regulatory Status

In December 2000, we received approval from the FDA for the use of Angiomax in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. In connection with this approval, the FDA has required us to complete our ongoing trial evaluating the use of Angiomax for the treatment of HIT/HITTS patients undergoing angioplasty. Angiomax is intended for use with aspirin and has been studied only in patients also receiving aspirin.

In February 1998, we submitted a Marketing Authorization Application, or MAA, to the European Agency for the Evaluation of Medicinal Products, or EMEA, for use in unstable angina patients undergoing angioplasty. Following extended interaction with European regulatory authorities, the Committee of Proprietary Medicinal Products, or CPMP, of the EMEA voted in October 1999 not to recommend Angiomax for approval in angioplasty. The United Kingdom and Ireland dissented from this decision. We have withdrawn our application to the EMEA and are in active dialogue with European regulators to determine our alternative courses of action.

Angiomax was approved in New Zealand in September 1999 for use as an anticoagulant in patients undergoing coronary balloon angioplasty, and we began selling Angiomax in New Zealand in June 2000. We have submitted an application in Canada to market Angiomax for use in unstable angina patients undergoing angioplasty and are in active dialogue with Canadian regulators.

CTV-05

In 1999, we acquired from GyneLogix, Inc. exclusive worldwide rights to CTV-05, a strain of bacteria under clinical investigation for a broad range of applications in the areas of gynecological and reproductive health. We have entered into a clinical trial agreement with the National Institutes of Allergy and Infectious Diseases, a division of the National Institutes of Health, commonly referred to as NIH, to conduct a Phase 2 trial of CTV-05, a proprietary biotherapeutic agent for the treatment of bacterial vaginosis, or BV. BV, the most common gynecological infection in women of childbearing age, is an imbalance of naturally occurring organisms in the vagina.

Bacterial Vaginosis

BV develops when certain bacteria normally present in the vagina in low levels multiply to infectious levels. BV is associated with serious health risks such as pelvic inflammatory disease, pre-term birth, post-surgical infection and an increased susceptibility to sexually transmitted diseases, including AIDS. The standard treatments currently prescribed for BV are oral or topical antibiotics including metronidazole and clindamycin. These treatments are not optimal, having significant recurrence rates. Moreover, antibiotic use depletes a beneficial bacteria called lactobacilli.

CTV-05: Rationale, Product Profile and Clinical Studies

A healthy vagina is principally populated by lactobacilli. The presence of lactobacilli in the vagina, particularly those that produce hydrogen peroxide, has been linked to decreased incidence of BV and other urinary tract and gynecological infections. However, many women lack sufficient populations of hydrogen peroxide-producing lactobacilli to maintain vaginal health, making them more susceptible to infection.

Studies have shown that the CTV-05 strain of lactobacillus is able to restore the natural balance of the bacteria in the vagina and produce both hydrogen peroxide and lactic acid, substances which are active against disease-causing bacteria and serve a protective role. Because of this, CTV-05 has the potential to improve cure rates when used in conjunction with approved antibiotics, to prevent BV recurrence and thus to reduce serious health risks.


In the Phase 2 safety and efficacy trial, funded by NIH, CTV-05 is administered topically to BV patients. The study is primarily designed to show whether CTV-05 improves cure rates of BV at 30 days. The study is the first large trial to look at recurrence rates of BV at 90 days. To date, we have enrolled over 140 patients in a 400 patient trial at three sites and expect to conclude the trial in 2001.


Other Indications

Recently completed studies by GyneLogix under a Center for Disease Control and Prevention grant, have shown that CTV-05 is active against the organisms which cause yeast infections and gonorrhea. We plan to conduct pilot clinical studies in these indications.

IS-159

In 1998, we acquired from Immunotech S.A. exclusive worldwide rights to IS-159, a selective chemical that reacts with receptors found on cerebral blood vessels and nerve terminals. We are seeking a collaborator to develop IS-159 and do not intend to initiate further studies of IS-159 until we enter into a collaborative arrangement.

PRODUCT ACQUISITION STRATEGY

We plan to continue to acquire, develop and commercialize late-stage product candidates or approved products that make a clinical difference to patients managed by focused groups of medical decision-makers. Our strategy is to acquire late-stage development product candidates with an anticipated time to market of four years or less and existing clinical data which provides reasonable evidence of safety and efficacy. In addition, we aim to acquire approved products that can be marketed by our commercial organization. In making our acquisition decisions we attempt to select products that meet these criteria and achieve high investment returns by:

- understanding the market opportunity for initially-targeted uses of the drug;

- assessing the investment and development programs that will be necessary to achieve a marketable product profile in these initial uses; and

- attempting to structure the design of our development programs to obtain critical information relating to the clinical and economic performance of the product early in the development process, so that we can make key development decisions.

To date, we have implemented this strategy with Angiomax, CTV-05 and IS-159.

We intend to acquire products and product candidates with possible uses and markets beyond those on which our initial investment program will be focused. We plan to acquire other products that will enhance the acute hospital product franchise we are building around Angiomax. We are also seeking other specialty anti-infective products and product candidates that will fit into the franchise we expect to build around CTV-05.

We have assembled a management team with significant experience in drug development and in drug product launches and commercialization.

MANUFACTURING

We do not intend to build or operate manufacturing facilities but instead intend to enter into contracts for manufacturing development and/or commercial supply.

Angiomax

All Angiomax bulk drug substance used in non-clinical and clinical work performed to date has been produced by UCB Bioproducts by means of a chemical synthesis process. We have ordered, and for the foreseeable future will order, Angiomax bulk drug substance from UCB Bioproducts under the validated manufacturing process. Using this process, UCB Bioproducts has successfully completed the manufacture of bulk drug substance to meet anticipated commercial supply requirements in 2001.

Together with UCB Bioproducts, we have developed a second generation chemical synthesis process to improve the economics of the manufacturing of Angiomax bulk drug substance. This process, which must be approved by the FDA before it can be used, is known as the Chemilog process and involves limited changes to the early manufacturing steps of our current process in order to improve process economics. We expect the Chemilog process to produce material that is chemically equivalent to that produced using the current process. UCB Bioproducts has completed initial development of the process and is currently manufacturing validation batches.

We have entered into a commercial development and supply agreement with UCB Bioproducts for production of Angiomax bulk drug substance utilizing the Chemilog process. Under terms of the agreement, UCB Bioproducts will prepare and file the necessary drug master file for regulatory approval of the Chemilog process. If the Chemilog process is successfully developed and regulatory approval is obtained, we expect this process will result in a reduced cost of manufacturing.

We have developed reproducible analytical methods and processes for the manufacture of Angiomax drug product by Ben Venue Laboratories. Ben Venue Laboratories has carried out all of our Angiomax fill-finish activities and has released product for clinical trials and commercial sale.

CTV-05

To date, GyneLogix has manufactured all CTV-05 material used in clinical trials. In order to scale up production to produce sufficient materials for later phase clinical trials, we have entered into a manufacturing arrangement with The Dow Chemical Company. We are currently in the process of transferring the CTV-05 manufacturing technology to Dow.

STRATEGIC RELATIONSHIPS

In order to develop and commercialize our products, we leverage our resources by utilizing contract product development, manufacturing and sales companies.

UCB Bioproducts

In December 1999, we entered into a commercial development and supply agreement with UCB Bioproducts for the development and supply of Angiomax bulk drug substance. Under the terms of the agreement, UCB Bioproducts is also responsible for developing the Chemilog process in coordination with us and obtaining regulatory approval for use of the process. We have agreed to partially fund UCB Bioproducts' development activities. This funding is due upon the completion by UCB Bioproducts of development milestones. If UCB Bioproducts successfully completes each of these development milestones, we anticipate that total development funding paid by us will equal approximately $9.1 million. Of this $9.1 million, $7.7 million will be paid to UCB Bioproducts for validation batches of Angiomax manufactured using the Chemilog process, which we may use for commercial sale following regulatory approval of the Chemilog process. In addition, following successful development and regulatory approval of the Chemilog process, we have agreed to purchase Angiomax bulk drug substance exclusively from UCB Bioproducts at agreed upon prices for a period of seven years from the date of the first commercial sale of Angiomax produced under the Chemilog process. Following the expiration of the agreement, or if we terminate the agreement prior to its expiration, UCB Bioproducts will transfer the development technology to us. If we engage a third party to manufacture Angiomax for us using this technology, we will be obligated to pay UCB Bioproducts a royalty based on the amount paid by us to the third-party manufacturer.

PharmaBio/Quintiles

In August 1996, we entered into a strategic alliance with PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp. Under the terms of the strategic alliance agreement, PharmaBio and any of its affiliates who work on our projects will, at no cost to us, review and evaluate, jointly with us, development programs we design related to potential or actual product acquisitions. The purpose of this collaboration is to optimize the duration, cost, specifications and quality aspects of such programs. PharmaBio and its affiliates have also agreed to perform certain other services with respect to our products, including clinical and non-clinical development services, project management, project implementation, pharmacoeconomic services, regulatory affairs and post-marketing surveillance services and statistical, statistical programming, data processing and data management services. We have agreed to pay PharmaBio its standard fee for these other services, with certain exceptions for exceptional performance by PharmaBio. For more information regarding this alliance, please see "Transactions with Executive Officers, Directors and Five Percent Stockholders."

Innovex

In January 1997, we entered into a consulting agreement with Innovex, Inc., a subsidiary of Quintiles, which was subsequently superseded by a consulting agreement we executed with Innovex in December 1998. Pursuant to the terms of these agreements, Innovex has provided us with consulting services with respect to pharmaceutical marketing and sales.

In December 2000, we signed a master services agreement and a work order with Innovex to promote Angiomax. Under the agreement and work order, Innovex will provide a sales force of up to 52 sales representatives, a sales territory management system and operational support for the launch of Angiomax. Under the terms of the agreement and work order, we have paid Innovex a total of approximately $1.1 million for its services through December 31, 2000.

COMPETITION

The development and commercialization of new drugs is competitive and we will face competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that have been or are being developed by us, or may obtain FDA approval for their products more rapidly than we may obtain approval for ours.

Due to the incidence and severity of cardiovascular diseases, the market for anticoagulant therapies is large and competition is intense and growing. We are developing Angiomax as an anticoagulant therapy for the treatment of ischemic heart disease. There are a number of anticoagulant therapies currently on the market, awaiting regulatory approval or in development.

In general, anticoagulant drugs may be classified in three groups: drugs that directly or indirectly target and inhibit thrombin or its formation, drugs that target and inhibit platelets activation and aggregation and drugs that break down fibrin. Indirect thrombin inhibitors include heparin, low molecular weight heparins such as Lovenox, Fragmin and pentasaccharide. Direct thrombin inhibitors include Angiomax, Argatroban, Melagatran and hirudins such as Refludan. Platelet inhibitors include aspirin, Ticlid, Plavix, ReoPro, Integrilin and Aggrastat. Fibrinolytics include Streptase, Activase, Retevase and TNKase.

Because each group of anticoagulants acts on different clotting factors, we believe that there will be continued clinical work to determine the best combination of drugs for clinical use. We plan to position Angiomax as an alternative to heparin as baseline anticoagulation therapy for use in patients with ischemic heart disease. We expect Angiomax to be used with aspirin alone or in conjunction with other fibrinolytic drugs or platelet inhibitors. We will compete with indirect and direct thrombin inhibitors on the basis of efficacy and safety, ease of administration and economic value. Heparin's widespread use and low cost to hospitals will provide a selling challenge.

We do not plan to position Angiomax as a direct competitor to platelet inhibitors such as ReoPro from Centocor, Inc. and Eli Lilly and Company, Aggrastat from Merck, Inc. or Integrilin from Cor Therapeutics, Inc. and Schering-Plough Corporation. Similarly, we do not plan to position Angiomax as a competitor to fibrinolytic drugs such as Streptase from Aventis S.A., Retevase from Centocor, Inc., and Activase and TNKase from Genentech Inc. Platelet inhibitors and fibrinolytic drugs may, however, compete with Angiomax for the use of hospital financial resources. Many U.S. hospitals receive a fixed reimbursement amount per procedure for the angioplasties and other treatment therapies they perform.

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

Because this amount is not based on the actual expenses the hospital incurs, U.S. hospitals may be forced to use either Angiomax or a platelet inhibitor or fibrinolytic drugs but not both.

The acquisition or licensing of pharmaceutical products is a competitive area, and a number of more established companies, which have acknowledged strategies to license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisition. In addition, a number of established research-based pharmaceutical and biotechnology companies may have acquired products in late stages of development to augment their internal product lines. These established companies may have a competitive advantage over us due to their size, cash flows and institutional experience.

Many of our competitors will have substantially greater financial, technical and human resources than we have. Additional mergers and acquisitions in the pharmaceutical industry may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances made in the commercial applicability of technologies and greater availability of capital for investment in these fields. Our success will be based in part on our ability to build and actively manage a portfolio of drugs that address unmet medical needs and create value in patient therapy.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

Our success will depend in part on our ability to protect the products we acquire or license by obtaining and maintaining patent protection both in the United States and in other countries. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We plan to prosecute and defend any patents or patent applications we acquire or license, as well as any proprietary technology.

We have exclusively licensed from Biogen patents and applications for patents covering Angiomax and Angiomax analogs and other novel anticoagulants as compositions of matter, and processes for using Angiomax and Angiomax analogs and other novel anticoagulants. We have exclusively licensed from GyneLogix a patent and patent applications covering formulations and uses of the biotherapeutic agent CTV-05 for the treatment of urogenital and reproductive health. We have also exclusively licensed from Immunotech a patent and patent applications covering the pharmaceutical IS-159 and its use for the treatment of acute migraine headache. In each case, we are responsible for prosecuting and maintaining such patents and patent applications. In all, we exclusively license 10 issued United States patents and a broadly filed portfolio of corresponding foreign patents and patent applications. We have not yet filed any independent patent applications.

The patent positions of pharmaceutical and biotechnology firms like us are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued. Consequently, we do not know whether any of the applications we acquire or license will result in the issuance of patents or, if any patents are issued, whether they will provide significant proprietary protection or will be challenged, circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the priority of inventions covered by pending patent applications. Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, or in opposition proceedings in a foreign patent office, either of which could result in substantial cost to us, even if the eventual outcome is favorable to us. There can be no assurance that the patents, if issued, would be held valid by a court of competent jurisdiction. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using such technology.

The development of anticoagulants is intensely competitive. A number of pharmaceutical companies, biotechnology companies, universities and research institutions have filed patent applications or received patents in this field. Some of these applications are competitive with applications we have acquired or licensed, or conflict in certain respects with claims made under such applications. Such conflict could result in a significant reduction of the coverage of the patents we have acquired or licensed, if issued, which would have a material adverse effect on our business, financial condition and results of operations. In addition, if patents are issued to other companies that contain competitive or conflicting claims and such claims are ultimately determined to be valid, no assurance can be given that we would be able to obtain licenses to these patents at a reasonable cost, or develop or obtain alternative technology.

We also rely on trade secret protection for our confidential and proprietary information. No assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our trade secrets.

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

It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual shall be our exclusive property. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the our trade secrets in the event of unauthorized use or disclosure of such information.

LICENSE AGREEMENTS

Biogen, Inc.

In March 1997, we entered into an agreement with Biogen for the license of the anticoagulant pharmaceutical bivalirudin, which we have developed as Angiomax. Under the terms of the agreement, we acquired exclusive worldwide rights to the technology, patents, trademarks, inventories and know-how related to Angiomax. In exchange for the license, we paid $2.0 million on the closing date and are obligated to pay up to an additional $8.0 million upon reaching certain Angiomax sales milestones, including the first commercial sale of Angiomax for the treatment of AMI in the United States and Europe. In addition, we are obligated to pay royalties on future sales of Angiomax and on any sublicense royalties earned until the later of (1) 12 years after the date of the first commercial sale of the product in a country or (2) the date in which the product or its manufacture, use or sale is no longer covered by a valid claim of the licensed patent rights in such country. The agreement also stipulates that we use commercially reasonable efforts to meet certain milestones related to the development and commercialization of Angiomax, including expending at least $20.0 million for certain development and commercialization activities, which we met in 1998. The licenses and rights under the agreement remain in force until our obligation to pay royalties ceases. Either party may terminate the agreement for material breach, and we may terminate the agreement for any reason upon 90 days prior written notice.

GyneLogix, Inc.

In August 1999, we entered into an agreement with GyneLogix for the license of the biotherapeutic agent CTV-05, a strain of human lactobacillus currently under clinical investigation for applications in the areas of urogenital and reproductive health. Under the terms of the agreement, we acquired exclusive worldwide rights to the patents and know-how related to CTV-05. In exchange for the license, we have paid GyneLogix $400,000 and are obligated to pay up to an additional $100,000 upon reaching certain development and regulatory milestones and to fund agreed-upon operational costs of GyneLogix related to the development of CTV-05 on a monthly basis subject to a limitation of $50,000 per month. In addition, we are obligated to pay royalties on future sales of CTV-05 and on any sublicense royalties earned until the date on which the product is no longer covered by a valid claim of the licensed patent rights in a country. The agreement also stipulates that we must use commercially reasonable efforts in pursuing the development, commercialization and marketing of CTV-05 to maintain the license. The licenses and rights under the agreement remain in force until our obligation to pay royalties ceases. Either party may terminate the agreement for material breach, and we may terminate the agreement for any reason upon 60 days prior written notice.

Immunotech S.A.

In July 1998, we entered into an agreement with Immunotech for the license of the pharmaceutical IS-159 for the treatment of acute migraine headache. Under the terms of the agreement, we acquired exclusive worldwide rights to the patents and know-how related to IS-159. In exchange for the license, we paid $1.0 million on the closing date and are obligated to pay up to an additional $4.5 million upon reaching certain development and regulatory milestones. In addition, we are obligated to pay royalties on future sales of IS-159 and on any sublicense royalties earned until the date on which the product is no longer covered by a valid claim of the licensed patent rights in a country. The agreement also stipulates that we must use commercially reasonable efforts in pursuing the development, commercialization and marketing of IS-159 and meet certain development and regulatory milestones to maintain the license. The licenses and rights under the agreement remain in force until our obligation to pay royalties ceases. Either party may terminate the agreement for material breach, and we may terminate the agreement for any reason upon 60 days prior written notice.

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

GOVERNMENT REGULATION

Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing of our products. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, and, in the case of biologics, also under the Public Health Service Act, and implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as the FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

The steps required before a drug may be marketed in the United States include:

- pre-clinical laboratory tests, animal studies and formulation studies;

- submission to the FDA of an investigational new drug exemption, or IND, for human clinical testing, which must become effective before human clinical trials may begin;

- adequate and well-controlled clinical trials to establish the safety and efficacy of the drug for each indication;

- submission to the FDA of an NDA or biologics license application, or BLA;

- satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP; and

- FDA review and approval of the NDA or BLA.

Pre-clinical tests include laboratory evaluations of product chemistry, toxicity, and formulation, as well as animal studies. The results of the pre-clinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the investigational new drug exemption.

Clinical trials typically are conducted in three sequential Phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent Institutional Review Board before it can begin. Phase 1 usually involves the initial introduction of the investigational drug into people to evaluate its safety, dosage tolerance, phamacodynamics, and, if possible, to gain an early indication of its effectiveness. Phase 2 usually involves trials in a limited patient population to:

- evaluate dosage tolerance and appropriate dosage;

- identify possible adverse effects and safety risks; and

- evaluate preliminarily the efficacy of the drug for specific indications.

Phase 3 trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. We cannot guarantee that Phase 1, Phase 2 or Phase 3 testing will be completed successfully within any specified period of time, if at all. Furthermore, we or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA or BLA requesting approval to market the product for one or more indications. Before approving an application, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA determines the application and the manufacturing facilities are acceptable, the FDA will issue an approval letter. If the FDA determines the application or manufacturing facilities are not acceptable, the FDA will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. The testing and approval process requires substantial time, effort, and financial resources, and we cannot be sure that any approval will be granted on a timely basis, if at all. After approval, certain changes to the approved product, such as adding new indications, manufacturing changes, or additional labeling claims are subject to further FDA review and approval.

In December 2000, we received marketing approval from the FDA for Angiomax for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty.

After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. For example, as a condition of approval of an application, the FDA may require postmarketing testing and surveillance to monitor the drug's safety or efficacy. In the case of Angiomax, the FDA has required us to complete an ongoing 50 patient trial in which we are treating patients with HIT/HITTS who need coronary balloon angioplasty.

In addition, holders of an approved NDA or BLA are required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with certain requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with current good manufacturing practices and other aspects of regulatory compliance.

We use and will continue to use third-party manufacturers to produce our products in clinical and commercial quantities, and we cannot be sure that future FDA inspections will not identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product may result in restrictions on a product, manufacturer, or holder of an approved NDA or BLA, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

FACILITIES

We currently lease approximately 9,000 square feet of office space in Cambridge, Massachusetts and approximately 6,660 square feet of office space in Parsippany, New Jersey. We believe our current facilities will be sufficient to meet our needs for the foreseeable future, but that additional space will be available on commercially reasonable terms to meet space requirements if they arise. We also have offices in Oxford, United Kingdom and Parnell, Auckland, New Zealand.

LEGAL PROCEEDINGS

From time to time we have been and expect to continue to be subject to legal proceedings and claims in the ordinary course of business. We currently are not a party to any material legal proceeding.

EMPLOYEES

We believe that our success will depend greatly on our ability to identify, attract and retain capable employees. We have assembled a management team with significant experience in drug development and commercialization.


As of January 25, 2001, we employed 68 persons, of whom 10 hold M.D. and/or Ph.D. degrees and 16 hold other advanced degrees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.


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

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

-------------------------------------------------------------------------------------------------------
NAME                                             AGE    POSITION
-------------------------------------------------------------------------------------------------------
Clive A. Meanwell, M.D., Ph.D.*................  43     Chief Executive Officer, President and Director
Peyton J. Marshall, Ph.D.*.....................  45     Senior Vice President and Chief Financial
                                                        Officer
Glenn P. Sblendorio, M.B.A.*...................  44     Senior Vice President
David M. Stack*................................  49     Senior Vice President
John M. Nystrom, Ph.D.*........................  55     Vice President and Chief Technical Officer
David C. Mitchell..............................  47     Vice President
Frederick K. Paster, M.Sc., M.B.A. ............  35     Vice President
Thomas P. Quinn*...............................  42     Vice President
John D. Richards, D.Phil.*.....................  44     Vice President
Fred M. Ryan, M.B.A. ..........................  48     Vice President
John W. Villiger, Ph.D.*.......................  46     Vice President
Leonard Bell, M.D..............................  42     Director
Dennis B. Gillings, Ph.D. .....................  56     Director
Anders D. Hove, M.D., M.Sc., M.B.A.(1).........  35     Director
M. Fazle Husain(1).............................  36     Director
T. Scott Johnson, M.D.(1)......................  53     Director
Armin M. Kessler, Dh.c.(2).....................  62     Director
Nicholas J. Lowcock, M.B.A.(2).................  36     Director
James E. Thomas, M.Sc.(2)......................  40     Director

---------------
  * Executive Officer

 (1) Member of Audit Committee

 (2) Member of the Compensation Committee

Set forth below is certain information regarding the business experience during the past five years for each of the above-named persons.

Clive A. Meanwell, M.D., Ph.D. has been our Chief Executive Officer and President and a director since the inception of our company in July 1996. From 1995 to 1996, Dr. Meanwell was a Partner and Managing Director at MPM Capital L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President, from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell was also a member of Hoffmann-La Roche's pharmaceutical division operating board, its research and development board and its portfolio management committee. During his tenure as Director of Product Development, Dr. Meanwell had responsibility at Hoffmann-La Roche for the development and launch of Neupogen. During his tenure as Vice President, Worldwide Drug Regulatory Affairs, he had management responsibility for the regulatory approval of eight new products and nine significant line extensions of products. Dr. Meanwell also led an initiative at Hoffmann-La Roche to reengineer the drug development process with the goal of cutting the time and cost of drug development. Dr. Meanwell received his M.D. and Ph.D. from the University of Birmingham, United Kingdom.

Peyton J. Marshall, Ph.D. has been a Senior Vice President since January 2000 and our Chief Financial Officer since joining us in October 1997. From 1995 to October 1997, Dr. Marshall was based in London as a Managing Director and head of European Corporate Financing and Risk Management Origination at Union Bank of Switzerland, an investment banking firm. From 1986 to 1995, Dr. Marshall held various investment banking positions at Goldman Sachs and Company, an investment banking firm, including head of European product development from 1987 to 1993 and Executive Director, Derivatives Origination from 1993 to 1995. From 1981 to 1986, Dr. Marshall held several product development positions at

The First Boston Corporation, an investment banking firm, and was an Assistant Professor of Economics at Vanderbilt University. Dr. Marshall received his Ph.D. in economics from the Massachusetts Institute of Technology.

Glenn P. Sblendorio has been a Senior Vice President since July 2000, with primary responsibility for business development. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. From 1997 to 1998, Mr. Sblendorio served as Managing Director at Millennium Venture Management, LLC, a strategic consulting firm. From 1996 to 1997, Mr. Sblendorio was the Executive Vice President, Chief Financial Officer and Treasurer at PlayNet Technologies, a publicly traded internet company that develops entertainment systems. From 1993 to 1996, Mr. Sblendorio was the Senior Vice President and Chief Financial Officer for Sony Interactive Entertainment Inc. From 1981 to 1993, Mr. Sblendorio held several positions at Hoffmann-La Roche, Inc., including Vice President of Finance & Administration for Roche Molecular Systems and Controller Europe for the Amgen/Roche venture. Mr. Sblendorio received his B.A. in accounting from Pace University and his M.B.A. from Fairleigh Dickinson University. Mr. Sblendorio is also a CPA.

David M. Stack has been a Senior Vice President since April 2000. Under Mr. Stack's employment agreement with us, Mr. Stack has agreed to devote at least 24 hours per week to our business. Since January 2000, Mr. Stack has also served as President and General Partner of Stack Pharmaceuticals, Inc., a commercialization, marketing and strategy consulting firm serving pharmaceutical companies, and as a Senior Advisor to the Chief Executive Officer of Innovex Inc., a contract pharmaceutical organization. Mr. Stack served as President and General Manager of Innovex Inc. from May 1995 to December 1999. From April 1993 to May 1995, Mr. Stack served as Vice President, Business Development and Marketing at Immunomedics, Inc., a biotechnology company specializing in monoclonal antibodies in diagnostics and therapeutics. From September 1981 to March 1993, Mr. Stack was employed by Roche Laboratories, a division of Hoffmann-La Roche, where he was the Rocephin Product Director from June 1989 to December 1992 and Director, Business Development and Planning, Infectious Disease, Oncology and Virology from May 1992 to March 1993. Mr. Stack currently serves as director of Bio Imaging Laboratories, Inc. Mr. Stack received his B.S. in biology from Siena College and his B.S. in pharmacy from Albany College of Pharmacy.

John M. Nystrom, Ph.D. has been a Vice President since October 1998 and our Chief Technical Officer since December 1999. From July 1979 to October 1998, Dr. Nystrom was employed by the Arthur D. Little, an international technology and management consulting firm. During his 19 years with the firm he held numerous positions consulting to the fine chemical, biotechnology and pharmaceutical industries. In 1994 he was elected a Vice President of the firm, and his last position was that of Vice President and Director. Dr. Nystrom currently serves as a director of Cangene Corp. Dr. Nystrom received his B.S. and Ph.D. in chemical engineering from the University of Rhode Island.

David C. Mitchell has been a Vice President since December 2000 with a focus on information technology and information systems. His responsibilities include planning and implementing worldwide information systems. From February 1999 to December 2000, Mr. Mitchell was a Vice President of Information Technology for Innovex Americas. From July 1997 to February 1999, Mr. Mitchell was Director of Information Technology at NBC. Prior to joining NBC, Mr. Mitchell served as the Director of Programming and Technology at Walt Disney Pictures and Television for twelve years. Mr. Mitchell received his Bachelor of Music from Arizona State University.

Frederick K. Paster, M.Sc., M.B.A. has been a Vice President since September 1999, with a focus on worldwide product partnering, product development strategy and market/pricing analysis. Mr. Paster is also involved in new product acquisitions and corporate partnerships. From 1994 until he joined us in September 1998, Mr. Paster was a Manager with The Boston Consulting Group, a management consulting firm. From 1990 to 1992, Mr. Paster was located in Germany and Belgium as European Programs Manager for ESI, a computer software and services firm. Mr. Paster received his B.S. and M.Sc. degrees in engineering from the Massachusetts Institute of Technology and received his M.B.A. from the Harvard Business School.

Thomas P. Quinn has been a Vice President since April 2000, with a focus on the launch of Angiomax, business development and product in-licensing. Mr. Quinn has served as a Partner of Stack Pharmaceuticals, Inc. since January 2000 and served as the Vice President of Marketing of Stack Pharmaceuticals, Inc. from January 2000 through May 2000. From November 1997 to January 2000, Mr. Quinn was Senior Vice President, Business Development at Innovex. From January 1996 to July 1997, Mr. Quinn was employed by the Strategic Planning/New Business Development Department of Bristol-Myers Squibb Inc., a pharmaceutical company, where his responsibilities included domestic and global portfolio management and franchise development. From April 1992 to December 1995, Mr. Quinn was involved in the commercial start-up of the U.S. Therapeutics Division of Boehringer Mannheim Corporation, a pharmaceutical company.

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

John D. Richards, D.Phil. joined us in October 1997 and has been a Vice President since 1999, with a focus on product manufacturing and quality. From 1993 until he joined us in October 1997, Dr. Richards was Director of Process Development and Manufacturing at Immulogic Pharmaceutical Corporation, a pharmaceutical company. From 1989 to 1993, Dr. Richards was a Technical Manager at Zeneca PLC, a pharmaceutical company, where he developed and implemented processes for the manufacture of peptides as pharmaceutical active intermediates. In 1986, Dr. Richards helped establish Cambridge Research Biochemicals, a manufacturer of peptide-based products for pharmaceutical and academic customers. Dr. Richards received his M.A. and D.Phil. in organic chemistry from the University of Oxford, United Kingdom, and has carried out post-doctoral research work at the Medical Research Councils Laboratory of Molecular Biology in Cambridge, United Kingdom.

Fred M. Ryan, M.B.A. has been a Vice President since April 2000, with a focus on corporate strategic development, new product acquisitions and Angiomax commercial development. Under Mr. Ryan's employment agreement with us, Mr. Ryan has agreed to devote at least 24 hours per week to our business. Since April 2000, Mr. Ryan has also served as a Partner and the Vice President of Business Development of Stack Pharmaceuticals, Inc. From July 1991 to April 2000, he held senior management positions with Novartis Pharmaceuticals, Inc. in the United States in both the Consumer Pharmaceuticals and Prescription Pharmaceuticals businesses in the areas of Finance, Strategic Planning, Business Development and Marketing, serving from 1998 to April 2000 as Executive Director Mature Products responsible for managing sales and marketing activities for a portfolio of products having annual sales in excess of $500 million. From 1989 to 1991, he served as Assistant Controller for Alusuisse-Lonza in the United States. From 1985 to 1988, he served as Senior Financial Manager for Ciba Consumer Pharmaceuticals (Ciba). He received his B.S. and B.A. degrees from Bryant College and his M.B.A. from Fairleigh Dickinson University.

John W. Villiger, Ph.D. has been a Vice President since March 1997, with a focus on cardiovascular product development. From December 1986 until he joined us in March 1997, Dr. Villiger held various positions in product development at Hoffmann-La Roche, including Head of Global Project Management from 1995 to 1996 and International Project Director from 1991 to 1995. As Head of Global Project Management, Dr. Villiger was responsible for overseeing the development of Hoffmann-LaRoche's pharmaceutical portfolio, with management responsibility for over 50 development programs. As International Project Director, Dr. Villiger was responsible for the global development of Tolcapone also known as tasmar. Dr. Villiger received his Ph.D. in neuropharmacology from the University of Otago.

Leonard Bell, M.D. has been a director since May 2000. Dr. Bell currently serves as the President and Chief Executive Officer, Secretary and Treasurer of Alexion Pharmaceuticals, Inc., a pharmaceutical company, which positions he has held since January 1992. From 1991 to 1992, Dr. Bell was an Assistant Professor of Medicine and Pathology and co-Director of the Program in Vascular Biology at the Yale University School of Medicine. From 1990 to 1992, Dr. Bell was an attending physician at the Yale-New Haven Hospital and an Assistant Professor in the Department of Internal Medicine at the Yale University School of Medicine. Dr. Bell was the recipient of the Physician Scientist Award from the National Institutes of Health and Grant-in-Aid from the American Heart Association as well as various honors and awards from academic and professional organizations. His work has resulted in more than 20 scientific publications and three patent applications. Dr. Bell is a director of the Connecticut Technology Council and Connecticut United For Research Excellence, Inc. He also served as a director of the Biotechnology Research and Development Corporation from 1993 to 1997. Dr. Bell received his A.B. from Brown University and M.D. from the Yale University School of Medicine. Dr. Bell is currently an Adjunct Assistant Professor of Medicine and Pathology at the Yale University School of Medicine. Dr. Bell also serves as a director of Alexion Pharmaceuticals, Inc.

Dennis B. Gillings, Ph.D. has been a director since September 1996. Dr. Gillings has served as Chairman and Chief Executive Officer of Quintiles Transnational Corp., since its founding by him in 1982. Quintiles provides integrated product development, commercial development and other services to the pharmaceutical, biotechnology, medical device and healthcare industries. From 1972 to 1988, Dr. Gillings was a Professor of Biostatistics at the University of North Carolina at Chapel Hill. Dr. Gillings serves as a director of ICAgen, Inc. and Triangle Pharmaceuticals, Inc. Dr. Gillings received his diploma in mathematical statistics from Cambridge University and his Ph.D. in mathematics from the University of Exeter, United Kingdom.

Anders Hove, M.D., M.Sc., M.B.A. has been a director since December 1998. Dr. Hove has been a member of the Bellevue Group since 1996, which focuses on investing in public and private biotechnology companies in the United States and in Europe. From 1991 to 1996, Dr. Hove held various positions at Ciba-Geigy Pharmaceuticals Division in clinical development, international marketing and business development. Dr. Hove currently serves as a director of Virologic, Inc., a biotechnology company. Dr. Hove received his M.B.A. from INSEAD and his M.D. from the University of Copenhagen.

M. Fazle Husain has been a director since September 1998. Since 1991, Mr. Husain has been a General Partner of Morgan Stanley Venture Partners, L.P., a private partnership affiliated with Morgan Stanley Dean Witter. Mr. Husain focuses primarily on investments in the health care industry, including health care services, medical technology and health care information technology. He currently serves on the board of directors of IntegraMed America, Inc., Allscripts, Inc., Healthstream, Inc. and Cardiac Pathways Corporation. Mr. Husain received his Sc.B. degree in chemical engineering from Brown University and his M.B.A. from the Harvard Graduate School of Business Administration.

T. Scott Johnson, M.D. has been a director since September 1996. In July 1999, Dr. Johnson founded JSB Partners, L.P., an investment bank focusing on mergers and acquisitions, private financings and corporate alliances within the health care sector. From July 1991 to June 1999, Dr. Johnson served as a founder and managing director of MPM Capital, L.P. Dr. Johnson held academic positions at the Harvard Medical School from 1978 to 1996 and was actively involved in both basic science and clinical research at the Beth Israel Hospital and the Brigham and Women's Hospital. Dr. Johnson received both his B.A. and M.D. from the University of Alabama.

Armin M. Kessler, Dh.c. has been a director since October 1998. Dr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd., Basel, United States and Japan (now Novartis Pharma A.G.) and, most recently, at Hoffmann-La Roche, Basel where he was Chief Operating Officer and Head of the Pharmaceutical Division until 1995. Dr. Kessler has served as a director of Hoffmann-La Roche, Syntex Corporation and Genentech, Inc., and Dr. Kessler currently serves as a director of Neutherapeutics, Inc., a biopharmaceutical company. Dr. Kessler received his degrees in physics and chemistry from the University of Pretoria, his degree in chemical engineering from the University of Cape Town, his law degree from Seton Hall and his honorary doctorate in business administration from the University of Pretoria.

Nicholas J. Lowcock, M.B.A. has been a director since December 2000. He previously served as a director of the Company from September 1996 until December 1998. Mr. Lowcock has been with Warburg, Pincus since 1994. Prior to joining Warburg, Pincus he was with the Boston Consulting Group and previously worked in the pharmaceutical industry in the United Kingdom. Mr. Lowcock serves as a director of Eurand Pharmaceutical Holdings, B.V., Leciva Pharmaceutical Holdings B.V., Wright Medical Group Inc., Craegmoor Healthcare Ltd., PharmaIdea B.V. and Aspect Educational Holdings Ltd. Mr. Lowcock is also a director of Project Hope U.K., a charity devoted to improving healthcare in developing nations. Mr. Lowcock received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in Experimental Psychology from Oxford University.

James E. Thomas, M.Sc. has been a director since September 1996. From 1989 to May 2000, Mr. Thomas served as Managing Director of E.M. Warburg, Pincus & Co., LLC. From 1984 to 1989, Mr. Thomas was a Vice President at Goldman Sachs International in London. Mr. Thomas currently serves as a director of Transkaryotic Therapies, Inc. Mr. Thomas received his B.Sc. in finance and economics from the Wharton School at the University of Pennsylvania and his M.Sc. in economics from the London School of Economics.

BOARD COMPOSITION

We currently have nine directors. Pursuant to the terms of a stockholders' voting agreement that we entered with certain of our stockholders in connection with the sale of our shares of preferred stock, Messrs. Bell, Gillings, Hove, Husain, Johnson, Lowcock and Thomas were elected to our board of directors. This agreement terminated by its terms upon the completion of our initial public offering. However, so long as any of the investors who were party to that agreement, excluding Biotech Growth, S.A., own 20% percent of our outstanding common stock, they will be entitled to nominate two individuals to serve as directors, and so long as they own 10% of our outstanding common stock, they will be able to nominate one individual to serve as a director. Warburg, Pincus is entitled to nominate two individuals to serve as directors. Mr. Lowcock serves on our board of directors as a representative of Warburg, Pincus and Warburg, Pincus has the right to nominate a second director.

Our board of directors is divided into three classes, each of whose members serve for a staggered three-year term. The division of the three classes, the directors and their respective election dates are as follows:

- the class 1 directors are Drs. Gillings, Hove and Johnson, and their term will expire at the annual meeting of stockholders to be held in 2001;

- the class 2 directors are Dr. Meanwell and Messrs. Lowcock and Husain, and their term will expire at the annual meeting of stockholders to be held in 2002; and

- the class 3 directors are Drs. Kessler and Bell and Mr. Thomas, and their term will expire at the annual meeting of stockholders to be held in 2003.

At each annual meeting of stockholders, the successors to directors whose terms are to expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

BOARD COMMITTEES

Audit Committee. Our audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent public accountants. Current members of our audit committee are Drs. Hove and Johnson and Mr. Husain.

Compensation Committee. Our compensation committee reviews and recommends to the board the compensation and benefits of all of our officers and reviews general policies relating to the compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Dr. Kessler and Messrs. Lowcock and Thomas.

DIRECTOR COMPENSATION

Generally, our non-employee directors receive $2,500 from us for each meeting of the board of directors which they attend in person and $500 for each meeting in which they participate by telephone. The chairmen of our audit and compensation committees receive $1,000 from us for each committee meeting he or she attends in person and $500 for each committee meeting in which he or she participates by telephone. Directors are reimbursed for expenses in connection with their attendance at board meetings.

In addition, we may, in our discretion, grant stock options and other equity awards to our non-employee directors under our 1998 stock incentive plan. In 1998, Dr. Kessler was granted an option to purchase 14,600 shares of common stock at an exercise price of $1.23 per share. In May 2000, Dr. Bell and Mr. Thomas were each granted an option to purchase 14,600 shares of common stock at an exercise price of $4.79 per share. These options vest in 48 equal monthly installments commencing one month after the date of grant.

2000 OUTSIDE DIRECTOR STOCK OPTION PLAN

Our 2000 Outside Director Stock Option Plan was adopted by our board of directors on May 15, 2000. Under the plan, our non-employee directors will be eligible to receive non-statutory options to purchase shares of our common stock. A total of 250,000 shares of our common stock may be issued upon the exercise of options granted under the director stock option plan.

Under the terms of the director stock option plan, each non-employee director will be granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, each non-employee director will receive an option to purchase 7,500 shares of our common stock on the date of each annual meeting of our stockholders commencing with the 2001 annual meeting of stockholders, other than a director who was initially elected to the board of directors at any such annual meeting. All options granted under the plan vest in 48 equal monthly installments commencing one month after the date of grant. The exercise price per share of all options will equal the fair market value per share of our common stock on the option grant date. Each grant under the director stock option plan will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service. In December 2000, Mr. Lowcock was granted an option to purchase 20,000 shares of common stock at an exercise price of $26.00 per share.

CARDIOLOGY ADVISORY BOARD

We have established a cardiology advisory board to guide and counsel us on all aspects of interventional cardiology practice. The entire cardiology advisory board meets twice a year, and we contact individual members as needed. Members of this board provide input on product research and development strategy, education and publication plans. We do not employ any of the members of the cardiology advisory board, and members may have other consulting or advisory contracts. Accordingly, members devote only a small portion of their time to us. In addition to the cardiology advisory board, we have consulting relationships with a number of scientific and medical experts who advise us on a project-specific basis. The members of the cardiology advisory board are:

------------------------------------------------------------------------------------------------------
              NAME                           AFFILIATION                           TITLE
------------------------------------------------------------------------------------------------------
Eric J. Topol, M.D., Chair......   The Cleveland Clinic Foundation    Chairman and Professor,
                                                                      Department of Cardiology
Eric R. Bates, M.D..............   University of Michigan Medical     Professor, Internal Medicine
                                   Center
John A. Bittl, M.D..............   Ocala Heart Institute              Interventional Cardiologist
Robert M. Califf, M.D...........   Duke University Clinical           Associate Vice Chancellor,
                                   Research Institute                 Clinical Research, Professor of
                                                                      Medicine, CEO
Frederick Feit, M.D.............   New York University Medical        Director, Cardiac
                                   Center/Tisch Hospital              Catheterization Laboratory
Bernard J. Gersh, M.B., Ch.B.,
  D.Phil........................   Mayo Clinic                        Professor of Medicine
Neal S. Kleiman, M.D............   The Methodist Hospital             Assistant Director, Cardiac
                                                                      Catheterization Laboratories
A. Michael Lincoff, M.D.........   The Cleveland Clinic Foundation    Director, Experimental
                                                                      Interventional Laboratory
Jeffrey J. Popma, M.D...........   Cardiology Research Foundation     Executive Director
Jeffrey I. Weitz, M.D...........   McMaster University, Canada        Professor of Medicine and
                                                                      Director, Experimental
                                                                      Thrombosis and Atherosclerosis
                                                                      Group
Harvey White, D.Sc..............   Green Lane Hospital, New Zealand   Director of Cardiovascular
                                                                      Research and Coronary Care

EXECUTIVE COMPENSATION

The following table presents summary information for the years ended December 31, 1999 and 2000, regarding the compensation of each of our most highly compensated executive officers.

Summary Compensation Table

                                                                   ---------------------------------------
                                                                                                 LONG-TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                                                                                    AWARDS
                                                                           ANNUAL             ------------
                                                                        COMPENSATION           SECURITIES
                                                                   -----------------------     UNDERLYING
NAME AND POSITION                                          YEAR       SALARY        BONUS       OPTIONS
-----------------                                          ----    ------------    -------    ------------
Clive A. Meanwell, M.D., Ph.D............................  2000      $250,000      $85,000       424,781
  President and Chief Executive Officer                    1999      $200,000           --            --

Peyton J. Marshall, Ph.D.................................  2000      $200,000      $70,000       271,446
  Senior Vice President and Chief Financial Officer        1999      $150,000           --            --

John W. Villiger, Ph.D...................................  2000      $195,000      $60,000       188,591
  Vice President                                           1999      $195,000           --            --

John M. Nystrom, Ph.D....................................  2000      $165,000      $50,000       121,101
  Vice President and Chief Technical Officer               1999      $165,000           --            --

John D. Richards, D. Phil................................  2000      $143,654      $42,100        51,591
  Vice President                                           1999      $130,000           --            --

Option Grants in 2000

The following table summarizes information regarding options granted to each of the individuals listed in the summary compensation table as of December 31, 2000.

Amounts in the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent an estimate or projection of our future common stock prices. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

                       ------------------------------------------------------------------------------------------------------------
                                             INDIVIDUAL GRANTS(1)
                       ----------------------------------------------------------------
                                      PERCENT OF
                        NUMBER OF          TOTAL                                           POTENTIAL REALIZABLE VALUE AT ASSUMED
                       SECURITIES        OPTIONS                                          ANNUAL RATES OF STOCK PRICE APPRECIATION
                       UNDERLYING     GRANTED TO    EXERCISE                                          FOR OPTION TERM
                          OPTIONS   EMPLOYEES IN   PRICE PER  MARKET PRICE   EXPIRATION  ------------------------------------------
NAME                      GRANTED           2000       SHARE     PER SHARE         DATE            0%             5%            10%
----                   ----------   ------------   ---------  ------------   ----------  ------------   ------------   ------------
Clive A. Meanwell,
  M.D., Ph.D. .......   70,445(2)          2.3%     $   1.23   $ 7.00(3)       1/11/10    $  406,265     $  716,382     $1,192,163
                         2,336(4)          0.1%     $   1.23   $11.20(3)        3/1/10    $   23,283     $   39,737     $   64,981
                       292,000(5)          9.5%     $   4.79   $12.60(3)       5/15/10    $2,279,200     $4,593,029     $8,142,897
                        30,000(5)          1.0%     $  26.00   $26.00         12/12/10            --     $  490,538     $1,243,119
                        30,000(5)          1.0%     $  24.25   $24.25         12/15/10            --     $  457,521     $1,159,448
Peyton J. Marshall,
  Ph.D. .............   34,310(2)          1.1%     $   1.23   $ 7.00(3)       1/11/10    $  197,870     $  348,912     $  580,639
                         2,336(4)          0.1%     $   1.23   $11.20(3)        3/1/10    $   23,283     $   39,737     $   64,981
                       189,800(5)          6.2%     $   4.79   $12.60(3)       5/15/10    $1,481,480     $2,985,469     $5,292,883
                        22,500(5)          0.7%     $  26.00   $26.00         12/12/10            --     $  367,903     $  932,339
                        22,500(5)          0.7%     $  24.25   $24.25         12/15/10            --     $  343,141     $  869,586
John W. Villiger,
  Ph.D. .............   31,755(2)          1.0%     $   1.23   $ 7.00(3)       1/11/10    $  183,135     $  322,929     $  537,400
                         2,336(4)          0.1%     $   1.23   $11.20(3)        3/1/10    $   23,283     $   39,737     $   64,981
                       109,500(5)          3.6%     $   4.79   $14.00(3)        6/6/10    $1,008,000     $1,972,095     $3,451,207
                        22,500(5)          0.7%     $  26.00   $26.00         12/12/10            --     $  367,903     $  932,339
                        22,500(5)          0.7%     $  24.25   $24.25         12/15/10            --     $  343,141     $  869,586
John M. Nystrom,
  Ph.D. .............   40,515(2)          1.3%     $   1.23   $ 7.00(3)       1/11/10    $  233,655     $  412,013     $  685,648
                         2,336(4)          0.1%     $   1.23   $11.20(3)        3/1/10    $   23,283     $   39,737     $   64,981
                        18,250(5)          0.6%     $   3.08   $12.60(3)       3/23/10    $  173,700     $  318,314     $  540,181
                        30,000(5)          1.0%     $  26.00   $26.00         12/12/10            --     $  490,538     $1,243,119
                        30,000(5)          1.0%     $  24.25   $24.25         12/15/10            --     $  457,521     $1,159,448
John D. Richards,
  D. Phil ...........   14,783(2)          0.5%     $   1.23   $ 7.00(3)       1/11/10    $   85,250     $  150,324     $  250,161
                         7,008(4)          0.2%     $   1.23   $11.20(3)        3/1/10    $   69,850     $  119,211     $  194,942
                        14,600(5)          0.5%     $   3.08   $12.60(3)       3/23/10    $  138,960     $  254,651     $  432,145
                         7,600(5)          0.2%     $  26.00   $26.00         12/12/10            --     $  124,270     $  314,924
                         7,600(5)          0.2%     $  24.25   $24.25         12/15/10            --     $  115,905     $  293,727

---------------
(1) Our 1998 stock incentive plan provides that stock options which are otherwise unvested may be exercised for restricted stock which is subject to vesting and a repurchase option.

(2) Eighty percent of the shares underlying the option will vest in 48 equal monthly installments ending January 11, 2004. Twenty percent of the shares underlying the option vested upon FDA approval of Angiomax.

(3) For all options granted prior to our initial public offering in August 2000, the market price per share was determined based on the estimated initial public offering price of our common stock as used to determine compensation expense as required by the SEC.

(4) Two-thirds of the shares underlying the option vested upon FDA approval of Angiomax. One-third of the shares underlying the option will vest six months following FDA approval of Angiomax.

(5) The option will vest in 48 equal monthly installments commencing one month following the date of grant.

Option Values at December 31, 2000

The following table presents the number and value of securities underlying unexercised options that are held by each of the individuals listed in the summary compensation table as of December 31, 2000. No shares were acquired upon the exercise of stock options by these individuals during the year ended December 31, 2000.

Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2000" are based on the closing sale price on December 29, 2000 of $20.50 per share, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

                                   --------------------------------------------------------------------------------------
                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                     SHARES                         OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                    ACQUIRED                     DECEMBER 31, 2000               DECEMBER 31, 2000
                                       ON         VALUE     ---------------------------    ------------------------------
NAME                                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE(1)
----                               -----------   --------   -----------   -------------    -----------   ----------------
Clive A. Meanwell, M.D.,
  Ph.D. .........................        --            --     96,145         369,516       $1,709,272       $5,078,649
Peyton J. Marshall, Ph.D. .......        --            --     51,878         238,548       $  900,957       $3,151,696
John W. Villiger, Ph.D. .........    61,648      $793,068     13,687         140,813       $  214,961       $1,504,789
John M. Nystrom, Ph.D. ..........    29,200      $347,670     32,826         135,725       $  633,136       $1,450,830
John D. Richards, D. Phil .......        --            --     15,812          41,253       $  299,590       $  480,028

---------------
(1) Our 1998 stock incentive plan provides that stock options which are otherwise unvested may be exercised for restricted stock which is subject to vesting and a repurchase option.

EMPLOYMENT AGREEMENTS

Dr. Meanwell serves as our President and Chief Executive Officer pursuant to the terms of an employment agreement dated September 5, 1996. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Meanwell's annual compensation is determined by the board of directors. If Dr. Meanwell terminates his employment for good reason, as defined in the agreement, or if we elect to voluntarily terminate his employment, Dr. Meanwell will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Dr. Marshall serves as our Chief Financial Officer pursuant to the terms of an employment agreement dated October 20, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Marshall's annual compensation is determined by the board of directors. If Dr. Marshall terminates his employment for good reason, as defined in the agreement, or if we elect to voluntarily terminate his employment, Dr. Marshall will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Marshall has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Dr. Villiger serves as one of our vice presidents pursuant to the terms of an employment agreement dated March 10, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Villiger's annual compensation is determined by the board of directors. If Dr. Villiger terminates his employment for good reason, as defined in the agreement, or if we elect to voluntarily terminate his employment, Dr. Villiger will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Villiger has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Dr. Nystrom serves as our Chief Technical Officer pursuant to the terms of an employment agreement dated September 29, 1998. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Nystrom's annual compensation is determined by the board of directors. If Dr. Nystrom terminates his employment for good reason, as defined in the agreement, Dr. Nystrom will be entitled to up to six months salary and the same health, disability and other benefits as were provided during his employment for a period of six months after the date of his termination. If we elect to voluntarily terminate his employment, Dr. Nystrom will be entitled to up to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Nystrom has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

Dr. Richards serves as one of our vice presidents pursuant to the terms of an employment agreement dated October 16, 1997. This agreement renews automatically on a yearly basis unless either party provides written notice of non-renewal. Pursuant to the terms of the agreement, Dr. Richards' annual compensation is determined by the board of directors. If Dr. Richards terminates his employment for good reason, as defined in the agreement, or if we elect to voluntarily terminate his employment, Dr. Richards will be entitled to three months salary and the same health, disability and other benefits as were provided during his employment for a period of three months after the date of his termination. Dr. Richards has agreed not to compete with us during the term of his employment and for a period of one year after his termination.

EMPLOYEE BENEFIT PLANS

1998 Stock Incentive Plan

We adopted our 1998 stock incentive plan in April 1998 and have reserved 4,368,259 shares of our common stock for issuance under the 1998 plan. As of December 31, 2000, options to purchase 3,192,112 shares of our common stock were outstanding and 227,527 shares of common stock have been issued upon the exercise of stock options.

Our 1998 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock and other stock-based awards. Our officers, employees, directors, consultants and advisors, and those of our subsidiaries, are eligible to receive awards under the 1998 plan, however, incentive stock options may only be granted to our employees.

Our board of directors administers the 1998 plan, although it may delegate its authority to one or more of its committees and, in limited circumstances, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the plan, including the granting of options to our executive officers. In accordance with the provisions of the 1998 plan, our compensation committee selects the recipients of awards and determines the:

- number of shares of common stock covered by options and the dates upon which such options become exercisable;

- exercise price of options;

- duration of options; and

- number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

In the event of a merger or other acquisition event, our board of directors must provide for all outstanding awards under the 1998 plan to be assumed or substituted for by the acquiror. If the acquiror does not assume or substitute for outstanding awards, our board of directors may provide that all unexercised options will become exercisable in full prior to the completion of the event and that these options will terminate upon completion of the event if not previously exercised. If our stockholders will receive cash in the acquisition event, any options that would become exercisable will be converted into cash. If any of these events constitutes a change in control, the assumed or substituted options will be immediately exercisable in full if the holder of the options is terminated by the acquiror within one year of the change in control.

No award may be granted under the 1998 plan after April 13, 2008 but the vesting and effectiveness of awards granted before April 13, 2008 may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 1998 plan except that no award granted after an amendment of the plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

2000 Employee Stock Purchase Plan

Our 2000 Employee Stock Purchase Plan was adopted by our board of directors on May 15, 2000. The purchase plan became effective upon the completion of our initial public offering. The purchase plan authorizes the issuance of up to a total of 255,500 shares of our common stock to participating employees.

All of our employees, including our directors who are employees and all employees of any participating subsidiaries, whose customary employment is for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would, immediately after an option grant, own 5% or more of the total combined voting power or value of our stock or the stock of any of our subsidiaries are not eligible to participate in the purchase plan. As of December 31, 2000, 21 of our employees participate in the purchase plan.

We will make one or more offerings to our employees to purchase stock under the purchase plan. Offerings will begin on dates established by our board of directors, and each offering commencement date will begin a six-month period during which payroll deductions will be made and held for the purchase of our common stock at the end of the purchase plan period. The first offering period under the purchase plan commenced on September 1, 2000 and will end on February 28, 2001.

On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize between 1% and 10% of his or her base pay to be deducted by us during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the closing price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase in any one offering period a number of shares which exceeds the number of shares determined by dividing (a) the product of $2,083 and the number or fraction of months in the offering period by (b) the closing price of a share of our common stock on the commencement date of the offering period. Our board of directors may, in its discretion, choose an offering period of 12 months or less for each offering and may choose a different offering period for each offering.

An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares that the accumulated payroll deductions in the employee's account would purchase at the date of death.

Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any particular current executive officer, by all current executive officers as a group or by non-executive employees as a group.

401(k) Plan

Our employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Our employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

CHANGE IN CONTROL ARRANGEMENTS

The terms of restricted stock agreements between us and certain of our employees, as well as the option agreements evidencing the grant of options under the 1998 plan, provide that in the event that we consummate an acquisition, as defined in the agreements, and the employee or optionholder, within a period of one year after the acquisition:

(1) is terminated without cause;

(2) is terminated as the result of death, severe physical or mental disability;
or

(3) terminates his or her employment for good reason in accordance with the terms of the agreements, the shares covered by such agreements shall vest in full.

              TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND
                           FIVE PERCENT STOCKHOLDERS

Since our incorporation in July 1996, we have engaged in the following transactions with our directors, officers and holders of more than five percent of our voting securities and affiliates of our directors, officers and five percent stockholders:

ISSUANCE OF SERIES A PREFERRED STOCK

In September 1996, we issued 4,675 units, each unit consisting of one share of our series A preferred stock and 365 shares of our common stock, at price per unit of $1,000 for a total purchase price of $4.7 million. Of the 4,675 units sold, 4,009 units were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                     -------------------------------------------------
                                                        SERIES A
NAME                                                 PREFERRED STOCK    COMMON STOCK    PURCHASE PRICE
----                                                 ---------------    ------------    --------------
Warburg, Pincus Venture Partners, L.P..............            2,000         730,000        $2,000,000
PharmaBio Development, Inc.........................            1,425         520,125         1,425,000
MPM Capital L.P....................................              250          91,250           250,000
Clive A. Meanwell..................................              167          60,955           167,000
T. Scott Johnson...................................              167          60,955           167,000

In June and December 1997, we issued an aggregate of 34,456 units, each unit consisted of one share of our series A preferred stock and 208.571 shares of common stock, at price per unit of $1,000 for a total purchase price of $34.6 million. Of the 34,456 units sold, 32,670 units were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                     -------------------------------------------------
                                                        SERIES A
NAME                                                 PREFERRED STOCK    COMMON STOCK    PURCHASE PRICE
----                                                 ---------------    ------------    --------------
Biotech Growth S.A.................................           15,000       3,128,571       $15,000,000
Warburg, Pincus Venture Partners, L.P..............           14,000       2,920,000        14,000,000
PharmaBio Development, Inc.........................            2,670         556,880         2,670,000
Clive A. Meanwell..................................              550         114,714           550,000
Peyton J. Marshall.................................              350          73,000           350,000
John W. Villiger...................................              100          20,856           100,000

In April, 1997, we issued three promissory notes in the principal amounts of $1.2 million and $610,000 to Warburg, Pincus and Biotech Target, an affiliate of Biotech Growth, respectively. The outstanding principal amount of these notes was converted into units in the June 1997 financing.

EXCHANGE

In August 1998, the holders of the units issued in 1996 and 1997 exchanged these units, as well as shares of our series A preferred stock issued as stock dividends in December 1997 and August 1998, into shares of our series I and II convertible preferred stock. Stockholders who purchased units in 1996 received shares of our series I convertible preferred stock and those who purchased units in 1997 received shares of series II convertible preferred stock. The following directors, officers and five percent stockholders and their affiliates received shares in the exchange:

                                                              ------------------------------------
                                                                  SERIES I            SERIES II
NAME                                                           PREFERRED STOCK     PREFERRED STOCK
----                                                          -----------------    ---------------
Biotech Growth S.A..........................................                 --          4,621,143
Warburg, Pincus Venture Partners, L.P.......................          1,071,000          4,283,143
PharmaBio Development, Inc..................................            764,500            818,286
Clive A. Meanwell...........................................             87,500            165,143
MPM Capital L.P.............................................            135,000                 --
Peyton J. Marshall..........................................                 --            104,000
T. Scott Johnson............................................             90,000                 --
John W. Villiger............................................                 --             29,714

All shares of series I and series II convertible preferred stock, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of our initial public offering, automatically converted into an aggregate of 10,932,334 shares of common stock upon the closing of our initial public offering.

ISSUANCE OF SERIES III CONVERTIBLE PREFERRED STOCK

In August 1998, we issued an aggregate of 8,399,593 shares of series III preferred stock at a price per share of $4.32 for a total purchase price of $36.3 million. Of the 8,399,593 shares, 6,643,519 shares were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                              ------------------------------
                                                                SERIES III
                                                                CONVERTIBLE       PURCHASE
NAME                                                          PREFERRED STOCK       PRICE
----                                                          ---------------    -----------
Warburg, Pincus Venture Partners, L.P.......................        2,546,296    $10,999,999
Morgan Stanley Venture Partners III, L.L.C..................        1,851,852      8,000,001
Alta Partners...............................................        1,736,112      7,500,004
Biotech Growth S.A..........................................          462,963      2,000,000
Clive A. Meanwell...........................................           23,148         99,999
Peyton J. Marshall..........................................           23,148         99,999

All shares of our series III convertible preferred stock, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of our initial public offering, automatically converted into an aggregate of 7,038,398 shares of our common stock upon the closing of our initial public offering.

1999 DIVIDEND

In July 1999, we issued a stock dividend on all outstanding shares of series I convertible preferred stock, series II convertible preferred stock and series III convertible preferred stock. In connection with the dividend, we issued 172,005 shares of series I convertible preferred stock, 725,214 shares of series II convertible preferred stock and 571,510 shares of series III convertible preferred stock. The dividend covered the period from August 8, 1998 to July 31, 1999 with respect to series I and II convertible preferred stock and August 12, 1998 to July 31, 1999 with respect to the series III convertible preferred stock.

NOTE FINANCINGS

In October 1999, we issued convertible promissory notes in the aggregate principal amount of $6.0 million. The notes bore interest at a rate of 8% per year and were redeemable on January 15, 2001. In connection with the issuance of the notes, we issued common stock purchase warrants to purchase an aggregate of 1,013,877 shares of common stock with an exercise price of $5.92 per share. The warrants must be exercised by October 19, 2004. The following directors, officers and five percent stockholders and their affiliates purchased notes and warrants:

                                                              ------------------------
                                                                          WARRANTS TO
                                                                            PURCHASE
NAME                                                            NOTES     COMMON STOCK
----                                                          ----------  ------------
Warburg, Pincus Venture Partners, L.P.......................  $2,750,000       464,699
Morgan Stanley Venture Partners III, L.L.C..................     643,959       108,877
Alta Partners...............................................     604,048       102,072
PharmaBio Development, Inc..................................     551,103        93,126
Biotech Growth S.A..........................................     500,000        84,490
Clive A. Meanwell...........................................     150,000        25,347
Peyton J. Marshall..........................................      60,175        10,168
T. Scott Johnson............................................      31,357         5,295
John M. Nystrom.............................................      20,000         3,379
John W. Villiger............................................      10,000         1,689

In March 2000, we issued convertible promissory notes in the aggregate principal amount of $13.3 million. The notes bore interest at a rate of 8% per year and were redeemable on January 15, 2001. In connection with the issuance of the notes, we issued common stock purchase warrants to purchase an aggregate of 2,255,687 shares of common stock with an exercise price of $5.92 per share. The warrants must be exercised by March 2, 2005. The following directors, officers and five percent stockholders and their affiliates purchased notes and warrants:

                                                              ------------------------
                                                                          WARRANTS TO
                                                                            PURCHASE
NAME                                                            NOTES     COMMON STOCK
----                                                          ----------  ------------
Warburg, Pincus Venture Partners, L.P.......................  $4,800,000       811,111
Biotech Growth S.A..........................................   3,500,000       591,435
PharmaBio Development, Inc..................................   1,120,000       189,259
Morgan Stanley Venture Partners III, L.L.C..................   1,132,279       191,333
Alta Partners...............................................   1,100,000       185,879
Armin M. Kessler............................................     200,000        33,796
Clive A. Meanwell...........................................     200,000        33,796
T. Scott Johnson............................................      50,000         8,449
Peyton J. Marshall..........................................      50,000         8,449
John M. Nystrom.............................................      10,000         1,689
John W. Villiger............................................      10,000         1,689

On May 17, 2000, the outstanding aggregate principal amount of the notes issued in October 1999 and March 2000, and accrued interest thereon, were converted into an aggregate of 4,535,366 shares of our series IV convertible preferred stock. The following directors, executive officers and five percent stockholders and their affiliates received 4,100,748 shares of our series IV preferred stock in the conversion:

                                                              ------------------------------
                                                                               SERIES IV
NAME                                                            NOTES       PREFERRED STOCK
----                                                          ----------    ----------------
Warburg, Pincus Venture Partners, L.P.......................  $7,639,901           1,768,495
Biotech Growth S.A..........................................   4,060,110             939,840
Morgan Stanley Venture Partners III, L.L.C..................   1,797,789             416,153
Alta Partners...............................................   1,724,556             399,201
PharmaBio Development, Inc..................................   1,691,752             391,609
Clive A. Meanwell...........................................     353,874              81,915
Armin M. Kessler............................................     203,332              47,067
Peyton J. Marshall..........................................     111,225              25,746
T. Scott Johnson............................................      82,283              19,047
John M. Nystrom.............................................      30,239               6,999
John W. Villiger............................................      20,203               4,676

ISSUANCE OF SERIES IV CONVERTIBLE PREFERRED STOCK

In May 2000, we issued an aggregate of 1,411,000 shares of our series IV convertible preferred stock at a price per share of $4.32 for a total purchase price of $6.1 million. Of the 1,411,000 shares, 1,275,000 shares were sold to the following directors, officers and five percent stockholders and their affiliates:

                                                              ---------------------------------
                                                                 SERIES IV
                                                                 PREFERRED
NAME                                                               STOCK         PURCHASE PRICE
----                                                          ---------------    --------------
Warburg, Pincus Venture Partners, L.P.......................          555,000        $2,397,600
Biotech Growth S.A..........................................          345,000         1,490,400
Morgan Stanley Venture Investors III, L.L.C.................          130,000           561,600
Alta Partners...............................................          130,000           561,600
PharmaBio Development, Inc..................................          115,000           496,800

All shares of our series IV convertible preferred stock, including the shares issued upon the conversion of the notes, including accrued dividends on such stock from August 1, 2000 through August 11, 2000, the closing of our initial public offering, automatically converted into an aggregate of 4,411,003 shares of common stock upon the consummation of our initial public offering.

2000 DIVIDEND

In July 2000, we issued a stock dividend on all outstanding shares of series I convertible preferred stock, series II convertible preferred stock, series III convertible preferred stock and series IV convertible preferred stock. In connection with the dividend we issued 187,458 shares of series I convertible preferred stock, 790,358 shares of series II convertible preferred stock, 629,530 shares series III convertible preferred stock and 84,394 shares of series IV convertible preferred stock. The dividend covered the period from August 1, 1999 to July 31, 2000 with respect to the series I, II and III convertible preferred stock and May 17, 2000 to July 31, 2000 with respect to the series IV convertible preferred stock.

CERTAIN RELATIONSHIPS

PharmaBio/Quintiles

In August 1996, we entered into a strategic alliance with PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp. Under the terms of the strategic alliance agreement, PharmaBio and any of its affiliates who work on our projects will, at no cost to us, review and evaluate, jointly with us, development programs we design related to potential or actual product acquisitions. The purpose of this collaboration is to optimize the duration, cost, specifications and quality aspects of such programs. PharmaBio and its affiliates have also agreed to perform other services with respect to our products, including clinical and non-clinical development services, project management, project implementation, pharmacoeconomic services, regulatory affairs and post-marketing surveillance services and statistical, statistical programming, data processing and data management services pursuant to work orders agreed to by us and PharmaBio from time to time. Through December 31, 2000, we had entered into approximately 40 work orders with PharmaBio and had paid PharmaBio a total of $10.87 million. We have outstanding obligations to PharmaBio of an additional $462,574 under outstanding work orders.

In addition, under the strategic alliance agreement, if PharmaBio and its affiliates exceed performance milestones agreed upon prior to the initiation of services under any work order, we will pay certain bonuses (not to exceed 10% of the net revenues PharmaBio and its affiliates received for such services) which, at the option of PharmaBio, may be paid in shares of our common stock. To date, performance milestones have been requested and agreed upon for one work order out of the work orders completed or outstanding, and no such agreed upon milestones remain outstanding.

Innovex

In January 1997, we entered into a consulting agreement with Innovex, Inc., a subsidiary of Quintiles, which was subsequently superseded by a consulting agreement we executed with Innovex in December 1998. Pursuant to the terms of these agreements, Innovex has provided us with consulting services with respect to pharmaceutical marketing and sales. Since December 1997, we have also entered into various clinical services agreements with Innovex pursuant to which Innovex has provided project management, clinical monitoring, site management, medical monitoring, regulatory affairs, data management and quality assurance services with respect to clinical trials of Angiomax. None of the clinical services agreements is currently outstanding. Through December 31, 2000, we had paid Innovex $1.77 million under all of these agreements.

In July 2000, we signed a letter of intent with Innovex to enter into a sales agreement under which Innovex would provide sales and marketing services in connection with Angiomax. Although the letter of intent contemplated the negotiation and execution of a binding sales agreement and could be terminated at any time by either party if no binding sales agreement was reached, we agreed in the letter of intent that Innovex would begin performing its services immediately. These services included recruiting and training up to 50 sales representatives and engaging in other agreed-upon activities.

In December 2000, we signed a master services agreement and a work order with Innovex under which Innovex agreed to provide contract sales, marketing and commercialization services relating to Angiomax. Under the master services agreement, Innovex may provide additional services unrelated to Angiomax pursuant to work orders entered into from time-to-time. Under the master services agreement and the Angiomax work order, Innovex will provide the Angiomax sales force of 52 representatives, a sales territory management system and operational support for the launch of Angiomax. We will provide the marketing plan and marketing materials for the sales force and other sales and marketing support and direction for the sales force. For Innovex's services, we have agreed to pay a daily fee for each day worked by the members of the sales force. We will reimburse Innovex for expenses incurred in providing the services and for the incentive compensation paid to the sales force by Innovex. We have the right to terminate the work order and the master services agreement at any time upon 90 days written notice. We may hire members of the sales force, although we may incur additional fees to Innovex. Through December 31, 2000, we had paid Innovex $1.1 million for its services under the letter of intent and master services agreement and work order.

Stack Pharmaceuticals

In April 2000, we entered into an agreement with Stack Pharmaceuticals, Inc., which is an entity controlled by David Stack, one of our senior vice presidents, which we amended in August 2000. Pursuant to the terms of this agreement, as amended, Stack Pharmaceuticals will perform infrastructure services for us, which includes providing office facilities, equipment and supplies for our employees based in New Jersey, and such consulting, advisory and related services for us as we may agree from time to time. For the infrastructure services, we have agreed to pay Stack Pharmaceuticals a services fee of $20,100 per month. The fees for any additional services to be provided to us will be agreed upon with Stack Pharmaceuticals prior to the delivery of such services. The term of this agreement continues until April 1, 2001, but either party may terminate it earlier upon 90 days prior written notice. From January 2000 through March 2000, Stack Pharmaceuticals provided us with consulting services under a consulting agreement which expired on March 31, 2000. Through December 31, 2000, we had paid Stack Pharmaceuticals a total of $406,614 under these agreements.

                             PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of December 31, 2000, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

- each of the individuals listed in the "Summary Compensation Table" above;

- each of our directors;

- each person, or group of affiliated persons, who is known by us to beneficially own five percent or more of our common stock; and

- all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of capital stock held by that person as of December 31, 2000 as set forth under the heading "Number of Shares Beneficially Owned" below and shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2000 as set forth under the heading "Shares Issuable Pursuant to Options and Warrants Exercisable within 60 days of December 31, 2000" below. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 30,320,450 shares of common stock outstanding on December 31, 2000 and 34,320,450 shares of common stock outstanding after completion of this offering. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, One Cambridge Center, Cambridge, Massachusetts 02142.

                                                       -----------------------------------------------------------
                                                              BENEFICIAL OWNERSHIP
                                                                PRIOR TO OFFERING
                                                       -----------------------------------
                                                                         SHARES ISSUABLE
                                                                       PURSUANT TO OPTIONS         PERCENTAGE
                                                                          AND WARRANTS            BENEFICIALLY
                                                        NUMBER OF          EXERCISABLE               OWNED
                                                          SHARES         WITHIN 60 DAYS       --------------------
                                                       BENEFICIALLY      OF DECEMBER 31,       BEFORE      AFTER
                                                          OWNED               2000            OFFERING    OFFERING
                                                       ------------    -------------------    --------    --------
5% STOCKHOLDERS:
Warburg, Pincus Ventures, L.P.(1)....................    8,329,446          1,275,810            30.4%       27.0%
Biotech Growth S.A.(2)...............................    5,204,837            675,925            19.0%       16.8%
Morgan Stanley Venture Partners(3)...................    1,952,777            300,210             7.4%        6.5%
Alta Partners(4).....................................    1,843,474            287,951             7.0%        6.2%
PharmaBio Development, Inc.(5).......................    1,699,544            282,385             6.5%        5.7%

                                                       -----------------------------------------------------------
                                                              BENEFICIAL OWNERSHIP
                                                                PRIOR TO OFFERING
                                                       -----------------------------------
                                                                         SHARES ISSUABLE
                                                                       PURSUANT TO OPTIONS         PERCENTAGE
                                                                          AND WARRANTS            BENEFICIALLY
                                                        NUMBER OF          EXERCISABLE               OWNED
                                                          SHARES         WITHIN 60 DAYS       --------------------
                                                       BENEFICIALLY      OF DECEMBER 31,       BEFORE      AFTER
                                                          OWNED               2000            OFFERING    OFFERING
                                                       ------------    -------------------    --------    --------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Clive A. Meanwell....................................      510,400            174,005             2.2%        2.0%
Peyton J. Marshall(6)................................      271,420             82,208             1.2%        1.0%
John W. Villiger(7)..................................      209,465             23,502               *           *
John M. Nystrom(8)...................................       36,925             47,295               *           *
John D. Richards.....................................       37,100             17,776               *           *
Leonard Bell.........................................           --              2,727               *           *
Dennis B. Gillings(9)................................           --                 --               *           *
Anders D. Hove(10)...................................           --                 --               *           *
M. Fazle Husain(11)..................................    1,952,777            300,210             7.4%        6.5%
T. Scott Johnson(12).................................       89,396             13,744               *           *
Armin M. Kessler(13).................................       37,914             42,312               *           *
Nicholas J. Lowcock(14)..............................    8,329,446          1,276,643            30.4%       27.0%
James E. Thomas......................................           --              2,727               *           *
All directors and executive officers as a group (16
  persons)...........................................   11,474,843          2,054,490            41.8%       37.2%


---------------
 *  Represents beneficial ownership of less than 1 percent.

 (1) Warburg, Pincus Ventures, L.P. is the stockholder. Warburg, Pincus & Co. is the sole general partner of Warburg, Pincus Ventures. Warburg, Pincus Ventures is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E.M. Warburg, Pincus & Co., LLC and may be deemed to control both entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017.

 (2) Pablo Javier Espino, Aida May Biggs and Adelina M. De Estribi, members of the board of directors of Biotech Growth S.A., share ultimate voting and dispositive power over the shares held of record by Biotech Growth S.A. The address of each person and Biotech Growth S.A. is c/o Morgan & Morgan, 53 Street Urbainazcion Obarrio, Torre Swiss Bank, 16th Floor, Republic of Panama.

 (3) Includes 1,713,322 shares of common stock and warrants to purchase 263,399 shares of common stock held by Morgan Stanley Venture Partners III, L.P., 164,501 shares of common stock and warrants to purchase 25,288 shares of common stock held by Morgan Stanley Venture Investors III, L.P. and 74,954 shares of common stock and warrants to purchase 11,523 shares of common stock held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Morgan Stanley Dean Witter & Co. is the sole stockholder of Morgan Stanley Venture Capital III, Inc., which is the managing member of Morgan Stanley Venture Partners III, L.L.C., which is the general partner of each of Morgan Stanley Venture Capital III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. The address for Morgan Stanley Venture Partners is 1221 Avenue of the Americas, 33rd Floor, New York, New York 10020.

 (4) Includes 1,145,880 shares of common stock and warrants for 178,987 shares of common stock held by Alta BioPharma Partners, L.P. The Medicines Company Chase Partners (Alta Bio), LLC beneficially owns 654,406 shares of common stock and warrants for 102,218 shares of common stock. Alta Embarcadero BioPharma Partners, LLC beneficially owns 43,188 shares of common stock and warrants for 6,746 shares of common stock. Alta Partners provides investment advisory services to several venture capital funds, including Alta BioPharma Partners L.P., The Medicines Company Chase Partners (Alta
     Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. The respective general partners and managing members of Alta BioPharma Partners, L.P., The Medicines Company Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment power with respect to the shares owned by such funds.

     The principals of Alta Partners are members of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and Alta/Chase BioPharma Management, LLC (which is the managing member of The Medicines Company Chase Partners (Alta Bio), LLC and Alta Embarcadero BioPharma Partners, LLC. As general partners and managing members of such entities, they may be deemed to share voting and investment powers for the shares held by the funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

     Alta Partners is a venture capital company with an office in San Francisco. Alta Partners is a California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, The Medicines Company Chase Partners (Alta
     Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.

 (5) Pharma Bio Development, Inc. is a wholly owned subsidiary of Quintiles Transnational Corp., a publicly held company. The address for PharmaBio Development, Inc. is c/o Quintiles Transnational Corp., 4709 Creekstone Drive, Riverbirch Building, Durham, North Carolina 27703-8411.

 (6) Includes 58,400 shares of common stock held in custody for the benefit of his minor children.

 (7) Includes 209,465 shares of common stock and warrants to purchase 3,378 shares of common stock held in trust for the benefit of the Villiger Family.

 (8) Includes 10,820 shares of common stock held by Dr. Nystrom's children. Dr. Nystrom disclaims beneficial ownership of these shares.

 (9) Does not include 1,699,544 shares of common stock or warrants to purchase 282,385 shares of common stock held by PharmaBio Development, Inc., a wholly owned subsidiary of Quintiles Transnational Corp. Mr. Gillings is the Chairman and Chief Executive Officer of Quintiles Transnational Corp. Mr. Gillings disclaims beneficial ownership of these shares.

(10) Does not include 5,204,837 shares of common stock or warrants to purchase 675,925 shares of common stock held by Biotech Growth S.A. Dr. Hove is affiliated with Bellevue Group which serves as the non-discretionary investment manager of Biotech Growth S.A. Dr. Hove disclaims beneficial ownership of these shares.

(11) Consists solely of shares of common stock and warrants to purchase common stock held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Enterpreneur Fund, L.P. Mr. Husain is a vice president of Morgan Stanley Venture Partners III, Inc. which is the sole member of Morgan Stanley Venture Partners III, L.L.C., which is a general partner of each of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain disclaims beneficial ownership of these shares.

(12) Includes 16,726 shares of common stock held in trust for the benefit of his minor children.

(13) Includes 3,000 shares of common stock held by Dr. Kessler's wife.

(14) Includes 8,329,446 shares of common stock and warrants to purchase 1,275,810 shares of common stock held by Warburg, Pincus Ventures, L.P. Mr. Lowcock, a director of the Company, is a Managing Director of E.M. Warburg, Pincus & Co., LLC. All shares indicated as owned by Mr. Lowcock are included because of his affiliation with the Warburg Pincus entities.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $1.00 par value per share.

The following summary of our capital stock, and some of the provisions of our certificate of incorporation and other agreements to which we and our stockholders are parties, is not intended to be complete and is qualified by reference to our certificate of incorporation and any other agreements included as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

COMMON STOCK

As of December 31, 2000, there were 30,320,450 shares of our common stock outstanding held by 73 stockholders of record.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionally any dividends declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. There are currently no shares of preferred stock outstanding.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

WARRANTS

As of December 31, 2000, we had outstanding common stock purchase warrants entitling their holders to purchase an aggregate of 3,269,564 shares of common stock at an exercise price of $5.92 per share. In October 1999, we issued warrants exercisable at any time prior to October 19, 2004 for 1,013,877 shares of our common stock in connection with the sale of 8% convertible promissory notes in the aggregate principal amount of $6.0 million. In March 2000, we issued warrants exercisable at any time prior to March 2, 2005 for 2,255,687 shares of our common stock in connection with the sale of 8% convertible promissory notes in the aggregate principal amount of $13.3 million.

REGISTRATION RIGHTS

The holders of 22,381,735 shares of common stock and warrants exercisable for 3,269,564 shares of common stock are entitled to require us to register their shares under the Securities Act as provided in a registration rights agreement between us and such holders. Under this agreement, if we propose to register any of our securities under the Securities Act, either for our account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and to include their shares of common stock in the registration. Additionally, such holders may, on up to two occasions, require us to register their shares of common stock under the Securities Act. In addition, we are required to use our best efforts to effect any such registration. We are responsible for paying the expense of any such registration. Further, such holders may require us to file nine additional registration statements on form S-3 at our expense. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities pursuant to a Form S-1, including this offering.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporate Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

- prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

- on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Charter and By-law Provisions

Our charter and our amended and restated by-laws provide for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management -- Board Composition." Under our charter and by-laws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitation on and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of our company.

Our charter and by-laws also provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our by-laws further provide that special meetings of the stockholders may only be called by the chairman of our board of directors, our president or a majority of our board. In order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice and provide us with certain information. These provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our charter and our by-laws require the affirmative vote of holders of at least 50% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors to amend or repeal any of the provisions described in the prior two paragraphs.

Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

Mellon Investor Services, LLC has been appointed as the transfer agent and registrar for our common stock.

NASDAQ NATIONAL MARKET LISTING

Our shares of common stock are listed on the Nasdaq National Market under the symbol "MDCO".

                        SHARES ELIGIBLE FOR FUTURE SALE


Upon the closing of this offering, we will have outstanding an aggregate of 34,320,450 shares of common stock and currently exercisable warrants to purchase 3,269,564 shares of common stock. Of the shares, the 6,900,000 shares sold in our initial public offering and all of the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. Generally, the balance of the outstanding shares of common stock are "restricted securities." Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.



In connection with our initial public offering, our executive officers, directors and certain other stockholders agreed pursuant to "lock-up" agreements that, with limited exceptions, for a period of 180 days from the date of the prospectus for our initial public offering, they would not sell any shares of common stock without the prior written consent of J.P. Morgan Securities Inc. These agreements expire on February 3, 2001.



In connection with this offering, our executive officers, directors and other stockholders holding a total of approximately 20,328,355 shares of common stock and currently exercisable warrants to purchase approximately 2,956,027 shares of common stock have agreed pursuant to new "lock-up" agreements, with limited exceptions, not to sell any shares of common stock without the prior written consent of J.P. Morgan Securities Inc. during the period commencing on the date of the final prospectus relating to this offering and continuing to and including the date 90 days after the date of such prospectus.


As a result of these "lock-up" agreements and the rules under the Securities Act, the restricted shares subject to these "lock-up" agreements will be available for sale in the public market, subject, to certain volume and other restrictions, as follows:


----------------------------------------------------------------------------------------------------------
                          NUMBER OF SHARES
DATE                      ELIGIBLE FOR SALE   COMMENT
------------------------  -----------------   ------------------------------------------------------------
February 3, 2001             23,397,532       180-day lock-up period expires; shares eligible for sale
                                              under Rules 144 and 701
90 days from the date of     20,328,355       90-day lock-up period, commencing on the date of the final
the final prospectus                          prospectus, expires; shares eligible for sale under Rules
                                              144 and 701



We have filed a registration statement under the Securities Act covering approximately 4,873,759 shares of common stock reserved for issuance under our stock plans. Accordingly, shares registered under such registration statement are available for sale in the open market unless they are held by persons that have signed a "lock-up" agreement. As of December 31, 2000, there were outstanding options to purchase 3,215,154 shares of common stock, of which options to purchase 500,216 shares of common stock will be vested and exercisable on February 3, 2001, the date of expiration of the "lock-up" period in connection with our initial public offering. However, holders of a substantial number of the vested and exercisable options have agreed to execute a new "lock-up" agreement in connection with this offering.


Registration Rights

As of December 31, 2000, the holders of 22,381,735 shares of our common stock and warrants exercisable for 3,269,564 additional shares of common stock had rights to require us to register their shares under the Securities Act. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable.

                                  UNDERWRITING

J.P. Morgan Securities Inc. is acting as sole book running manager for this offering. We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. J.P. Morgan Securities Inc., Robertson Stephens, Inc., CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock set forth opposite its name in the following table.

                                                              ----------------
                                                              NUMBER OF SHARES
                                                              ----------------
UNDERWRITERS
  J.P. Morgan Securities Inc. ..............................
  Robertson Stephens, Inc. .................................
  CIBC World Markets Corp. .................................
  U.S. Bancorp Piper Jaffray Inc. ..........................
                                                                 ----------
     Total..................................................      4,000,000
                                                                 ==========

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the public offering price shown on the cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to $
per share from the public offering price. Any such securities dealers may resell
shares to certain other brokers or dealers at a discount of up to $     per
share from the public offering price.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 600,000 shares of common stock from us to cover such sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              ----------------------------
                                                              NO EXERCISE    FULL EXERCISE
                                                              -----------    -------------
Per share...................................................  $              $
  Total.....................................................  $              $

The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 600,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the representatives to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that stabilizing bids and open market purchases may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisor.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $900,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

It is expected that delivery of the shares will be made to investors on or about
January   , 2001.


We and our executive officers, directors and other stockholders holding a total of approximately 20,328,355 shares of common stock have agreed, with limited exceptions, not to directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock without the prior written consent of J.P. Morgan Securities Inc. during the period commencing on the date of the final prospectus relating to this offering and continuing to and including the date 90 days after the date of such prospectus.


From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates. In addition, Robertson Stephens, Inc. and its affiliates own 84,196 shares of common stock, which will represent less than 1% of our outstanding common stock assuming completion of this offering.

                                 LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel, New York, New York. Partners of Hale and Dorr LLP beneficially own an aggregate of 23,681 shares of our common stock and warrants exercisable for 1,554 additional shares of common stock.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 regarding the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information on us and our common stock, please see the registration statement, including the exhibits, and the financial statements and notes filed as a part of the registration statement. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, or any reports, statements or other information we have filed or file, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the SEC upon the payment of fees prescribed by it. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

                                  INDEX TO THE
                      CONSOLIDATED FINANCIAL STATEMENTS OF
                             THE MEDICINES COMPANY

                      (a company in the development stage)

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2

Consolidated Balance Sheets.................................  F-3

Consolidated Statements of Operations.......................  F-4

Consolidated Statements of Redeemable Preferred Stock and
  Stockholders' Deficit.....................................  F-5

Consolidated Statements of Cash Flows.......................  F-7

Notes to Consolidated Financial Statements..................  F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
The Medicines Company

We have audited the accompanying consolidated balance sheets of The Medicines Company (a company in the development stage) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable preferred stock and stockholders' deficit, and cash flows, for each of the three years in the period ended December 31, 1999, and the statement of redeemable preferred stock and stockholders' deficit for the period July 31, 1996 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Medicines Company at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                     /s/ Ernst & Young LLP

Boston, Massachusetts
April 17, 2000, except for the first and second paragraphs of Note 14 as to which the date is May 17, 2000 and the third paragraph of Note 14, as to which the date is August 4, 2000.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                          CONSOLIDATED BALANCE SHEETS

                                                             ---------------------------------------------
                                                                  AS OF DECEMBER 31,
                                                             ----------------------------    SEPTEMBER 30,
                                                                 1998            1999            2000
                                                             ------------    ------------    -------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................................  $  8,997,522    $  6,643,266    $  68,109,035
  Marketable securities....................................    19,343,183         539,274       29,181,638
  Accrued interest receivable..............................       745,515          55,225          957,724
  Prepaid expenses and other current assets................       195,475         154,967          457,650
                                                             ------------    ------------    -------------
          Total current assets.............................    29,281,695       7,392,732       98,706,047
Fixed assets, net..........................................       382,692         430,061          655,114
Other assets...............................................       166,479         168,605          302,502
                                                             ------------    ------------    -------------
          Total assets.....................................  $ 29,830,866    $  7,991,398    $  99,663,663
                                                             ============    ============    =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.........................................  $  2,287,048    $  7,815,028    $   3,892,161
  Accrued expenses.........................................     2,425,107       3,680,293        6,753,414
                                                             ------------    ------------    -------------
          Total current liabilities........................     4,712,155      11,495,321       10,645,575
Convertible notes..........................................            --       5,776,319               --
Commitments and contingencies
Redeemable Convertible Preferred Stock, $1 par value;
  31,550,000 and 5,000,000 shares authorized at December
  31, 1999 and September 30, 2000, respectively; shares
  issued and outstanding: 21,493,621 at December 31, 1998,
  22,962,350 at December 31, 1999 and 0 at September 30,
  2000, at redemption value (Liquidation value of
  $86,167,821 at December 31, 1999 and $0 at September 30,
  2000)....................................................    79,384,470      85,277,413               --
Stockholders' equity (deficit):
  Common stock, $.001 par value, 36,000,000 shares
     authorized at December 31, 1998 and 1999 and
     75,000,000 shares authorized at September 30, 2000,
     respectively; shares issued and outstanding: 889,778
     and 833,400 at December 31, 1998 and 1999,
     respectively, and 30,297,532 at September 30, 2000....           890             834           30,298
  Additional paid-in capital...............................        13,810         339,144      279,133,225
  Deferred stock compensation..............................            --              --      (15,740,140)
  Deficit accumulated during the development stage.........   (54,319,117)    (94,925,028)    (174,377,144)
  Accumulated other comprehensive income...................        38,658          27,395          (28,151)
                                                             ------------    ------------    -------------
          Total stockholders' equity (deficit).............   (54,265,759)    (94,557,655)      89,018,088
                                                             ------------    ------------    -------------
Total liabilities and stockholders' equity (deficit).......  $ 29,830,866    $  7,991,398    $  99,663,663
                                                             ============    ============    =============

See accompanying notes.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       --------------------------------------------------------------------------------------------------
                                                                         NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,           PERIOD JULY 31, 1996
                       ------------------------------------------   ---------------------------     (DATE OF INCEPTION)
                           1997           1998           1999           1999           2000        TO SEPTEMBER 30, 2000
                       ------------   ------------   ------------   ------------   ------------   -----------------------
                                                                            (UNAUDITED)                 (UNAUDITED)
Operating expenses:
  Research and
     development.....  $ 16,044,367   $ 24,004,606   $ 30,344,892   $ 25,116,175   $ 23,503,579        $  94,724,679
  General and
    administrative...     2,420,373      6,248,265      5,008,387      4,082,037      7,339,618           21,717,950
                       ------------   ------------   ------------   ------------   ------------        -------------
          Total
            operating
          expenses...    18,464,740     30,252,871     35,353,279     29,198,212     30,843,197          116,442,629
                       ------------   ------------   ------------   ------------   ------------        -------------
Loss from
  operations.........   (18,464,740)   (30,252,871)   (35,353,279)   (29,198,212)   (30,843,197)        (116,442,629)
Other income
  (expense):
  Interest income....       688,049      1,302,073        837,839        814,813      1,124,331            4,013,957
  Interest expense...       (29,235)            --       (197,455)            --    (19,390,414)         (19,617,104)
                       ------------   ------------   ------------   ------------   ------------        -------------
Net loss.............   (17,805,926)   (28,950,798)   (34,712,895)   (28,383,399)   (49,109,280)        (132,045,776)
Dividends and
  accretion to
  redemption value of
  redeemable
  preferred stock....    (2,018,265)    (3,958,903)    (5,893,016)    (4,370,770)   (30,342,988)         (42,331,520)
                       ------------   ------------   ------------   ------------   ------------        -------------
Net loss attributable
  to common
  stockholders.......  $(19,824,191)  $(32,909,701)  $(40,605,911)  $(32,754,169)  $(79,452,268)       $(174,377,296)
                       ============   ============   ============   ============   ============        =============
Basic and diluted net
  loss attributable
  to common
  stockholders per
  common share.......  $      (4.06)  $      (6.03)  $     (80.08)  $     (66.99)  $     (13.32)
Unaudited pro forma
  basic and diluted
  net loss
  attributable to
  common stockholders
  per common share...  $         --   $         --   $      (1.94)  $      (1.64)  $      (1.28)
Shares used in
  computing net loss
  attributable to
  common stockholders
  per common share:
  Basic and
     diluted.........     4,887,230      5,454,653        507,065        488,973      5,964,852
  Unaudited pro forma
     basic and
     diluted.........                                  17,799,876     17,336,229     23,222,614

See accompanying notes.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                     CONSOLIDATED STATEMENTS OF REDEEMABLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
     FOR THE PERIOD JULY 31, 1996 (DATE OF INCEPTION) TO SEPTEMBER 30, 2000

                                 ----------------------------------------------------------------------------------------

                                       REDEEMABLE          REDEEMABLE CONVERTIBLE
                                    PREFERRED STOCK           PREFERRED STOCK             COMMON STOCK        ADDITIONAL
                                 ----------------------   ------------------------   ----------------------     PAID-IN
                                 SHARES       AMOUNT        SHARES       AMOUNT        SHARES       AMOUNT      CAPITAL
                                 -------   ------------   ----------   -----------   -----------   --------   -----------
Issuance of common stock.......                                        $               2,042,175   $  2,042   $       755
Issuance of redeemable
  preferred stock..............    4,675   $  4,675,000
Accretion of preferred stock to
  redemption value.............                 118,348
Net loss.......................
                                 -------   ------------   ----------   -----------   -----------   --------   -----------
  Balance at December 31,
    1996.......................    4,675      4,793,348           --            --     2,042,175      2,042           755
Employee stock purchases.......                                                          627,070        627           232
Issuance of common stock.......                                                        7,186,537      7,187         2,658
Issuance of redeemable
  preferred stock..............   34,456     33,498,408
Dividends on preferred stock...    1,175      1,056,652
Accretion of preferred stock to
  redemption value.............                 957,592
Net loss.......................
Currency translation
  adjustment...................
Unrealized gain on marketable
  securities...................
Comprehensive loss.............
                                 -------   ------------   ----------   -----------   -----------   --------   -----------
  Balance at December 31,
    1997.......................   40,306     40,306,000           --            --     9,855,782      9,856         3,645
Employee stock purchases.......                                                           34,887         35         1,312
Repurchase of common stock.....                                                         (107,979)      (108)          (40)
Exchange of redeemable
  preferred stock for
  redeemable convertible
  preferred stock..............  (41,992)   (41,992,000)  13,071,714    41,992,000    (8,892,912)    (8,893)        8,893
Issuance of redeemable
  convertible preferred
  stock........................                            8,421,907    35,126,419
Dividends on preferred stock...    1,686      1,686,000
Accretion of preferred stock to
  redemption value.............                                          2,266,051
Net loss.......................
Currency translation
  adjustment...................
Unrealized loss on marketable
  securities...................
Comprehensive loss.............
                                 -------   ------------   ----------   -----------   -----------   --------   -----------
  Balance at December 31,
    1998.......................       --             --   21,493,621    79,384,470       889,778        890        13,810

                                 ----------------------------------------------
                                                     DEFICIT
                                                   ACCUMULATED
                                                   DURING THE     COMPREHENSIVE       TOTAL
                                 DEFERRED STOCK    DEVELOPMENT       INCOME       STOCKHOLDERS'
                                  COMPENSATION        STAGE          (LOSS)          DEFICIT
                                 --------------   -------------   -------------   -------------
Issuance of common stock.......  $                $               $               $       2,797
Issuance of redeemable
  preferred stock..............
Accretion of preferred stock to
  redemption value.............                        (118,348)                       (118,348)
Net loss.......................                      (1,466,877)                     (1,466,877)
                                 --------------   -------------   -------------   -------------
  Balance at December 31,
    1996.......................              --      (1,585,225)             --      (1,582,428)
Employee stock purchases.......                                                             859
Issuance of common stock.......                                                           9,845
Issuance of redeemable
  preferred stock..............
Dividends on preferred stock...                      (1,060,673)                     (1,060,673)
Accretion of preferred stock to
  redemption value.............                        (957,592)                       (957,592)
Net loss.......................                     (17,805,926)                    (17,805,926)
Currency translation
  adjustment...................                                           1,806           1,806
Unrealized gain on marketable
  securities...................                                           7,274           7,274
                                                                                  -------------
Comprehensive loss.............                                                     (17,796,846)
                                 --------------   -------------   -------------   -------------
  Balance at December 31,
    1997.......................              --     (21,409,416)          9,080     (21,386,835)
Employee stock purchases.......                                                           1,347
Repurchase of common stock.....                                                            (148)
Exchange of redeemable
  preferred stock for
  redeemable convertible
  preferred stock..............                                                              --
Issuance of redeemable
  convertible preferred
  stock........................
Dividends on preferred stock...                      (1,692,852)                     (1,692,852)
Accretion of preferred stock to
  redemption value.............                      (2,266,051)                     (2,266,051)
Net loss.......................                     (28,950,798)                    (28,950,798)
Currency translation
  adjustment...................                                          31,562          31,562
Unrealized loss on marketable
  securities...................                                          (1,984)         (1,984)
                                                                                  -------------
Comprehensive loss.............                                                     (28,921,220)
                                 --------------   -------------   -------------   -------------
  Balance at December 31,
    1998.......................              --     (54,319,117)         38,658     (54,265,759)

See accompanying notes.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                     CONSOLIDATED STATEMENTS OF REDEEMABLE
        PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

                                       --------------------------------------------------------------------------------------------

                                             REDEEMABLE           REDEEMABLE CONVERTIBLE
                                          PREFERRED STOCK             PREFERRED STOCK              COMMON STOCK         ADDITIONAL
                                       ----------------------   ---------------------------   ----------------------     PAID-IN
                                       SHARES       AMOUNT        SHARES         AMOUNT         SHARES       AMOUNT      CAPITAL
                                       -------   ------------   -----------   -------------   -----------   --------   ------------
Repurchase of common stock...........                                                             (56,378)       (56)           (21)
Dividends on preferred stock.........                             1,468,729       5,351,178
Accretion of preferred stock to
 redemption value....................                                               541,765
Issuance of warrants associated with
 convertible notes...................                                                                                       325,355
Net loss.............................
Currency translation adjustment......
Unrealized loss on marketable
 securities..........................
Comprehensive loss...................
                                       -------   ------------   -----------   -------------   -----------   --------   ------------
Balance at December 31, 1999.........       --             --    22,962,350      85,277,413       833,400        834        339,144
Repurchase of common stock
 (unaudited).........................                                                             (22,213)       (22)            (8)
Employee stock purchases
 (unaudited).........................                                                             204,610        204        257,846
Issuance of redeemable convertible
 preferred stock (unaudited).........                             5,946,366      25,688,284
Accretion and Dividend on preferred
 stock (unaudited)...................                             1,751,241       4,898,537
Beneficial conversion of redeemable
 convertible preferred stock
 (unaudited).........................                                                                                    25,444,299
Issuance of warrants associated with
 convertible notes (unaudited).......                                                                                    18,789,805
Issuance of common stock through
 initial public offering
 (unaudited).........................                                                           6,900,000      6,900    101,180,795
Conversion of preferred stock to
 common stock (unaudited)............                           (30,659,957)   (115,864,234)   22,381,735     22,382    115,841,732
Deferred compensation expense
 associated with stock options
 (unaudited).........................                                                                                    17,279,612
Amortization of deferred compensation
 (unaudited).........................
Net loss (unaudited).................
Currency translation adjustment
 (unaudited).........................
Unrealized loss on marketable
 securities (unaudited)..............
Comprehensive loss (unaudited).......
                                       -------   ------------   -----------   -------------   -----------   --------   ------------
 Balance at September 30, 2000
   (unaudited).......................       --   $         --            --   $          --    30,297,532   $ 30,298   $279,133,225
                                       =======   ============   ===========   =============   ===========   ========   ============

                                       ----------------------------------------------
                                                           DEFICIT
                                                         ACCUMULATED
                                                         DURING THE     COMPREHENSIVE       TOTAL
                                       DEFERRED STOCK    DEVELOPMENT       INCOME       STOCKHOLDERS'
                                        COMPENSATION        STAGE          (LOSS)          DEFICIT
                                       --------------   -------------   -------------   -------------
Repurchase of common stock...........                                                             (77)
Dividends on preferred stock.........                      (5,351,251)                     (5,351,251)
Accretion of preferred stock to
 redemption value....................                        (541,765)                       (541,765)
Issuance of warrants associated with
 convertible notes...................                                                         325,355
Net loss.............................                     (34,712,895)                    (34,712,895)
Currency translation adjustment......                                       (3,847)            (3,847)
Unrealized loss on marketable
 securities..........................                                       (7,416)            (7,416)
                                                                                        -------------
Comprehensive loss...................                                                     (34,724,158)
                                        ------------    -------------     --------      -------------
Balance at December 31, 1999.........             --      (94,925,028)      27,395        (94,557,655)
Repurchase of common stock
 (unaudited).........................                                                             (30)
Employee stock purchases
 (unaudited).........................                                                         258,050
Issuance of redeemable convertible
 preferred stock (unaudited).........                                                              --
Accretion and Dividend on preferred
 stock (unaudited)...................                      (4,898,537)                     (4,898,537)
Beneficial conversion of redeemable
 convertible preferred stock
 (unaudited).........................                     (25,444,299)                             --
Issuance of warrants associated with
 convertible notes (unaudited).......                                                      18,789,805
Issuance of common stock through
 initial public offering
 (unaudited).........................                                                     101,187,695
Conversion of preferred stock to
 common stock (unaudited)............                                                     115,864,114
Deferred compensation expense
 associated with stock options
 (unaudited).........................    (17,279,612)                                              --
Amortization of deferred compensation
 (unaudited).........................      1,539,472                                        1,539,472
Net loss (unaudited).................                     (49,109,280)                    (49,109,280)
Currency translation adjustment
 (unaudited).........................                                       56,421             56,421
Unrealized loss on marketable
 securities (unaudited)..............                                     (111,967)          (111,967)
                                                                                        -------------
Comprehensive loss (unaudited).......                                                     (49,164,826)
                                        ------------    -------------     --------      -------------
 Balance at September 30, 2000
   (unaudited).......................   $(15,740,140)   $(174,377,144)    $(28,151)     $  89,018,088
                                        ============    =============     ========      =============


See accompanying notes.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                -------------------------------------------------------------------------------------------------
                                                                                  NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,           PERIOD JULY 31, 1996
                                ------------------------------------------   ---------------------------   (DATE OF INCEPTION) TO
                                    1997           1998           1999           1999           2000         SEPTEMBER 30, 2000
                                ------------   ------------   ------------   ------------   ------------   ----------------------
                                                                                     (UNAUDITED)                (UNAUDITED)
Cash flows from operating
  activities:
  Net loss....................  $(17,805,926)  $(28,950,798)  $(34,712,895)  $(28,383,399)  $(49,109,280)       $(132,045,776)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation and
      amortization............        26,411         98,413        207,663        151,147        178,385              519,907
    Amortization of discount
      on convertible notes....            --             --        101,674             --     19,013,486           19,115,160
    Amortization of deferred
      stock compensation......            --             --             --             --      1,539,472            1,539,472
  Loss on sales of fixed
    assets....................                                                         --          9,156                9,156
  Changes in operating assets
    and liabilities:
  Accrued interest
    receivable................       (40,000)      (705,515)       690,290        679,606       (138,184)            (193,409)
  Prepaid expenses and other
    current assets............       (24,958)      (156,812)        39,141          1,372       (304,611)            (459,131)
  Other assets................       (14,356)      (152,165)        (3,349)        (3,349)      (135,164)            (303,402)
  Accounts payable............     2,226,904        (31,864)     5,528,544        737,543     (3,916,349)           3,897,573
  Accrued expenses............     4,187,395     (1,928,001)     1,258,366      5,106,686      3,330,229            7,008,330
                                ------------   ------------   ------------   ------------   ------------        -------------
Net cash used in operating
  activities..................   (11,444,530)   (31,826,742)   (26,890,566    (21,710,394)   (29,532,860)        (100,912,120)
                                ------------   ------------   ------------   ------------   ------------        -------------
Cash flows from investing
  activities:
  Purchases of marketable
    securities................   (30,184,125)   (29,861,162)            --             --    (30,057,921)         (90,103,208)
  Maturities and sales of
    marketable securities.....    11,984,911     28,722,483     18,796,493     17,571,063        541,400           60,045,287
  Purchase of fixed assets....      (114,534)      (357,103)      (258,788)      (250,274)      (420,879)          (1,190,945)
                                ------------   ------------   ------------   ------------   ------------        -------------
Net cash provided by (used in)
  investing activities........   (18,313,748)    (1,495,782)    18,537,705     17,320,789    (29,937,400)         (31,248,866)
                                ------------   ------------   ------------   ------------   ------------        -------------
Cash flows from financing
  activities:
  Proceeds from issuance of
    convertible notes and
    warrants..................            --             --      6,000,000             --     13,348,779           19,348,779
  Proceeds from issuances of
    preferred stock, net......    33,498,408     35,126,419             --             --      6,095,338           79,395,165
  Proceeds from issuances of
    common stock..............        10,704          1,347             --             --    101,445,745          101,460,593
  Repurchases of common
    stock.....................            --           (148)           (77)           (73)           (30)                (255)
  Dividends paid in cash......        (4,021)        (6,852)           (73)           (73)          (118)             (11,064)
                                ------------   ------------   ------------   ------------   ------------        -------------
Net cash provided by financing
  activities..................    33,505,091     35,120,766      5,999,850           (146)   120,889,714          200,193,218
Effect of exchange rate
  changes on cash.............         1,806         29,928         (1,245)         3,758         46,315               76,803
                                ------------   ------------   ------------   ------------   ------------        -------------
Increase (decrease) in cash
  and cash equivalents........     3,748,619      1,828,170     (2,354,256)    (4,385,993)    61,465,769           68,109,035
Cash and cash equivalents at
  beginning of period.........     3,420,733      7,169,352      8,997,522      8,997,522      6,643,266                   --
                                ------------   ------------   ------------   ------------   ------------        -------------
Cash and cash equivalents at
  end of period...............  $  7,169,352   $  8,997,522   $  6,643,266   $  4,611,529   $ 68,109,035        $  68,109,035
                                ============   ============   ============   ============   ============        =============
Non-cash transactions:
  Dividends on preferred
    stock.....................  $  1,175,000   $  1,686,000   $  5,351,178   $  5,351,178   $ 31,894,474        $  40,106,652
                                ============   ============   ============   ============   ============        =============
Supplemental disclosure of
  cash flow information:
  Interest paid...............  $     29,235   $         --   $         --             --   $    255,781        $     285,016
                                ============   ============   ============   ============   ============        =============

See accompanying notes.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

1. NATURE OF BUSINESS

The Medicines Company (the Company) was incorporated in Delaware on July 31, 1996. The Company is a pharmaceutical company engaged in the acquisition, development and commercialization of late-stage development drugs. The Company is a development-stage enterprise, as defined in Statement of Financial Accounting Standards No. 7, and has, since inception, been developing business plans, acquiring product rights, conducting initial commercialization activities, obtaining financing, performing research and development, conducting regulatory activities and recruiting and training personnel.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to risks common to companies in the pharmaceutical industry including, but not limited to, uncertainties related to regulatory approvals, dependence on key products, and protection of proprietary rights.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk include cash, cash equivalents and marketable securities. The Company believes it minimizes its exposure to potential concentrations of credit risk by placing investments in high-quality financial instruments.

Cash, Cash Equivalents and Marketable Securities

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in money market funds, corporate bonds and taxable auction securities. These investments are carried at cost, which approximates fair value.

Marketable securities consist of securities with original maturities of greater than three months, but less than one year. The Company considers its marketable securities as available-for-sale. Securities under this classification are recorded at fair market value and unrealized gains and losses are recorded as a separate component of stockholders' equity.

At December 31, 1998 and 1999, marketable securities consisted of investments in corporate bonds with maturities of less than one year and are summarized as follows:

                                                         --------------------------------------------
                                                                           UNREALIZED
                                                         AMORTIZED COST    GAIN (LOSS)    FAIR VALUE
                                                         --------------    -----------    -----------
December 31, 1998......................................   $19,337,893        $ 5,290      $19,343,183
December 31, 1999......................................   $   541,400        $(2,126)     $   539,274

There were no sales of available-for-sale securities during the years ended December 31, 1998 and 1999, although there were maturities of such securities as disclosed in the accompanying consolidated statements of cash flows. Proceeds from

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

sales of available-for-sale securities during the year ended December 31, 1997 were approximately $4,000,000. Gross gains or losses on these sales were immaterial.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were approximately $583,000, $1,491,000 and $484,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Fixed Assets

Fixed assets are stated at cost. Depreciation is provided using the straight-line method based on estimated useful lives or, in the case of leasehold improvements, over the lesser of the useful lives or the lease terms.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25").

Translation of Foreign Currencies

The functional currencies of the Company's foreign subsidiaries are the local currencies, British pound sterling, Swiss franc and New Zealand dollar. The Company translates its foreign operations using a current exchange rate. In accordance with Statement of Financial Accounting Standards No. 52, assets and liabilities are exchanged using the current exchange rate as of the balance sheet date. Expenses and items of income are exchanged using a weighted average exchange rate over the period ended on the balance sheet date. Adjustments resulting from the translation of the financial statements of the Company's foreign subsidiaries into U.S. dollars using current exchange rates are excluded from the determination of net loss and are accumulated in a separate component of stockholders' deficit. Foreign exchange transaction gains and losses are included in the results of operations and are not material to the Company's consolidated financial statements.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, as well as net operating loss carryforwards, and are measured using the enacted tax rates and laws that will be in effect when the differences reverse. Deferred tax assets are reduced by a valuation allowance to reflect the uncertainty associated with ultimate realization.

Recent Accounting Pronouncements

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB
101), which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101, as amended, is effective beginning the fourth quarter of calendar years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. Adoption of SAB 101 is not expected to have a material impact on the Company's financial position or results of operations, since the Company has no revenues to date.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The effective date of this statement was deferred to fiscal years beginning after June 15, 2000 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." The adoption of this new standard is not expected to have a material impact on the Company's financial condition or results of operations.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Net Loss Per Share

Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period reduced, where applicable, for outstanding, yet unvested, shares. Diluted net loss per share includes the effect of stock options, warrants and redeemable convertible preferred stock and convertible notes outstanding during the period, if dilutive. Since the Company has a net loss for all periods presented, the effect of all potentially dilutive securities is antidilutive. Accordingly, basic and diluted net loss per share is the same.

Unaudited Pro Forma Net Loss Per Share

Unaudited pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of automatic conversion of all outstanding redeemable convertible preferred stock and accrued dividends and the convertible notes and accrued interest through each balance sheet date into shares of the Company's common stock effective upon the assumed closing of the Company's proposed initial public offering, as if such conversion had occurred at the date of original issuance.

Segments

The Company is a development stage company focused on the acquisition, development and commercialization of late-stage development drugs. The Company has license rights to three potential products, Angiomax, CTV-05 and IS-159. The Company manages its business and operations as one segment. There are no revenues to date for any potential products and the Company's assets are not identifiable to its three potential products.

Unaudited Interim Financial Statements

The consolidated financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 and the period July 31, 1996 (date of inception) to September 30, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of these interim periods have been included. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

3. MANAGEMENT'S PLANS AND FINANCING

The Company is a development stage company and has incurred substantial losses since inception. To date, the Company has funded its operations through the issuance of debt and equity. The Company expects to continue to expend substantial amounts for continued product research, development and initial commercialization activities for the foreseeable future and management's plans with respect to funding this development are to secure additional equity, if possible, and to secure collaborative partnering arrangements that will provide available cash funding for operations.

Should additional equity financing or collaborative partnering arrangements be unavailable to the Company, management will restrict certain of the Company's planned activities and operations, as necessary, to sustain operations and conserve cash resources.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. FIXED ASSETS

Fixed assets consist of the following:

                                                             --------------------------------------
                                                                                  DECEMBER 31,
                                                              ESTIMATED      ----------------------
                                                             LIFE (YEARS)      1998         1999
                                                             ------------    ---------    ---------
Furniture, fixtures and equipment..........................       3          $ 278,550    $ 323,685
Computer hardware and software.............................       3            177,433      213,376
Leasehold improvements.....................................       5             49,945      216,064
                                                                             ---------    ---------
                                                                               505,928      753,125
Less: Accumulated depreciation.............................                   (123,236)    (323,064)
                                                                             ---------    ---------
                                                                             $ 382,692    $ 430,061
                                                                             =========    =========

5. ACCRUED EXPENSES

Accrued expenses consist of the following at:

                                                         -----------------------------------------
                                                               DECEMBER 31,
                                                         ------------------------    SEPTEMBER 30,
                                                            1998          1999           2000
                                                         ----------    ----------    -------------
                                                                                       (UNAUDITED)
Development services...................................  $2,002,625    $3,283,767     $5,413,123
Other..................................................     422,482       396,526      1,340,291
                                                         ----------    ----------     ----------
                                                         $2,425,107    $3,680,293     $6,753,414
                                                         ==========    ==========     ==========

6. CONVERTIBLE NOTES

In October 1999, the Company issued $6,000,000 of 8% Convertible Notes ("the Notes") and 1,013,877 Common Stock Purchase Warrants ("the Warrants") to existing investors, raising proceeds of $6,000,000. The Notes are redeemable on January 15, 2001 and accrue interest semi-annually at a rate of 8% per annum. The Notes are convertible into shares of stock of the Company upon a subsequent sale of stock of the Company provided that such sale results in aggregate gross proceeds of at least $6,000,000. The Notes are convertible into a number of shares of stock determined by dividing the outstanding principal and interest on the date of the subsequent sale by the price per share of such sale. Each Warrant provides the holder with the right to purchase one share of common stock of the Company at a price of $5.92 per share at any time prior to October 19, 2004. The exercise price and the number of shares underlying the Warrants could be adjusted in certain circumstances related to future issuances of capital stock. The Company has recorded $325,355 as the fair value of the Warrants using the Black-Scholes method and $5,674,645 as the value of the Notes on the issuance date. The discount on the Notes is being amortized to interest expense over the expected term of the Notes, which the Company anticipates to be to June 2000. Since the Notes were issued in October 1999, the carrying amount approximates fair value at December 31, 1999.

In March 2000, the Company issued $13,348,779 of 8% Convertible Notes ("the Notes") and 2,255,687 Common Stock Purchase Warrants ("the Warrants") to current stockholders, raising proceeds of $13,348,779. The Notes are redeemable on January 15, 2001 and accrue interest semi-annually at a rate of 8% per annum. The Notes are convertible into shares of stock of the Company upon a subsequent private sale of stock of the Company provided that such sale results in aggregate gross proceeds of at least $6,000,000. The Notes are convertible into a number of shares of stock determined by dividing the outstanding principal and interest on the date of the subsequent sale by the price per share of such sale. Each Warrant provides the holder with the right to purchase one share of Common Stock of the Company at a price of $5.92 per share at any time prior to March 2005. The exercise price and the number of shares underlying the Warrants could be adjusted in certain circumstances related to future issuances of common stock. The Company has recorded approximately $18,800,000

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

as the value of the Warrants using the Black-Scholes method and the estimated fair market value of the Company's common stock on the date of the issuance of the warrants. The discount on the Notes was amortized over the expected term of the Notes, which the Company anticipated to be to June 2000. In the nine months ended September, 2000, amortization of the discount was approximately $18,800,000 and is included with interest expense in the accompanying financial statements.

7. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Series I, Series II and Series III Redeemable Convertible Preferred Stock

The Company has designated three series of redeemable convertible preferred stock as of December 31, 1998 and 1999. A summary of the Series I, Series II and Series III Redeemable Convertible Preferred Stock is as follows.

                                                                     DECEMBER 31,
                                                              --------------------------
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
Series I, $1 par value, 3,550,000 shares authorized,
  2,506,000 and 2,678,005 shares issued and outstanding at
  December 31, 1998 and 1999, respectively (Liquidation
  value of $5,512,225 at December 31, 1999).................  $ 5,153,297    $ 5,512,225
Series II, $1 par value, 15,850,000 shares authorized,
  10,565,714 and 11,290,928 shares issued and outstanding at
  December 31, 1998 and 1999, respectively (Liquidation
  value of $40,670,864 at December 31, 1999)................   38,022,532     40,670,864
Series III, $1 par value, 12,150,000 shares authorized,
  8,421,907 and 8,993,417 shares issued and outstanding at
  December 31, 1998 and 1999, respectively (Liquidation
  value of $39,984,732 at December 31, 1999)................   36,208,641     39,094,324
                                                              -----------    -----------
          Total.............................................  $79,384,470    $85,277,413
                                                              ===========    ===========

In August 1998, the Company executed an agreement (the "Exchange Agreement") under which 8,892,912 shares of common stock and 41,992 shares of Series A Redeemable Preferred Stock were exchanged for 2,506,000 shares of Series I Redeemable Convertible Preferred Stock and 10,565,714 shares of Series II Redeemable Convertible Preferred Stock. Holders of Series A Redeemable Preferred Stock were entitled to receive preferential cumulative annual dividends payable in additional shares of Series A Redeemable Preferred Stock at the rate of 7% per annum of the stated value. Prior to the Exchange Agreement, dividends earned from January 1, 1998 through the date of the Exchange Agreement were paid to the holders of Series A Redeemable Preferred Stock. During 1997, certain preferred shareholders waived their right to a portion of earned dividends and the Company paid agreed-upon amounts through December 31, 1997. To the extent that all or any part of the Stock would have resulted in the issuance of a fractional share of the Series A Preferred stock, the amount of such fraction, multiplied by the stated value, was paid in cash.

A summary of the rights, preferences and privileges of the Series I, Series II and Series III Redeemable Convertible Preferred Stock ("Series Preferred Stock") is as follows:

Dividends. The holders of each series of Series Preferred Stock are entitled to receive, prior to any distribution to the holders of Common Stock, preferential cumulative dividends payable in additional shares of such series of Series Preferred Stock at a rate of 7% per share per annum of the liquidation value of such series of Series Preferred Stock. Such dividends are paid annually commencing on July 31, 1999 in additional preferred stock.

Liquidation. In the event of any liquidation, dissolution or winding up of the Company (either voluntary or involuntary), the holders of Series Preferred Stock are entitled to receive, out of the assets of the Company available for distribution to its stockholders, a per share amount equal to $2.00 per share in the case of the Series I Preferred Stock, $3.50 per share in the case of the Series II Preferred Stock and $4.32 in the case of the Series III Preferred Stock, plus any accrued but unpaid dividends (the liquidation value). These distributions will be made prior to any distributions to other stockholders. Any amounts remaining after making such distributions will be distributed to the holders of Common Stock and Series Preferred Stock on parity with each other. If the remaining assets of the Company available for distribution to its stockholders are

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

insufficient to pay all of the holders of Series Preferred Stock, distributions will be made first to the Series III Preferred Stockholders and then to the Series I and II Preferred Stockholders on a pro-rata basis.

Conversion. Holders of shares of Series Preferred Stock have the right to convert their shares at any time into shares of Common Stock. The conversion rate for each series of Series Preferred Stock is 0.73 for 1. The conversion rate for each series of Series Preferred Stock is subject (i) to proportional adjustments for splits, reverse splits, recapitalizations, etc., and (ii) to formula-weighted average adjustments in the event that the Company issues additional shares of Common Stock or securities convertible into or exercisable for Common Stock at a purchase price less than the applicable conversion price then in effect, other than the issuance of shares to directors, officers, employees and consultants pursuant to stock plans approved by the Board of Directors and certain other exceptions. Each share of Series Preferred Stock will be automatically converted into shares of Common Stock upon the closing of the sale of shares of Common Stock at a price of at least $8.90 per share (subject to appropriate adjustment for stock dividends, stock splits, combinations and other similar recapitalizations affecting such shares) in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $15,000,000 of gross proceeds to the Company. In addition, all shares of Series Preferred Stock will be automatically converted into shares of Common Stock upon conversion of at least two-thirds of the aggregate shares of Series I and II Preferred Stock or conversion of at least 80% of the shares of Series III Preferred Stock then outstanding.

Redemption. The Company will redeem the outstanding shares of Series Preferred Stock in three equal annual installments commencing July 31, 2002 at a price equal to the liquidation value of such shares. The redemption of Series Preferred Stock outstanding at December 31, 1999 will require payments of $28,722,607 in 2002, 2003 and 2004, respectively, based on the redemption value at December 31, 1999.

Voting. Generally, holders of shares of Series Preferred Stock vote on all matters, including the election of directors, with the holders of shares of Common Stock on an as-converted basis, except where a class vote is required by law.

Accretion. Series Preferred Stock is accreted to its redemption value to recognize issuance costs over the period from issuance to redemption using the interest method and to reflect accrued but unpaid dividends.

Common Stock

Common Stockholders are entitled to one vote per share and dividends when declared by the Board of Directors, subject to the preferential rights of preferred stockholders.

During 1996, 1997 and 1998, certain employees of the Company purchased 335,800, 627,070 and 32,850 shares of common stock, respectively, for $0.001 per share. These shares are subject to restriction and vesting agreements that limit transferability and allow the Company to repurchase unvested shares at the original purchase price. The shares vest ratably over a four-year period that generally begins on each employee's hire date. During 1998 and 1999, the Company repurchased 107,979 and 56,378 shares, respectively, of unvested common stock for $0.001 per share. There were 228,869 shares of common stock unvested at December 31, 1999.

1998 Stock Incentive Plan

In April 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan") which provides for the grant of stock options, restricted stock and other stock-based awards to employees, directors and consultants. The plan allows for the issuance of up to 1,083,259 shares of common stock through April 2008. The Board of Directors determines the term of each option, the option price, the number of shares for which each option is granted and the rate at which each option is exercisable. During 1999, the Board of Directors amended all outstanding grants to allow holders the opportunity to exercise options prior to vesting. Exercised options that are unvested are subject to repurchase by the Company at the original exercise price. Options granted under the plan generally vest in increments over four years.

In January 2000, the Board of Directors approved an amendment to the Plan to increase the number of shares available under the Plan to 1,448,259.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Board of Directors of the Company has determined the fair value of the Company's common stock in its good faith judgment at each option grant date for grants under the Plan considering a number of factors including the financial and operating performance of the Company, recent transactions in the Company's common and preferred stock, if any, the values of similarly situated companies and the lack of marketability of the Company's common stock.

The Company has elected to follow APB 25 in accounting for its stock options granted to employees because the alternative fair value accounting provided for under SFAS 123, requires the use of option valuation models that were not developed for use in valuing employee stock options. Because the exercise price of the Company's stock options generally equals the market price of the underlying stock on the date of grant, no compensation is recognized under APB
25. Had compensation costs for the Plan been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss for the years ended December 31, 1998 and 1999 would have been increased to the pro forma amounts indicated below. The Company had no options outstanding during the year ended December 31, 1997 and, accordingly, no pro forma net loss per share has been calculated.

                                                              --------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------    -----------
Net loss attributable to common stockholders--As reported...  $32,909,701    $40,605,911
Net loss attributable to common stockholders--Pro forma.....  $32,965,764    $40,771,828
Net loss per share attributable to common stockholders--As
  reported..................................................  $     (6.03)   $    (80.08)
Net loss per share attributable to common stockholders--Pro
  forma.....................................................  $     (6.04)   $    (80.41)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                              ------------------------
                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Expected dividend yield.....................................          0%            0%
Expected stock price volatility.............................         70%           70%
Risk-free interest rate.....................................       4.70%         5.45%
Expected option term........................................  3.38 years    3.30 years

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

A summary of stock option activity under the Plan is as follows:

                                                              -----------------------------
                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                              ---------    ----------------
Outstanding, December 31, 1997..............................         --    $             --
Granted.....................................................    734,745                1.11
Exercised...................................................     (2,037)               0.64
Canceled....................................................    (27,437)               0.88
                                                              ---------    ----------------
Outstanding, December 31, 1998..............................    705,271                1.12
Granted.....................................................    239,075                1.23
Canceled....................................................   (175,380)               1.05
                                                              ---------    ----------------
Outstanding, December 31, 1999..............................    768,966                1.16
Granted (Unaudited).........................................  2,352,874                5.08
Exercised (Unaudited).......................................   (204,610)               1.26
Canceled (Unaudited)........................................   (322,161)               1.16
                                                              ---------    ----------------
Outstanding, September 30, 2000 (Unaudited).................  2,595,069    $           4.71
                                                              =========    ================
Available for future grant at September 30, 2000
  (Unaudited)...............................................  2,072,043
                                                              =========

The weighted average fair value of options granted during 1998 and 1999 was $0.55 and $0.62, respectively.

The following table summarizes information about stock options outstanding at December 31, 1999:

-----------------------------------------------------------------------------------
                                                               OPTIONS VESTED
                       OPTIONS OUTSTANDING                -------------------------
                                WEIGHTED       WEIGHTED                    WEIGHTED
               NUMBER           AVERAGE        AVERAGE        NUMBER       AVERAGE
EXERCISE    OUTSTANDING        REMAINING       EXERCISE    OUTSTANDING     EXERCISE
  PRICES    AT 12/31/99     CONTRACTUAL LIFE    PRICE      AT 12/31/99      PRICE
--------   --------------   ----------------   --------   --------------   --------
$   0.68           91,462         8.18 years   $   0.68           63,319   $   0.68
$   1.23          677,504         9.01 years   $   1.23          206,636   $   1.23
           --------------   ----------------   --------   --------------   --------
                  768,966         8.91 years   $   1.16          269,955   $   1.11
           ==============   ================   ========   ==============   ========

Common Stock Reserved for Future Issuance

At December 31, 1999, there were 20,376,606 shares of common stock reserved for future issuance for conversion of the Series Preferred Stock, Convertible Notes, Common Stock Warrants and for grants made under the 1998 Stock Incentive Plan.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. NET LOSS AND UNAUDITED PRO FORMA NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted, and unaudited pro forma basic and diluted, net loss per share for the respective periods. The unaudited pro forma basic and diluted net loss per share gives effect to the conversion of the redeemable convertible preferred stock and the convertible notes and accrued interest as if converted at the date of original issuance.

                                                              --------------------------------------------
                                                                        YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                  1997            1998            1999
                                                              ------------    ------------    ------------
Basic and Diluted
Net loss....................................................  $(17,805,926)   $(28,950,798)   $(34,712,895)
Dividends and accretion on redeemable convertible preferred
  stock.....................................................    (2,018,265)     (3,958,903)     (5,893,016)
                                                              ------------    ------------    ------------
Net loss attributable to common stockholders................  $(19,824,191)   $(32,909,701)   $(40,605,911)
                                                              ============    ============    ============
Weighted average common shares outstanding..................     5,355,804       6,075,948         850,238
Less: unvested restricted common shares outstanding.........      (468,574)       (621,295)       (343,173)
                                                              ------------    ------------    ------------
Weighted average common shares used to compute net loss per
  share.....................................................     4,887,230       5,454,653         507,065
                                                              ============    ============    ============
Basic and diluted net loss per share........................  $      (4.06)   $      (6.03)   $     (80.08)
                                                              ============    ============    ============

Unaudited pro forma basic and diluted
Net loss....................................................                                  $(34,712,895)
Interest expense on convertible notes.......................                                       197,455
                                                                                              ------------
Net loss used to compute pro forma net loss per share.......                                  $(34,515,440)
                                                                                              ============
Weighted average common shares used to compute net loss per
  share.....................................................                                       507,065
Weighted average number of common shares assuming the
  conversion of all redeemable convertible preferred stock
  and convertible notes and accrued interest at the date of
  original issuance.........................................                                    17,292,811
                                                                                              ------------
Weighted average common shares used to compute pro forma net
  loss per share............................................                                    17,799,876
                                                                                              ============
Unaudited pro forma basic and diluted net loss per share....                                  $      (1.94)
                                                                                              ============

                                                              --------------------------------
                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                   1999              2000
                                                              --------------    --------------
                                                                        (UNAUDITED)
Basic and Diluted
Net loss....................................................   $(28,383,399)     $(49,109,280)
Dividends and accretion on redeemable convertible preferred
  stock.....................................................     (4,370,770)      (30,342,988)
                                                               ------------      ------------
Net loss attributable to common stockholders................   $(32,754,169)     $(79,452,268)
                                                               ============      ============
Weighted average common shares outstanding..................        855,113         6,156,622
Less: unvested restricted common shares outstanding.........       (366,140)         (191,770)
                                                               ------------      ------------
Weighted average common shares used to compute net loss per
  share.....................................................        488,973         5,964,852
                                                               ============      ============
Basic and diluted net loss per share........................   $     (66.99)     $     (13.32)
                                                               ============      ============

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                              -------------------------------
                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                  1999              2000
                                                              -------------     -------------
Unaudited pro forma basic and diluted
Net loss....................................................  $(28,383,399)     $(49,109,280)
Interest expense on convertible notes                                   --        19,390,414
                                                              ------------      ------------
Net loss used to compute pro forma net loss per share.......  $(28,383,399)     $(29,718,866)
                                                              ============      ============
Weighted average common shares used to compute net loss per
  share.....................................................       488,973         5,964,852
Weighted average number of common shares assuming the
  conversion of all redeemable convertible preferred stock
  and convertible notes and accrued interest at the date of
  original issuance.........................................    16,847,256        17,257,762
                                                              ------------      ------------
Weighted average common shares used to compute pro forma net
  loss per share............................................    17,336,229        23,222,614
                                                              ============      ============
Unaudited pro forma basic and diluted net loss per share....  $      (1.64)     $      (1.28)
                                                              ============      ============

Options to purchase 705,271 and 768,966 shares of common stock for the years ended December 31, 1998 and 1999, respectively, and 912,957 and 2,595,069 shares of common stock for the nine months ended September 30, 1999 and 2000, respectively, have not been included in the computation of diluted net loss per share as their effects would have been antidilutive. Warrants to purchase 1,013,877 and 3,269,564 shares of common stock for the year ended December 31, 1999 and for the nine months ended September 30, 2000, respectively, were excluded from the computation of diluted net loss per share as their effect would have been antidilutive.

During the period January 1, 2000 to September 30, 2000, the Company issued 2,273,624 options at exercise prices below the estimated fair value of the Company's common stock as of the date of grant of such options based on the estimated price of the Company's common stock in connection with the Company's planned initial public offering. The total deferred compensation associated with these options is approximately $17.3 million. Included in the results of operations for the nine months ended September 30, 2000 is compensation expense of approximately $1.5 million associated with such options.

9. INCOME TAXES

The significant components of the Company's deferred tax assets are as follows:

                                                              ----------------------------
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                      1998            1999
                                                              ------------    ------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 17,626,000    $ 30,864,000
  Research and development credit...........................       983,000       2,074,000
  Intangible assets.........................................     1,188,000       1,139,000
  Accrued expenses..........................................        22,000          36,000
                                                              ------------    ------------
                                                                19,819,000      34,113,000
Valuation allowance.........................................   (19,819,000)    (34,113,000)
                                                              ------------    ------------
Net deferred tax assets.....................................  $         --    $         --
                                                              ============    ============

The Company has increased its valuation allowance by $14,294,000 in 1999 to provide a full valuation allowance for deferred tax assets since the realization of these future benefits is not considered more likely than not. The amount of the deferred tax asset considered realizable is subject to change based on estimates of future taxable income during the carryforward period. If the Company achieves profitability, these deferred tax assets would be available to offset future income taxes. The future utilization of net operating losses and credits may be subject to limitation based upon changes in company ownership, under the rules of the Internal Revenue Code. The Company will assess the need for the valuation allowance at each balance sheet date based on all available evidence.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

At December 31, 1999, the Company had federal net operating loss carryforwards available to reduce taxable income, and federal research and development tax credit carryforwards available to reduce future tax liabilities, which expire as follows:

                                                              ----------------------------------
                                                                                FEDERAL RESEARCH
                                                                 FEDERAL NET     AND DEVELOPMENT
YEAR OF                                                       OPERATING LOSS          TAX CREDIT
EXPIRATION                                                     CARRYFORWARDS       CARRYFORWARDS
----------                                                    --------------    ----------------
2011........................................................   $   930,000         $   22,000
2012........................................................    15,260,000            526,000
2018........................................................    27,876,000            425,000
2019........................................................    33,813,000          1,002,000
                                                               -----------         ----------
                                                               $77,879,000         $1,975,000
                                                               ===========         ==========

For state purposes, net operating loss carryforwards of approximately $73,086,000 expire in the years 2001 through 2004. State research and development tax credit carryforwards of approximately $99,000 expire in the year 2004.

10. LICENSE AGREEMENTS

Angiomax

In March 1997, the Company entered into an agreement with Biogen, Inc. for the license of the anticoagulant pharmaceutical, bivalirudin (now known as Angiomax). Under the terms of the agreement, the Company acquired exclusive worldwide rights to the technology, patents, trademarks, inventories and know-how related to Angiomax. In exchange for the license, the Company paid $2 million on the closing date and is obligated to pay up to an additional $8 million upon reaching certain Angiomax sales milestones. In addition, the Company shall pay royalties on future sales of Angiomax and on any sublicense royalties earned. The agreement also stipulates that the Company must use commercially reasonable efforts to meet certain milestones related to the development and commercialization of Angiomax, including expending at least $20 million for certain development and commercialization activities. During 1998, the Company met the $20 million obligation.

CTV-05

In August 1999, the Company entered into an agreement with GyneLogix, Inc. for the license of the biotherapeutic agent CTV-05, a strain of human Lactobacillus currently under clinical investigation for applications in the areas of urogenital and reproductive health. Under the terms of the agreement, the Company acquired exclusive worldwide rights to the patents and know-how related to CTV-05. In exchange for the license, the Company has paid $100,000 and is obligated to pay up to an additional $400,000 upon reaching certain milestones and to fund certain operational costs of GyneLogix, Inc. subject to a monthly limit of approximately $50,000 related to the development of CTV-05. In addition, the Company shall pay royalties on future sales of CTV-05 and on any sublicense royalties earned. The agreement also stipulates that the Company must use commercially reasonable efforts in pursuing the development, commercialization and marketing of CTV-05 to maintain the license. All amounts related to CTV-05 have been expensed as incurred in the accompanying financial statements.

IS-159

In July 1998, the Company entered into an agreement with Immunotech, SA, a wholly-owned subsidiary of Beckman Coulter, Inc. for the license of the pharmaceutical IS-159, a 5-hydroxytriptamine receptor agonist, for the treatment of acute migraine headache. Under the terms of the agreement, the Company acquired exclusive worldwide rights to the patents and know-how related to IS-159. In exchange for the license, the Company paid $1 million on the closing date and is obligated to pay up to an additional $4.5 million upon reaching certain development and regulatory milestones. In addition, the Company shall pay royalties on future sales of IS-159 and on any sublicense royalties earned. The agreement also stipulates that the Company must use commercially reasonable efforts in pursuing the development, commercialization and marketing

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of IS-159 and meet certain development and regulatory milestones to maintain the license. All amounts related to IS-159 have been expensed as incurred in the accompanying financial statements.

11. STRATEGIC ALLIANCES

UCB

In December 1999, the Company entered into a commercial supply agreement with UCB-Bioproducts S.A. ("UCB") to develop and commercialize an improved process (the Chemilog process) for the manufacture of Angiomax bulk drug substance. Under the terms of the agreement, the Company is responsible for funding certain development and manufacturing activities performed by UCB. At December 31, 1999, the Company has obligations which could total up to $8,240,000 pursuant to the agreement for future development services of UCB. The agreement also specifies terms for future purchases of Angiomax bulk drug substance manufactured using the Chemilog process.

During 1999, the Company placed an order with UCB for the manufacture of Angiomax bulk drug substance under the existing manufacturing process and methods. Under the terms of this order, the Company is scheduled to receive material and make payments of approximately $13.0 million in fiscal 2000. Manufacture of approximately $6.5 million of this material was completed in March 2000.

Lonza

In September 1997, the Company entered into an agreement with Lonza AG ("Lonza") for the development of a new commercial manufacturing process for an advanced intermediate compound used in the manufacturing of Angiomax ("Angiomax intermediate"). At December 31, 1999, the services to be performed under the agreement were substantially complete and the Company recorded a liability of $1,026,000 for the estimated remaining amounts due under the contract.

In November 1998, the Company entered into an additional agreement with Lonza for the engineering, procurement and installation of equipment for the initial manufacturing of the Angiomax intermediate using the new process. The agreement also contemplated the purchase of the Angiomax intermediate from Lonza at specified prices for an anticipated two-year period following initial production and stipulated the basic principles of a long-term commercial supply contract. In January 2000, the Company notified Lonza of its intention to terminate the agreement and in March 2000, the Company and Lonza reached termination arrangements. As a result of the termination, the Company retains certain ownership rights to intellectual property and is responsible for reimbursement of all costs incurred under the terms of the agreement through the date of notice. The estimated remaining obligation to Lonza of $1,572,000 is recorded as a liability at December 31, 1999.

PharmaBio

In August 1996, the Company entered into a strategic alliance with one of its stockholders, PharmaBio Development Inc. ("PharmaBio"), a wholly-owned subsidiary of Quintiles Transnational Corp. ("Quintiles"). Under the terms of the strategic alliance agreement, PharmaBio, or where appropriate, one or more of PharmaBio's affiliates, which are also direct or indirect subsidiaries of Quintiles (collectively, the "PharmaBio Affiliates") will, at no cost to the Company, review and evaluate jointly with the Company, development programs designed by the Company related to potential or actual product acquisitions. The purpose of this collaboration is to optimize the duration, cost, specifications and quality aspects of such programs. The alliance agreement provides that with respect to Angiomax, IS-159 and CTV-05, the PharmaBio Affiliates will be offered the opportunity to perform all services which fall within the customary scope of their business, including without limitation, clinical and non-clinical development services, project management, project implementation, pharmacoeconomic services, regulatory affairs, post marketing surveillance services, statistical, statistical programming, data processing and data management services. The PharmaBio Affiliates will not be required to provide services if such services cause a conflict of interest with other clients of the PharmaBio Affiliates or to the extent services are beyond the capacity of the PharmaBio Affiliates. In exchange for such services, the Company will pay the PharmaBio Affiliates their then standard rates for services rendered. In addition, if the PharmaBio Affiliates exceed certain performance milestones, the Company has agreed to pay certain bonuses (not to exceed 10% of the net revenues that the PharmaBio Affiliates receive for such services) which, at the PharmaBio Affiliates' option, may be paid in shares of common stock of the Company. To date, of the 35 work

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

orders agreed, performance milestones have been requested and agreed on one work order. No bonuses earned under that work order were paid in shares of common stock. No agreed performance milestones remain outstanding. There are no arrangements outstanding at December 31, 1999 for such bonuses. This agreement will terminate when the PharmaBio Affiliates complete services with respect to Angiomax, IS-159 and CTV-05. During 1997, 1998 and 1999, expenses incurred for such services were approximately $3.7 million, $1.7 million and $3.7 million, respectively, of which approximately $0.8 million and $1.2 million was recorded in accounts payable and accrued expenses at December 31, 1998 and 1999, respectively. At December 31, 1999, the Company had open orders with PharmaBio for such services that specify estimated aggregate future payments of approximately $3.1 million.

Innovex

In January 1997, the Company entered into a consulting agreement with Innovex, Inc. ("Innovex"), a subsidiary of Quintiles, which was subsequently superseded by a consulting agreement we executed with Innovex in December 1998. Pursuant to the terms of these agreements, Innovex has provided the Company with consulting services with respect to pharmaceutical marketing and sales. The Company has agreed to pay Innovex its standard consulting rates for such services.

The Company has also entered into various Clinical Services Agreements with Innovex pursuant to which Innovex provides project management, clinical monitoring, site management, medical monitoring, regulatory affairs, data management and quality assurance services with respect to the development of Angiomax. Such fees and expenses will be paid in installments upon completion of identified project goals. These agreements can be terminated with 30 days written notice. Upon any such termination, the Company would be responsible to pay Innovex for all services performed under the terms of the respective agreement through the date of notice.

During 1997, 1998 and 1999, expenses incurred for services provided by Innovex were approximately $234,000, $943,000 and $616,000 respectively, of which approximately $102,000 and $280,000 were recorded in accounts payable and accrued expenses at December 31, 1998 and 1999, respectively.

12. RELATED PARTY TRANSACTIONS

In 1996, the Company entered into a letter agreement with MPM Capital L.P. ("MPM"), a stockholder of the Company, and in 1998, amended the terms. Pursuant to the terms of the amended letter agreement, MPM provided the Company with services in support of locating and acquiring the rights to Angiomax and IS-159. The Company recorded fees for these and other services totaling approximately $730,000, $769,000 and $445,000 in 1996, 1997 and 1998, respectively. Under the terms of the amended letter agreement, MPM shall also receive a fee of $125,000 upon the first sale of Angiomax in Europe or the United States and a fee of $50,000 if the Company enters into an agreement with certain specified companies.

Additionally, in 1998, the Company paid $52,000 to MPM for rental of office space and in June 1997, the Company paid $890,000 to MPM for services provided in connection with the preferred stock offering.

13. COMMITMENTS AND CONTINGENCIES

The Company leases its facilities and certain office furniture and equipment under operating leases. The Company's main facilities lease expires in August 2003. Future annual minimum payments under all non-cancelable operating leases are $489,000, $379,000, $315,000 and $184,000 in 2000, 2001, 2002 and 2003,
respectively. Rent expense was approximately $142,000, $326,000 and $442,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

The Company has entered into various agreements with a number of companies to provide services related to clinical trials and other activities. Generally, these agreements are cancelable with 30 days notice. Assuming all of these agreements are carried out to completion, they would require aggregate future payments of approximately $15.7 million.

                             THE MEDICINES COMPANY

                      (a company in the development stage)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. SUBSEQUENT EVENTS

On May 17, 2000, the Company issued 1,411,000 shares of Series IV Redeemable Convertible Preferred Stock for net proceeds of $6,095,520. In addition, on May 17, 2000, the convertible notes and accrued interest were converted into 4,535,366 shares of Series IV Redeemable Convertible Preferred Stock. The Series IV preferred stock carries terms and conditions similar to the Series I, II, III preferred stock. The Series IV preferred stock is convertible into common stock at a 1-for-0.73 conversion rate and automatically converts upon the closing of the sale of shares of common stock in an underwritten public offering. The Series IV Redeemable Convertible Preferred Stock issued on May 17, 2000 contained a beneficial conversion feature based on the estimated fair market value of the common stock into which it is convertible. In accordance with EITF 98-5, the total amount of such beneficial conversion is approximately $25,450,000. The beneficial conversion is analogous to a dividend and will be recognized in the period of issuance. In addition, in conjunction with the sale of the Series IV preferred stock, the Company received commitments of continued financial support totaling $15,238,800 from substantially all of its existing investors. Such commitments terminate in the event of a financing or collaboration agreement or combination thereof of $15,238,800 or more including an initial public offering of the Company, if any.

In May 2000, the Board of Directors approved an amendment to the 1998 Stock Incentive Plan to increase the number of shares available under the Plan to 4,368,259. In addition, the Board of Directors also approved the 2000 Employee Stock Purchase Plan which provides for the issuance of up to 255,500 shares of common stock to participating employees and the 2000 Director Stock Option Plan which provides for the issuance of up to 250,000 shares of common stock to the Company's directors. Both the 2000 Employee Stock Purchase Plan and the 2000 Director Stock Option Plan have received stockholder approval.

On June 29, 2000, the Company's Board of Directors approved a reverse stock split of 0.73 shares for every one share of common stock then outstanding. The reverse stock split became effective on August 4, 2000. The accompanying financial statements and footnotes have been restated to reflect the reverse stock split. In the period April 1, 2000 to July 31, 2000, the Company granted 1,541,315 stock options, with exercise prices ranging from $3.08 to $5.92, which were below the estimated fair market value of the common stock as of the date of the grant based on the estimated price of the Company's common stock in connection with the Company's planned initial public offering. The total deferred compensation associated with these options is approximately $13.4 million. The Company has recorded amortization expense for all deferred compensation of approximately $1.5 million for the nine months ended September 30, 2000. The Company expects to record amortization expense of approximately $2.0 million for the fourth quarter of fiscal 2000 and approximately $4.3 million, $4.0 million, $3.9 million and $1.5 million for the years ended 2001 through 2004, respectively.

                    [THIS PAGE IS INTENTIONALLY LEFT BLANK]

                          [THE MEDICINES COMPANY LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fees.

                                                              ---------
                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................  $ 19,982
NASD filing fee.............................................     8,493
Printing and engraving......................................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue sky fees and expenses (including legal fees)...........     *
Transfer agent fees.........................................     *
Miscellaneous...............................................     *
                                                              --------
          Total.............................................  $900,000
                                                              ========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers and corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, nay agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Set forth below in chronological order is a description of the Registrant's sales of unregistered securities since January 1, 1998. The sales made to investors were made in accordance with Section 4(2) or Regulation D of the Securities Act. Sales to all of our employees, directors and officers were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation provided under Rule 701.

In August 1998, we declared a stock dividend on all outstanding shares series A preferred stock and issued an additional 1,686 shares of series A preferred stock. The dividend covered the period from June 1, 1998 through August 31, 1998.

In August 1998, the holders of our series A preferred stock exchanged the shares of series A preferred stock and common stock issued to them as part of the transaction which occurred in 1996 and 1997 and the shares of series A preferred stock issued to them in connection with the dividends declared in 1997 and 1998 for shares of series I convertible preferred stock and series II convertible preferred stock. In connection with the exchanges, we issued an aggregate of 2,506,000 shares of series I preferred stock and 10,565,714 shares of series II preferred stock.

In August 1998, we issued an aggregate of 8,399,593 shares of series III convertible preferred stock for an aggregate purchase price of $36,286,241, or $4.32 per share, to investors, including Warburg, Pincus, Morgan Stanley, Hanseatic, Biotech Growth S.A., Alta Partners, Clive Meanwell and Peyton Marshall.

In July 1999, we issued a stock dividend on all outstanding shares of series I preferred stock, series II preferred stock and series III preferred stock. In connection with the dividend we issued 172,005 shares of series I preferred stock, 725,214 shares of series II preferred stock and 571,510 shares of series III preferred stock. The dividend covered the period from August 8, 1998 with respect to the series I and II preferred stock and August 12, 1998 with respect to the series III preferred stock, to July 31, 1999.

In October 1999, we issued 8% convertible promissory notes in the aggregate original principal amount of $6,000,000 to existing investors. In connection with the issuance of these notes, we also issued common stock purchase warrants to purchase 1,013,877 shares of common stock at a price of $5.92 per share at any time prior to October 19, 2004.

In March 2000, we issued 8% convertible promissory notes in the aggregate original principal amount of $13,348,779 to existing investors. In connection with the issuance of these notes, we also issued common stock purchase warrants to purchase 2,255,687 shares of common stock at a price of $5.92 per share at any time prior to March 2, 2005.

In May 2000, the outstanding principal amount of the notes issued in October 1999 and March 2000 and the accrued interest thereon were converted into an aggregate of 4,535,366 shares of our series IV convertible preferred stock.

In May 2000, we issued an aggregate of 1,411,000 shares of series IV convertible preferred stock for an aggregate purchase price of $6,095,520 to Warburg, Pincus, Biotech Growth S.A., Morgan Stanley, Alta Partners, PharmaBio and Hanseatic.


In July 2000, we issued a stock dividend on all outstanding shares of series I preferred stock, series II preferred stock, series III preferred stock and series IV preferred stock. In connection with the dividend we issued 187,458 shares of series I preferred stock, 790,358 shares of series II preferred stock, 629,530 shares of series III preferred stock and 84,394 shares of series IV preferred stock. The dividend covered the period from August 1, 1999 to July 31, 2000 with respect to the series I, II and III preferred stock and May 17, 2000 to July 31, 2000 with respect to the series IV preferred stock.



In August 2000, we issued a stock dividend on all outstanding shares of series I preferred stock, series II preferred stock, series III preferred stock and series IV preferred stock. In connection with the dividend we issued 5,572 shares of series I preferred stock, 23,491 shares of series II preferred stock, 18,711 shares of series III preferred stock and 11,726 shares of series IV preferred stock. The dividend covered the period from August 1, 2000 to August 11, 2000, the date of the closing of our initial public offering. On August 11, 2000, all outstanding shares of series I preferred stock, series II preferred stock, series III preferred stock and series IV preferred stock automatically converted into an aggregate of 22,381,735 shares of common stock upon the consummation of our initial public offering.


As of December 31, 2000, we had issued 798,512 shares of restricted common stock to employees. The shares were purchased for $0.001 per share. We have issued 229,565 shares of common stock upon the exercise of stock options at a weighted average exercise price of $1.25. In addition, options to purchase 3,212,112 shares of common stock were outstanding under our 1998 stock incentive plan and our 2000 outside director stock option plan.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


  NUMBER                              DESCRIPTION
-----------                           -----------
   1.1*       Form of Underwriting Agreement
   3.1***     Third Amended and Restated Certificate of Incorporation of
              the registrant
   3.2***     Amended and Restated By-laws of the registrant
   4.1***     Specimen certificate representing the Common Stock
   5.1*       Opinion of Hale and Dorr LLP
  10.1***     1998 Stock Incentive Plan
  10.2***     Form of 2000 Employee Stock Purchase Plan
  10.3***     Amended and Restated Registration Rights Agreement, dated as of August 12, 1998, as amended to date, by and among the
              registrant and the other parties set forth on the signature pages thereto
  10.4***     Third Amended and Restated Stockholders' Agreement, dated as of August 12, 1998, as amended to date, by and among the
              registrant and the other parties set forth on the signature pages thereto
 +10.5***     Chemilog Development and Supply Agreement, dated as of
              December 20, 1999, by and between the registrant and UCB
              Bioproducts S.A.
 +10.6***     License Agreement, dated as of June 6, 1990, by and between
              Biogen, Inc. and Health Research, Inc., as assigned to the registrant
 +10.7***     License Agreement dated March 21, 1997, by and between the registrant and Biogen, Inc.
 +10.8***     Development and Commercialization Agreement, dated August
              16, 1999, by and between the registrant and GyneLogix, Inc.
  10.9***     Consulting Agreement, dated December 1, 1998, by and between
              Innovex Inc. and the registrant
  10.10***    Alliance Agreement, dated August 1996, by and between the
              registrant and PharmaBio Development Inc., as amended
  10.11***    Services Agreement dated April 1, 2000 by and between the
              registrant and Stack Pharmaceuticals, Inc.
  10.12***    Employment agreement dated September 5, 1996 by and between the registrant and Clive Meanwell
  10.13***    Employment agreement dated March 10, 1997 by and between the registrant and John Villiger
  10.14***    Employment agreement dated September 29, 1998 by and between the registrant and John Nystrom
  10.15***    Employment agreement dated October 20, 1997 by and between the registrant and Peyton Marshall
  10.16***    Employment agreement dated March 30, 2000 by and between the registrant and David Stack
  10.17***    Lease for One Cambridge Center dated March 15, 1997 by and between Boston Properties, Inc. and the registrant, as
              amended
  10.18***    Form of Common Stock Purchase Warrant dated October 19, 1999
  10.19***    Form of Common Stock Purchase Warrant dated March 2, 2000
  10.20x      Form of 2000 Outside Director Stock Option Plan
  10.21***    Letter of Intent dated July 20, 2000 by and between Innovex
              Inc. and the registrant
++10.22**     Master Services Agreement effective as of November 17, 2000 between Innovex Inc. and the registrant
++10.23**     Sales Force Work Order #8475 effective as of November 17,
              2000 between Innovex Inc. and the registrant
  10.24****   Amendment No. 1 dated as of August 8, 2000 to the Services
              Agreement between the registrant and Stack Pharmaceuticals,
              Inc.
  10.25**     Employment Agreement dated as of April 1, 2000 by and
              between the registrant and Thomas P. Quinn, as amended
  10.26**     Employment Agreement dated October 16, 1997 by and between the registrant and John D. Richards
  10.27**     Lease for 5 Sylvan Way dated August 15, 2000 by and between the registrant and Mack-Cali Morris Realty L.L.C.
  21.1**      Subsidiaries of the registrant
  23.1        Consent of Ernst & Young LLP, Independent Auditors
  23.2*       Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**      Powers of Attorney


---------------
  + Confidential treatment was granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

  ++ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.


   x Supercedes previously filed exhibit to the registration statement on Form
     S-1 (registration No. 333-37404)


   * To be filed by amendment.


  ** Previously filed.



 *** Incorporated by reference from the exhibits to the registration statement on Form S-1 (registration no. 333-37404).



**** Incorporated by reference from the exhibits to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2000.


(b) Financial Statement Schedules.

None.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification to liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts, on this 26 day of January, 2001.


                                     THE MEDICINES COMPANY

                                     By: /s/ CLIVE A. MEANWELL
                                         ---------------------------------------
                                         Clive A. Meanwell
                                         Chief Executive Officer and President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on January 26, 2001:


                      SIGNATURE                                                TITLE(S)
                      ---------                                                --------

/s/ CLIVE A. MEANWELL                                  Chief Executive Officer and President (Principal
-----------------------------------------------------  Executive Officer)
Clive A. Meanwell

/s/ PEYTON J. MARSHALL                                 Chief Financial Officer (Principal Financial and
-----------------------------------------------------  Accounting Officer)
Peyton J. Marshall

*                                                      Director
-----------------------------------------------------
Leonard Bell

*                                                      Director
-----------------------------------------------------
Dennis B. Gillings

                                                       Director
-----------------------------------------------------
Anders D. Hove

*                                                      Director
-----------------------------------------------------
M. Fazle Husain

*                                                      Director
-----------------------------------------------------
T. Scott Johnson

*                                                      Director
-----------------------------------------------------
Armin M. Kessler

*                                                      Director
-----------------------------------------------------
Nicholas J. Lowcock

*                                                      Director
-----------------------------------------------------
James E. Thomas


     *By: /s/ PEYTON J. MARSHALL

          -------------------------------------------------------

          Peyton J. Marshall, Attorney-in-fact

                                 EXHIBIT INDEX


  NUMBER                              DESCRIPTION
-----------                           -----------
   1.1*       Form of Underwriting Agreement
   3.1***     Third Amended and Restated Certificate of Incorporation of
              the registrant
   3.2***     Amended and Restated By-laws of the registrant
   4.1***     Specimen certificate representing the Common Stock
   5.1*       Opinion of Hale and Dorr LLP
  10.1***     1998 Stock Incentive Plan
  10.2***     Form of 2000 Employee Stock Purchase Plan
  10.3***     Amended and Restated Registration Rights Agreement, dated as of August 12, 1998, as amended to date, by and among the
              registrant and the other parties set forth on the signature pages thereto
  10.4***     Third Amended and Restated Stockholders' Agreement, dated as of August 12, 1998, as amended to date, by and among the
              registrant and the other parties set forth on the signature pages thereto
 +10.5***     Chemilog Development and Supply Agreement, dated as of
              December 20, 1999, by and between the registrant and UCB
              Bioproducts S.A.
 +10.6***     License Agreement, dated as of June 6, 1990, by and between
              Biogen, Inc. and Health Research, Inc., as assigned to the registrant
 +10.7***     License Agreement dated March 21, 1997, by and between the registrant and Biogen, Inc.
 +10.8***     Development and Commercialization Agreement, dated August
              16, 1999, by and between the registrant and GyneLogix, Inc.
  10.9***     Consulting Agreement, dated December 1, 1998, by and between
              Innovex Inc. and the registrant
  10.10***    Alliance Agreement, dated August 1996, by and between the
              registrant and PharmaBio Development Inc., as amended
  10.11***    Services Agreement dated April 1, 2000 by and between the
              registrant and Stack Pharmaceuticals, Inc.
  10.12***    Employment agreement dated September 5, 1996 by and between the registrant and Clive Meanwell
  10.13***    Employment agreement dated March 10, 1997 by and between the registrant and John Villiger
  10.14***    Employment agreement dated September 29, 1998 by and between the registrant and John Nystrom
  10.15***    Employment agreement dated October 20, 1997 by and between the registrant and Peyton Marshall
  10.16***    Employment agreement dated March 30, 2000 by and between the registrant and David Stack
  10.17***    Lease for One Cambridge Center dated March 15, 1997 by and between Boston Properties, Inc. and the registrant, as
              amended
  10.18***    Form of Common Stock Purchase Warrant dated October 19, 1999
  10.19***    Form of Common Stock Purchase Warrant dated March 2, 2000
  10.20x      Form of 2000 Outside Director Stock Option Plan
  10.21***    Letter of Intent dated July 20, 2000 by and between Innovex
              Inc. and the registrant
++10.22**     Master Services Agreement effective as of November 17, 2000 between Innovex Inc. and the registrant
++10.23**     Sales Force Work Order #8475 effective as of November 17,
              2000 between Innovex Inc. and the registrant
  10.24****   Amendment No. 1 dated as of August 8, 2000 to the Services
              Agreement between the registrant and Stack Pharmaceuticals,
              Inc.
  10.25**     Employment Agreement dated as of April 1, 2000 by and
              between the registrant and Thomas P. Quinn, as amended
  10.26**     Employment Agreement dated October 16, 1997 by and between the registrant and John D. Richards
  10.27**     Lease for 5 Sylvan Way dated August 15, 2000, by and between the registrant and Mack-Cali Morris Realty L.L.C.
  21.1**      Subsidiaries of the registrant
  23.1        Consent of Ernst & Young LLP, Independent Auditors
  23.2*       Consent of Hale and Dorr LLP (included in Exhibit 5.1)
  24.1**      Powers of Attorney


---------------
   + Confidential treatment was granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

  ++ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.


   x Supercedes previously filed exhibit to the registration statement on Form
     S-1 (registration No. 333-37404)


   * To be filed by amendment.


  ** Previously filed.



 *** Incorporated by reference from the exhibits to the registration statement on Form S-1 (registration no. 333-37404).



**** Incorporated by reference from the exhibits to the registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2000.